[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Version

Exhibit 10.2
CREDIT AGREEMENT

by and among

IPASS INC.,
A DELAWARE CORPORATION AND
IPASS IP LLC,
A DELAWARE LIMITED LIABILITY COMPANY
(immediately following the consummation of the SPV Joinder)

as Co-Borrowers,

and

FORTRESS CREDIT CORP.,

as Lender

TOTAL COMMITMENT - $20,000,000.00

June 14, 2018

TABLE OF CONTENTS
Page
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS    1
Section 1.01.Defined Terms    1
Section 1.02.Accounting Terms    21
Section 1.03.Rounding    21
ARTICLE II. LOANS AND TERMS OF PAYMENT    21
Section 2.01.Term Loan    21
Section 2.02.Interest; Fees; Payments    26
Section 2.03.Taxes    27
Section 2.04.Special LIBOR Provisions    28
ARTICLE III. CONDITIONS OF INITIAL TERM LOANS    29
Section 3.01.Initial Term Loan A.    29
Section 3.02.Initial Term Loan B.    31
ARTICLE IV. WARRANT    32
Section 4.01.Warrant to Purchase Shares    32
ARTICLE V. COLLATERAL    33
Section 5.01.Security Interest in Collateral    33
ARTICLE VI. REPRESENTATIONS AND WARRANTIES    33
Section 6.01.Existence, Qualification and Power    33
Section 6.02.Authorization; No Contravention    33
Section 6.03.Governmental Authorization; Other Consents    33
Section 6.04.Binding Effect    33
Section 6.05.Financial Statements; No Material Adverse Effect    33
Section 6.06.Litigation    34
Section 6.07.No Default    34
Section 6.08.Ownership of Property; Liens    34
Section 6.09.Environmental Compliance    34
Section 6.10.Insurance    34
Section 6.11.Taxes    34
Section 6.12.ERISA Compliance    35
Section 6.13.Subsidiaries; Equity Interests    35
Section 6.14.Margin Regulations; Investment Company Act    36
Section 6.15.Disclosure    36
Section 6.16.Compliance with Laws    36
Section 6.17.Intellectual Property    36
Section 6.18.Rights in Collateral; Priority of Liens    37
Section 6.19.Solvency    37
Section 6.20.Business Locations; Taxpayer Identification Number    37
Section 6.21.Collateral    38
Section 6.22.Patriot Act; Sanctions; Export Controls; FCPA    38
ARTICLE VII. AFFIRMATIVE COVENANTS    39
Section 7.01.Compliance with Laws    39
Section 7.02.Financial Statements    39
Section 7.03.Certificates; Other Information    40
Section 7.04.Notices    41
Section 7.05.Payment of Obligations    42
Section 7.06.Books and Records    42
Section 7.07.Inspection Rights    42
Section 7.08.Litigation Cooperation    42
Section 7.09.Use of Proceeds    42
Section 7.10.Preservation of Existence, Etc    43
Section 7.11.Maintenance of Properties    43
Section 7.12.Formation or Acquisition of Subsidiaries    43
Section 7.13.Insurance    43
Section 7.14.Further Assurances    43
Section 7.15.SPE Compliance    44
Section 7.16.Post-Closing Obligations    44
Section 7.17.Financial Covenants    44
Section 7.18.Assigned Patents and Assigned Patent Rights    45
Section 7.19.Sale of Equity Interests    46
ARTICLE VIII. NEGATIVE COVENANTS    46
Section 8.01.Dispositions    46
Section 8.02.Changes in Business, Management, Ownership, or Business Locations    46
Section 8.03.Mergers or Acquisitions    46
Section 8.04.Liens    46
Section 8.05.Distributions; Investments    47
Section 8.06.Transactions with Affiliates    47
Section 8.07.Limitation on Negative Pledges    47
Section 8.08.Compliance    47
Section 8.09.Indebtedness    47
Section 8.10.Amendments to Organization Documents, Patent Assignment Agreement or Patent License Agreement    47
Section 8.11.Sanctions    48
Section 8.12.Patent Development and Enhancement    48
Section 8.13.Trade Payables.    48
ARTICLE IX. EVENTS OF DEFAULT    48
Section 9.01.Payment Default    48
Section 9.02.Representations and Warranties    48
Section 9.03.Specific Covenants    48
Section 9.04.Other Defaults    48
Section 9.05.Cross-Default    49
Section 9.06.Restraint on business    49
Section 9.07.Asset Seizure    49
Section 9.08.Insolvency Proceedings    49
Section 9.09.Inability to Pay Debts    49
Section 9.10.Judgments    49
Section 9.11.Change of Control    50
Section 9.12.ERISA    50
Section 9.13.Invalidity of Loan Documents    50
Section 9.14.Intellectual Property    50
ARTICLE X. LENDER’S RIGHTS AND REMEDIES    50
Section 10.01.Rights and Remedies    50
Section 10.02.Power of Attorney    54
Section 10.03.Protective Payments    54
Section 10.04.Application of Payments and Proceeds Upon Default    54
Section 10.05.No Waiver; Remedies Cumulative    54
ARTICLE XI. NOTICES    55
ARTICLE XII. GOVERNING LAW, SUBMISSION TO JURISDICTION, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE    56
Section 12.01.Governing Law; Submission to Jurisdiction    56
Section 12.02.Jury Trial Waiver    56
Section 12.03.Additional Waivers in the Event of Enforcement    56
ARTICLE XIII. GENERAL PROVISIONS    57
Section 13.01.Successors and Assigns    57
Section 13.02.Costs and Expenses; Indemnification    57
Section 13.03.Time of Essence    58
Section 13.04.Severability of Provisions    58
Section 13.05.Amendments in Writing; Waiver; Integration    58
Section 13.06.Counterparts    59
Section 13.07.Survival    59
Section 13.08.Affiliate Activities    59
Section 13.09.Electronic Execution of Documents    59
Section 13.10.Register    59
Section 13.11.Participant Register    59
Section 13.12.Captions    60
Section 13.13.Construction of Agreement    60
Section 13.14.Relationship    60
Section 13.15.Third Parties    60
Section 13.16.Payments Set Aside    60
Section 13.17.Right of Setoff    60
Section 13.18.Interest Rate Limitation    61
Section 13.19.Securitization of Loans; Appointment of Agent    61

DISCLOSURE SCHEDULES
Schedule 1.1:    Collateral
Schedule 1.1(a):    Permitted Indebtedness
Schedule 6.03:    Governmental Authorization; Other Consents
Schedule 6.05:    Financial Statements; No Material Adverse Effect
Schedule 6.13:    Subsidiaries; Equity Interests
Schedule 6.17:    Intellectual Property
Schedule 6.20:    Business Locations; Taxpayer Identification Number
EXHIBITS
Exhibit A:    Compliance Certificate
Exhibit B:    Guaranty
Exhibit C:    Patent Assignment Agreement
Exhibit D:    Patent License Agreement
Exhibit E:    Perfection Certificate
Exhibit F:    Warrant
Exhibit G:    Pledge Agreement
Exhibit H:    Security Agreement
Exhibit I:    Conduct of Business Provisions
Exhibit J:    SPV Joinder

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) entered into as of June 14, 2018, between Fortress Credit Corp., a Delaware corporation (“Lender”) and iPass Inc., a Delaware corporation (“Parent” and together with each other Person that becomes a Borrower hereunder, including, for the avoidance of doubt, iPass IP LLC, a Delaware limited liability company (“iPass SPV”) upon the consummation of the SPV Joinder, each a “Borrower” and collectively, the “Borrowers”).
WITNESSETH
WHEREAS, Borrowers have requested that Lender (a) extend credit in the form of the Initial Term Loan (as defined herein) in an aggregate principal amount not to exceed $10,000,000 (the “Initial Term Loan Commitment”), of which (x) $4,000,000 shall be extended on the Closing Date as the Initial Term Loan A and (y) $6,000,000 of which shall be extended on the date the SPV Joinder is consummated as the Initial Term Loan B and (b) agree to extend credit in the form of the Delayed Draw Term Loan (as defined herein) in an aggregate principal amount not to exceed $10,000,000 or such lesser amount as Lender shall approve in its sole discretion (the “Delayed Draw Term Loan Commitment” and, together with the Initial Term Loan Commitment, the “Term Loan Commitment”).
NOW THEREFORE, in consideration of the premises and mutual agreements and subject to the terms and conditions set forth herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I.DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.
“Affiliate” means, as applied to any Person (the “Specified Person”), any other Person directly or indirectly controlling, controlled by, or under common control with, the Specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Specified Person, whether through the ownership of voting securities or by contract or otherwise.
“Agreement” is defined in the preamble.
“Applicable Prepayment Premium” means as of any date of determination an amount equal to (A) during the period from and after the Closing Date up to and including the date that is the first anniversary of the Closing Date, 5.0% times the principal balance of the Obligations being prepaid on such date, (B) during the period from and after the date that is the first day after the first anniversary of the Closing Date up to and including the date that is the second anniversary of the Closing Date, [***] times the amount of the principal balance of the Obligations being prepaid on such date, and (C) during the period from and after the date that is the first day after the second anniversary of the Closing Date up to and including the date that is the third anniversary of the Closing Date, [***] times the amount of the principal balance of the Obligations being prepaid on such date.
“Asset Disposition” mean any Transfer pursuant to Section 8.01 (other than Section 8.01(b), (c), (f) or (g)) or to the extent not permitted hereunder.
“Assigned Patent Rights” means all of the following, whether now owned or hereafter acquired or arising:
(a)    all Assigned Patents;
(b)    all patents and patent applications: (i) to which any of the Assigned Patents directly or indirectly claims priority; or (ii) for which any of the Assigned Patents directly or indirectly forms a basis for priority;
(c)    all reissues, reexaminations, extensions, renewals, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, and divisionals of any item in any of the foregoing categories (a) and (b);
(d)    all foreign patents, patent applications, and counterparts relating to any item in any of the foregoing categories (a) through (c), including certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances;
(e)    all items in any of the foregoing in categories (b) through (d), whether or not expressly listed on the Disclosure Schedule and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like;
(f)    inventions, invention disclosures, and discoveries described in any of the Assigned Patents or any item in the foregoing categories (b) through (e) that: (i) are included in any claim in the Assigned Patents or any item in the foregoing categories (b) through (e); (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the Assigned Patents or any item in the foregoing categories (b) through (e); or (iii) could have been included as a claim in any of the Assigned Patents or any item in the foregoing categories (b) through (e);
(g)    all rights to apply in any or all countries of the world for Patents or other governmental grants or issuances of any type related to any item in any of the foregoing categories (a) through (f), including under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;
(h)    all Assigned Trade Secrets;
(i)    all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Assigned Patents or Assigned Trade Secrets or any item in any of the foregoing categories (b) through (g), including all causes of action and other enforcement rights for (i) damages; (ii) injunctive relief, and (iii) any other remedies of any kind for past, current, and future infringement, misappropriation or other violation; and
(j)    all rights to collect income, royalties, damages and other payments due or payable under or with respect to any of the Assigned Patents or Assigned Trade Secrets or any item in any of the foregoing categories (b) through (h).
“Assigned Patents” means all Patents issued to, or for which applications are pending in the name of, Parent or any Subsidiary, and (a) assigned to iPass SPV in accordance with the Patent Assignment Agreement, including the Patents described on Section 6.17 of the Disclosure Schedule or (b) that are hereafter acquired by, or filed in the name of, Parent or any Subsidiary, including Patents that are the subject of Section 7.18.
“Assigned Trade Secrets” means all Trade Secrets (a) owned by Parent or any Subsidiary and assigned to iPass SPV in accordance with the Patent Assignment Agreement or (b) that are hereafter acquired by Parent or any Subsidiary that are the subject of Section 7.18.
“Base Rate” means for any day (a) 11.00% plus (b) the greatest of (i) the Federal Funds Rate plus 0.5%, (ii) the Prime Rate, (iii) the sum of LIBO Rate in effect immediately prior to the LIBO Rate becoming unavailable plus 1.00% and (iv) 2.00%.
“Base Rate Loan” means any Term Loan at any time which it bears interest at or by reference to the Base Rate in accordance with the term hereof.
“Board Observation Rights Letter” means that certain board observation rights letter delivered by the Parent to the Lender on the Closing Date.
“Borrower” is defined in the preamble.
“Borrower Operating Agreement” means the Operating Agreement of iPass SPV, a Delaware limited liability company, between Parent and the Members party thereto.
“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks are authorized to close under the Laws of the State of New York.
“Business Combination” means the merger, combination or consolidation of Parent or any of its Subsidiaries with or into any Person or the sale of all or substantially all of the assets, stock or other evidence of beneficial ownership of Parent or any of its Subsidiaries.
“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.
“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having [***] of this definition.
“CFC” means a “controlled foreign corporation” within the meaning of Code Section 957(a).
“Change in Law” means the occurrence of any of the following: (a) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Lender on such date, or (b) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (c) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines; provided however that for purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted, issued, implemented, or promulgated, whether before or after the date hereof and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, implemented, or promulgated, whether before or after the date hereof.
“Change of Control” means the occurrence of any of (i) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of Parent, by contract or otherwise) of in excess of 35% of the Equity Interests of Parent, (ii) the Parent or any Subsidiary thereof sells or transfers all or any substantial portion of its assets to another Person, (iii) (x) any Loan Party other than Parent or iPass SPV ceases to be, directly or indirectly, a wholly-owned Subsidiary of Parent or (y) iPass SPV ceases to be an at least 99.8%-owned Subsidiary of Parent, (iv) the execution by Parent of an agreement to which Parent is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iii) herein (v) the Parent no longer being a publicly traded company listed on NASDAQ (or similar exchange, which shall include, for the avoidance of doubt, any Over-the-Counter (OTC) exchange or a listing on the “pink sheets”), (vi) a “change of control” under any Indebtedness (other than the Loans) of Parent or any of its Subsidiaries or (vii) [***] unless in any of case (x), (y) or (z) of this subsection (vii), no later than ninety (90) days after such event (or such longer period as agreed to by Lender in its sole discretion), Parent shall have retained a replacement officer in place of such individual, which such replacement officer is reasonably acceptable to Lender.
“Closing Date” means June 14, 2018.
“Code” means the means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means (a) all of the Collateral as defined on “Schedule 1.1 - Collateral” attached hereto; (b) all products, proceeds, rents and profits of the foregoing; (c) all of each Loan Party’s books and records related to any of the foregoing; and (d) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which any Loan Party now has or hereafter acquires any rights.
“Common Stock” means the common stock, $0.001 par value per share, of the Parent as constituted on the date hereof and any capital stock into which such common stock shall be exchanged or any capital stock resulting from any reclassification of such common stock.
“Compliance Certificate” means a certificate in the form attached hereto as Exhibit A.
“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise (including all copyrights in software), (b) all registrations and applications for registration of copyright in the United States or any other country, including registrations, renewals and pending applications for registration, (c) all income, royalties, damages and other payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or other violations, and (d) the right to sue for past, present and future infringement or other violation thereof.
“Debtor Relief Law” means (i) the Bankruptcy Code of the United States, and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, the making of a determination or any combination of the foregoing, would be, or would reasonably be expected to become, an Event of Default.
“Default Rate” means the LIBOR Interest Rate or Base Rate, as applicable, plus 400 basis points.
“Delayed Draw Term Loan” means a loan made by Lender pursuant to Section 2.01(a)(iii).
“Delayed Draw Term Loan Commitment” is defined in the preamble.
“Delayed Draw Term Loan Commitment Termination Date” has the meaning given to that term in Section 2.01(a)(iii)(A).
“Designated Jurisdiction” has the meaning given to that term in Section 6.22.
“Disclosure Schedule” means the Disclosure Letter delivered to the Lender on the date hereof on Parent’s letterhead, certified by a Responsible Officer that such Disclosure Letter is the “Disclosure Schedule” delivered pursuant to this Agreement, which Disclosure Letter shall not be amended, modified or supplemented except as explicitly permitted by this Agreement.
“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) (a) require the payment of any cash dividends, (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 365 days after the Maturity Date at such time of any then outstanding Term Loan or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness other than Permitted Indebtedness; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Parent or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such entity in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Dollars,” “dollars” or use of the sign means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Domestic Subsidiary” means a Subsidiary of Parent organized under the laws of the United States, any state, territory or province thereof; provided that no Person that is a direct or indirect Subsidiary of a Foreign Subsidiary shall be a Domestic Subsidiary.
“End of Term Fee” means an end of term fee equal to 5.0% of the principal amount of the Term Loans and any other loans advanced hereunder.
“Environmental Laws” means any and all current or future Laws, or any other requirements of Governmental Authorities relating to (a) environmental matters, or (b) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Parent or any of its Subsidiaries or any facility owned, leased or operated by Parent or any of its Subsidiaries.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities convertible into or exchangeable for shares of capital stock (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent or the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Parent, the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Parent, the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent, the Borrower or any ERISA Affiliate.
“Event of Default” is defined in Article IX.
“Export Control Regulations” shall mean the Export Administration Act, the Arms Export Control Act, the Export Administration Regulations and the International Traffic in Arms Regulations, each as amended from time to time, and any similar law applicable to the operations or activities of Parent or any Subsidiary in any jurisdiction.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Excluded Subsidiary” shall mean each of [***].
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender (including any successor to Lender or to the rights of Lender under this Agreement) as a result of Lender designating a new lending office or assigning its interests or rights under this Agreement, except, in each case, to the extent Lender was entitled, as the time of designation or assignment became effective, to receive additional amounts under Section 2.03; (c) Taxes attributable to Lender’s failure to comply with Section 2.03(e): and (d) any U.S. federal withholding Taxes imposed under the Foreign Account Tax Compliance Act (“FATCA”) as a result of Lender not being in compliance with FATCA or Lender failing to provide Borrower with all forms reasonably requested by Borrower establishing an exemption from U.S. federal withholding Taxes imposed under FATCA.
“FCPA” shall mean the Foreign Corrupt Practices Act of 1977 (as amended from time to time).
“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Gross Revenue” means the gross revenue of Parent and its Subsidiaries in accordance with GAAP as of the last day of any trailing four-quarter period.
“Guarantor” means any Person that executes and delivers a Guaranty, or becomes a party to a Guaranty by joinder or otherwise.
“Guaranty” means a Guaranty and Suretyship Agreement by Parent and the other Guarantors substantially in the form attached hereto as Exhibit B individually or collectively, as the case may be.
“Hazardous Materials” means all flammable explosives, radioactive materials, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Contract” means any rate or currency swap, cap or collar agreement or any other agreement designed to hedge risk with respect to interest rate or currency fluctuations, whether or not pursuant to a master agreement.
“Indebtedness” means, as applied to any Person, means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than any trade payable or other account payable incurred in the ordinary course of such Person’s business and not outstanding for more than ninety (90) days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made (excluding surety bonds, performance bonds, bid bonds and similar obligations); (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities (other than to the extent undrawn or cash collateralized); (g) all obligations and liabilities, calculated on a basis satisfactory to the Lender and in accordance with accepted practice, of such Person under Hedging Contracts; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all surety bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations; (j) all Contingent Obligations; (k) all Disqualified Equity Interests; and (l) all obligations referred to in clauses (a) through (k) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person's ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (l) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith.
“Indemnitee” is defined in Section 13.02(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Initial Term Loan” means the Initial Term Loan A and the Initial Term Loan B.
“Initial Term Loan A” means a loan made by Lender pursuant to Section 2.01(a)(i).
“Initial Term Loan B” means a loan made by Lender pursuant to Section 2.01(a)(ii).
“Initial Term Loan Commitment” is defined in the preamble.
“Insolvency Proceeding” means any proceeding under any Debtor Relief Law.
“Intellectual Property” means all Copyrights, Patents, Trademarks and Trade Secrets.
“Interest Period” means any period commencing on the 1st day of a calendar month and ending on the 1st day of the following month.
“Inventory” is all “inventory” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Loan Party’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” means (a) any beneficial ownership interest in any Person (including Equity Interests and other securities), (b) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts Receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (c) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (d) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to any Person, the actual knowledge of executive officers (as defined in Rule 405 under the Securities Act) of such Person, after due inquiry.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” is defined in the preamble.
“Lender Expenses” means all fees and costs and expenses (including attorneys’ fees and audit fees and expenses) incurred by Lender for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents and Transaction Documents (including those incurred in connection with appeals, workouts, restructuring or Insolvency Proceedings) or otherwise incurred by Lender in its capacity as such.
“Liabilities” is defined in Section 7.20(a).
“LIBO Rate” means for an Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Lender at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Lender for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of any Term Loan.
“LIBO Rate Loan” means any Term Loan at any time which it bears interest at or by reference to the LIBO Rate in accordance with the term hereof.
“LIBOR Index Rate” means, for any Interest Period, the offered rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period of one month, which appears in the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) and obtained through a nationally recognized service such as the Dow Jones Market Service (Telerate) or Reuters (or on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Lender in its sole discretion), or a comparable or successor rate that has been approved by the Lender, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“LIBOR Interest Rate” means the sum of (a) the greater of (i) the LIBO Rate or (ii) 1.00%, plus (b) 11.00% per annum. Notwithstanding the foregoing, if any Term Loan becomes a Base Rate Loan, the Interest Rate shall be calculated by reference to the Base Rate.
“Licenses” shall mean all licenses and any other agreement granting any right (or under which any Person agrees to refrain from exercising any right, including any covenant not to sue) with respect to any Intellectual Property (whether a Person is the grantor or grantee thereunder).
“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance or security or preferential arrangement of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give any security interest, and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security).
“Loan Documents” means this Agreement, the Disclosure Letter, the Board Observation Rights Letter, the Notes, the Warrant, the Perfection Certificate, each Guaranty, the Security Documents, the Patent Assignment Agreement, the Patent License Agreement, any other present or future agreement by a Loan Party for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.
“Loan Parties” means, collectively, (a) Parent, (b) upon the consummation of the SPV Joinder, iPass SPV, and (c) each Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, prospects, properties or financial condition of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under the Loan Document to which it is a party; (c) a material impairment in the perfection or priority of Lender’s Lien in the Collateral; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party (as represented in, and subject to the qualifications contained in, Section 6.04).
“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.
“Material Intellectual Property” means all (a) Assigned Patents, and (b) other Intellectual Property owned or exclusively licensed by Borrower, Parent or any Subsidiary of Parent that is material to the business of Parent or any Subsidiary.
“Maturity Date” means June 14, 2022.
“Monthly Amortization Payment” means a payment of principal of the Term Loans in an amount equal to (x) the then-outstanding principal amount (including any PIK Interest) divided by (y) the number of months left until the Maturity Date. The Monthly Amortization Payment shall be calculated by the Borrower, and provided to the Lender for review, initially prior to the first such payment and recalculated following any prepayment of the Term Loans and/or incurrence of any Delayed Draw Term Loans.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Parent, the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means:
(a)    with respect to any Asset Disposition or any insurance or condemnation award, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or condemnation awards or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when cash is actually received) received by Parent or any Subsidiary pursuant to any such Asset Disposition or insurance proceeds or condemnation award net of (i) the direct costs relating to such Asset Disposition (including sales commissions and legal, accounting and investment banking fees), (ii) net income taxes paid as a result thereof (after taking into account any tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to any such Asset Disposition (other than the Term Loans) or required to be paid to parties (other than Affiliates of any Loan Party) having superior rights to the proceeds of any such Asset Disposition to the extent such superior rights are permitted hereunder; and
(b)    with respect to any issuance of Indebtedness (excluding Permitted Indebtedness), the aggregate cash proceeds received by Parent or any of its Subsidiaries pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees and any related tax, legal and accounting fees).
“Network Access Costs” means all amounts paid to network access providers for the usage of their networks by the Parent and its Subsidiaries for any calculation period as of the last day of any trailing four-quarter period.
“Note” means a promissory note made by Borrowers in favor of Lender evidencing the Initial Term Loan or any Delayed Draw Term Loan.
“Obligations” means all Indebtedness and other obligations (including expense reimbursement and indemnification) of each Loan Party under the Loan Documents (other than the Warrant) whether for principal, interest, fees, expenses, prepayment premiums, any Applicable Prepayment Premium, the End of Term Fee, the Structuring Fee, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest that accrues (a) in an Event of Default or (b) after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in such Insolvency Proceeding.
“OFAC” is defined in Section 6.22.
“Operating Expenses” means the sum of network operations expenses, research and development expenses, sales and marketing expenses and general and administrative expenses of Parent and its Subsidiaries.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement ; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any rights under any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document
“Parent” is defined in the Preamble.
“Patent Assignment Agreement” means the agreement providing for the assignment of the Assigned Patent Rights by the Loan Parties (other than iPass SPV) in favor of iPass SPV in the form attached hereto as Exhibit C.
“Patent License Agreement” means a non-exclusive license agreement by and between the Loan Parties (other than iPass SPV), as licensees, and iPass SPV, as licensor, in the form attached hereto as Exhibit D.
“Patents” means all of the following: (a) all letters patent of the United States or the equivalent thereof in any other country, and all applications for letters patent of the United States or the equivalent thereof in any other country, including certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances, and the right to make application for any of the foregoing, (b) all reissues, reexaminations, extensions, renewals continuations, continuations in part and divisionals thereof, (c) the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein, (d) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future infringements or other violations, and (e) the right to sue for past, present and future infringement or other violation thereof.
“Patriot Act” shall mean the USA PATRIOT Act, Pub. L. 107-56 (signed into law October 26, 2001), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Parent, the Borrower or any ERISA Affiliate or to which Parent, the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Perfection Certificate” means the perfection certificate in the form attached hereto as Exhibit E.
“Permitted Indebtedness” means:
(i)    the Obligations;
(ii)    Indebtedness existing on the Closing Date disclosed to the Lender in writing in Schedule 1.1(a) of the Disclosure Schedule;
(iii)    Capital Lease Obligations or purchase money indebtedness relating to the acquisition of equipment by Parent or its Subsidiaries (other than iPass SPV) in an aggregate amount not to exceed $100,000 at any time outstanding;
(iv)    Indebtedness consisting of the financing of insurance premiums for policies of which the Borrowers and/or their Subsidiaries (including any Excluded Subsidiaries) are the sole beneficiaries, in the ordinary course of business consistent with past practices;
(v)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(vi)    Indebtedness consisting of corporate credit cards and obligations owing to providers of cash management services in connection with such cash management services in an aggregate amount not to exceed [***] at any time outstanding;
(vii)    Indebtedness of any Person that is acquired or merged with or into or consolidated with the Parent or any of its Subsidiaries other than iPass SPV (and not created in anticipation or contemplation thereof) and existing on the date of such acquisition, merger or consolidation, provided that such Indebtedness shall not exceed in the aggregate [***] at any time outstanding;
(viii)    Indebtedness owing to sureties arising from bid, performance or surety bonds or letters of credit supporting such bid, performance or surety obligations issued on behalf of Parent as support for, among other things, contracts with customers;
(ix)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $50,000;
(x)    Indebtedness of Parent and any of its Domestic Subsidiaries (other than Borrower) in an aggregate principal amount not to exceed [***];
(xi)    obligations under the Warrant;
(xii)    any trade payable and other account payable that remains outstanding for more than ninety (90) days after the date such payable was created; provided that, any such trade payable or other account payable shall not remain outstanding for more than ninety (90) days after the date such payable is due; and
(xiii)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (x) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Parent or its Subsidiary, as the case may be.
“Permitted Investments” means:
(i)    Investments (including Investments in Subsidiaries) existing on the Closing Date and set forth on the Disclosure Schedules;
(ii)    Investments consisting of Cash Equivalents;
(iii)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business for Parent or its Subsidiaries (other than iPass SPV);
(iv)    Investments consisting of deposit accounts in which Lender has a perfected security interest to the extent required hereunder;
(v)    Investments (i) in the form of common equity by Parent in iPass SPV, (ii) by Loan Parties in Subsidiaries that are not Guarantors not to exceed [***] in the aggregate at any one time; (iii) by Parent in Subsidiaries that are Guarantors; (iii) by Subsidiaries that are Guarantors in other Guarantors; and (iv) by Subsidiaries that are not Guarantors in other Subsidiaries;
(vi)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and in an aggregate amount not to exceed [***] at any one time and (ii) cashless loans to employees, officers or directors relating to the purchase of equity securities of Parent pursuant to employee stock purchase plans or agreements approved by Parent’s Board of Directors;
(vii)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers or in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(viii)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided, that this paragraph (viii) shall not apply to Investments of any Loan Party in any Subsidiary;
(ix)    Investments accepted in connection with or resulting from permitted dispositions of assets;
(x)    repurchases or redemptions of Equity Interests of Parent permitted under Section 8.05; and
(xi)    acquisitions by Parent or a Subsidiary (other than iPass SPV) of a substantial portion of the assets, business or Equity Interests of another Person where (w) total consideration including cash and the value of any non-cash consideration (but excluding up to [***] of such consideration funded in the form of Equity Interests of Parent or funded with the proceeds from the issuance of Equity Interests of the Parent, in each case, other than with Disqualified Equity Interests) for all such transactions does not exceed [***] in the aggregate, (x) no Default or Event of Default has occurred and is continuing or would exist immediately after giving effect to any such transaction, (y) in the case of a merger, Parent or such Subsidiary, as the case may be, is the surviving legal entity, and (z) the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 7.17.
“Permitted Liens” means:
(i)    Liens granted to the Lender to secure the Obligations;
(ii)    non-exclusive licenses of intellectual property of Parent and its Subsidiaries;
(iii)    Liens existing on the Closing Date and set forth on the Disclosure Schedules;
(iv)    Liens for taxes, fees, assessments or other government charges or levies, either (a) not due and payable or (b) being contested in good faith and for which Parent maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Code;
(v)    purchase money Liens (a) on equipment acquired or held by Parent or its Subsidiaries incurred for financing the acquisition of the equipment securing no more than [***] in the
(vi)     aggregate amount outstanding, or (b) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;
(vi)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory or equipment, securing liabilities in the aggregate amount not to exceed [***] and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(vii)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;
(viii)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (i) through (vi), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(ix)    leases or subleases of real property granted in the ordinary course of the Parent’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than intellectual property) granted in the ordinary course of the Parent’s business (or, if referring to another Person, in the ordinary course of such Person’s business);
(x)    the Patent License Agreement;
(xi)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 9.08;
(xiii)    Liens in favor of other financial institutions arising in connection with deposit and/or securities accounts held at such institutions;
(xiv)    deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business;
(xv)    easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances or minor title deficiencies incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of business;
(xvi)    any interest or title of a lessor under any (i) operating lease entered into by Parent or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased, or (ii) real property lease pertaining to the lessor’s interest in or title to any fixtures under such lease terms;
(xvii)    deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;
(xviii)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;
(xix)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(xx)    Liens on assets of Foreign Subsidiaries securing Indebtedness otherwise permitted pursuant to clause (ix) of the definition of Permitted Indebtedness;
(xxii)    the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and
(xxiii)    Liens not otherwise permitted hereunder securing obligations other than borrowed money so long as neither (a) the aggregate outstanding principal amount of the obligations secured thereby nor (b) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $250,000 at any one time.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“PIK Interest” is defined in Section 2.02(a)(ii).
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Parent, the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Pledge Agreement” means any Pledge Agreement in the form attached hereto as Exhibit G.
“Prime Rate” means the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Lender) or any similar release by the Federal Reserve Board (as reasonably determined by the Lender).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, representatives investors and potential investors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Responsible Officer” means any of the Chief Executive Officer, President, Chief Financial Officer or Vice President of Finance of Parent, iPass SPV or, as applicable, a Guarantor.
“Reviewed Financial Statements” means the reviewed consolidated balance sheet of Parent and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Parent and its Subsidiaries, including the notes thereto.
“SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
“Securitization” is defined in Section 13.19.
“Securitization Parties” is defined in Section 13.19.
“Security Agreement” means the Security Agreement dated as of the date hereof by and among the Lender and the Loan Parties, in the form attached hereto as Exhibit H.
“Security Documents” means the Security Agreement, any Pledge Agreement and all other security documents hereafter delivered by the Loan Parties to the Lender granting a Lien on their respective assets to secure any of the Obligations or to secure any guarantee of any such Obligations.
“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPV Joinder” means the joinder of iPass SPV to this Agreement pursuant a Joinder Agreement substantially in the form attached hereto as Exhibit J and otherwise acceptable to the Lender, and upon the satisfaction of each of the conditions set forth in Section 3.02.
“Structuring Fee” shall have the meaning given to that term in Section 2.01(g).
“Subsidiary” mean a corporation, partnership, trust, limited liability company or other business entity of which more than 50% of the shares of stock or other ownership interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, directly, or indirectly through one or more Subsidiaries, or both, by Parent. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Parent and Borrower shall be deemed a Subsidiary of Parent; provided, that notwithstanding anything to the contrary herein, the term “Subsidiary”, “Domestic Subsidiary” and “Foreign Subsidiary” shall not include any Excluded Subsidiary.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means the Initial Term Loan A, the Initial Term Loan B and any Delayed Draw Term Loan, and “Term Loans” means all of them.
“Term Loan Commitment” is defined in the preamble.
“Trademarks” means all of the following: (a) all trademarks, service marks, corporate names, company names, business names, trade names, trade dress, logos, Internet domain names, other source or business identifiers, designs and general intangibles of like nature, all registrations thereof, and all registrations and applications filed in connection therewith in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, (b) all goodwill associated therewith or symbolized thereby, (c) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future infringements or other violations, and (d) the right to sue for past, present and future infringement, dilution or other violation thereof.
“Trade Secrets” means all of the following: (a) trade secrets and other proprietary or confidential business information, including inventions, invention disclosures, discoveries, know how, systems, processes, methods, data, business and marketing plans, and customer and vendor lists, (b) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future misappropriation or other violation, and (c) the right to sue for past, present and future misappropriation or other violation thereof.
“Transaction Documents” means the Compliance Certificate, the Patent License Agreement and the Borrower Operating Agreement.
“Transfer” means to sell, exchange, transfer, assign, license, hypothecate, pledge or make a gift.
“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York, except as such term may be used in connection with the perfection of a security interest in the Collateral, in which case, the applicable jurisdiction with respect to the affected Collateral shall apply.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Warrant” means a Warrant, in substantially the form attached hereto as Exhibit F executed by Parent in favor of Lender or an Affiliate of Lender on the Closing Date, pursuant to which Lender or its Affiliate, as applicable, shall be entitled to purchase shares of the Parent’s Equity Interests as set forth therein.
Other Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (c) the words “hereto”, “herein”, “hereof and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (d) all references in a Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear; e) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time; and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible, real and personal, assets and properties, including cash, securities, accounts and contract rights.
In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
SECTION 1.02.    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, at Lender’s request, Lender and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) iPass SPV and Parent shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Lender and Borrowers agree that notwithstanding any change in GAAP after the Closing Date, any lease that is or would be treated as an operating lease on the Closing Date shall continue to be treated as an operating lease and shall not constitute Indebtedness for purposes of this Agreement regardless of whether or not such operating lease would be required to be reflected as a liability on the balance sheet of the lessee as a result of such change in GAAP.
SECTION 1.03.    Rounding. Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.04.    iPass SPV. Notwithstanding anything herein to the contrary, at all times prior to the consummation of the SPV Joinder, all references herein to “Borrower” and “Loan Party” shall exclude iPass SPV, and all references to iPass SPV, except for purposes of Section 3.02, shall be disregarded, including for purposes of any representations, warranties, covenants and other agreements contained herein; provided that, upon consummation of the SPV Joinder, such limitation shall cease to exist.
ARTICLE II.    LOANS AND TERMS OF PAYMENT
SECTION 2.01.    Term Loans.
(a)    Loans.
(i)    Initial Term Loan A. Subject to the terms and conditions of this Agreement, Lender agrees to make an initial term loan A to Borrowers, in the aggregate principal amount of $4,000,000 on the Closing Date (the “Initial Term Loan A”). When repaid, the repaid portion of the Initial Term Loan A may not be re-borrowed.
(ii)    Initial Term Loan B. Subject to the terms and conditions of this Agreement, Lender agrees to make an initial term loan B to Borrowers, in the aggregate principal amount of $6,000,000 on or within three (3) Business Days after the consummation of the SPV Joinder (the “Initial Term Loan B”). When repaid, the repaid portion of the Initial Term Loan B may not be re-borrowed.
(iii)    Delayed Draw Term Loan.
(A)    From the period commencing on the day immediately following the Closing Date through and including September 14, 2019 (the “Delayed Draw Term Loan Commitment Termination Date”), Borrowers may request from time to time that the Lender make a delayed draw term loan (each funding thereof, a “Delayed Draw Term Loan”) in an original principal amount not to exceed the then unfunded amount of the Lender’s Delayed Draw Term Loan Commitment. When repaid, the repaid portion of the Delayed Draw Term Loan shall not be re-borrowed.
(B)    Each Delayed Draw Term Loan shall be made in the Lender’s sole discretion upon receipt of a request thereof from the Borrowers to the Lender at the address specified herein, provided, that (I) immediately before and after giving effect to the funding of each Delayed Draw Term Loan, no Default or Event of Default shall have occurred and be continuing, (II) the representations and warranties herein shall be true and correct in all material respects, and (III) the Lender shall have received all other documents and approvals (including any internal approvals) necessary or advisable (in the sole discretion of the Lender) in making any such Delayed Draw Term Loan. Notices of borrowing under this Section 2.01(a)(ii) must be given no later than 1:00 p.m. New York time at least five (5) Business Days prior to the proposed date of such borrowing. The Lender’s Delayed Draw Term Loan Commitment shall automatically be reduced concurrently with, and in the principal amount of, each Delayed Draw Term Loan made by the Lender, and any remaining unfunded Delayed Draw Term Loan Commitments of Lender shall terminate on the Delayed Draw Term Loan Commitment Termination Date. Any funded Delayed Draw Term Loan shall be deemed a “Term Loan” for all purposes of this Agreement.
(C)    The aggregate original principal amount of Delayed Draw Term Loans requested by the Borrowers shall be in a minimum amount of $1,000,000 and shall be in integrals of $1,000,000 in excess thereof.
(b)    Principal Repayment.
(i)    Commencing on November 14, 2019 and continuing thereafter on the 1st day of each successive calendar month through and including the Maturity Date, Borrowers shall make thirty (30) Monthly Amortization Payments plus all accrued and unpaid interest, which would fully amortize the Term Loans (which amount may be readjusted by the Lender from time to time to give effect to any prepayments of the Term Loans and/or the incurrence of the Initial Term Loan B and any Delayed Draw Term Loan).
(ii)    All unpaid principal and accrued and unpaid interest is due and payable in full on the Maturity Date unless earlier accelerated.
(iii)    The Term Loans may only be prepaid in accordance with Sections 2.01(c), 2.01(d), and 2.01(e).
(c)    Mandatory Prepayment Upon Acceleration. If the Term Loans are accelerated (whether following the occurrence and during the continuation of an Event of Default, by operation of law or otherwise), Borrowers shall immediately pay to Lender an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest, plus (ii) the End of Term Fee, as further described in Section 2.01(f), below; plus (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate to the extent applicable and any Applicable Prepayment Premium, as further described in Section 2.01(f), below.
(d)    Permitted Prepayment of Loans. Borrowers shall have the option to prepay all or part of the Term Loans advanced by Lender under this Agreement; provided, that Borrowers (i) provide written notice to Lender of its election to prepay such Term Loan at least five (5) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest for the portion of the Term Loan specified for prepayment in the written notice provided pursuant to clause (i); (B) the End of Term Fee on the principal portion of the Term Loan repaid; and (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts and any Applicable Prepayment Premium, as further described in Section 2.01(f), below. Each partial prepayment shall be applied to the principal balance in inverse order of maturity.
(e)    Mandatory Prepayment Upon Certain Events.
(i)    The Borrowers shall make a prepayment of the Term Loans (in each case, without premium or penalty except as otherwise expressly provided in Section 2.01(f) or Section 2.02(f)) upon the occurrence of any of the following at the following times and in the following amounts:
(1)    Within two (2) Business Days after the receipt by Parent or any of its Subsidiaries of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing at the time of such Asset Disposition and at the time of such reinvestment, such prepayment shall not be required to the extent Parent or any such Subsidiary delivers to the Lender in writing, within one (1) month after receipt by Parent or such Subsidiary of any Net Cash Proceeds from any Asset Disposition, notice of Parent’s or any such Subsidiary’s intent to reinvest the Net Cash Proceeds of such Asset Disposition (which such notice shall specify the assets in which such Net Cash Proceeds are reinvested, the amount of Net Cash Proceeds to be reinvested and the date on which such reinvestment shall occur) and subsequently reinvests the Net Cash Proceeds of such Asset Disposition in assets of the same or similar function, within one hundred eighty (180) days after the date of such Asset Disposition; provided, that Parent and its Subsidiaries shall only be permitted to reinvest up to [***]of Net Cash Proceeds otherwise required to prepay the Term Loans pursuant to this clause (1) in any fiscal year; provided further, that any Net Cash Proceeds received by Parent or any such Subsidiary and not specified in the notice delivered to the Lender shall immediately be remitted to the Lender as a prepayment of the Term Loans.
(2)    Within two (2) Business Days of the receipt by Parent or any of its Subsidiaries of any Net Cash Proceeds of insurance or condemnation awards, in an amount equal to 100% of such Net Cash Proceeds. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing at the time of receipt by Parent or any such Subsidiary of such insurance or condemnation awards and at the time of such reinvestment, such prepayment shall not be required to the extent Parent or such Subsidiary delivers to the Lender in writing, within one (1) month after receipt by Parent or such Subsidiary of any Net Cash Proceeds from any insurance or condemnation awards, notice of Parent’s or any such Subsidiary’s intent to reinvest the Net Cash Proceeds of such insurance or condemnation awards (which such notice shall specify the assets in which such Net Cash Proceeds are reinvested, the amount of Net Cash Proceeds to be reinvested and the date on which such reinvestment shall occur) and subsequently reinvests the Net Cash Proceeds of such insurance or condemnation awards in assets of the same or similar function, within one hundred eighty (180) days after the date of receipt of such insurance or condemnation awards; provided, that Parent and its Subsidiaries shall only be permitted to reinvest up to [***] of Net Cash Proceeds otherwise required to prepay the Term Loans pursuant to this clause (2) in any fiscal year; provided further, that any Net Cash Proceeds received by Parent or any such Subsidiary and not specified in the notice delivered to the Lender shall immediately be remitted to the Lender as a prepayment of the Term Loans.
(3)    Substantially concurrently with the receipt by Parent or any of its Subsidiaries of any Net Cash Proceeds from any issuance of any Indebtedness of Parent or any of its Subsidiaries (excluding Permitted Indebtedness) in an amount equal to 100% of such Net Cash Proceeds.
(ii)    Prepayments pursuant to Section 2.01(e)(i) shall be applied to the principal balance in inverse order of maturity.
(f)    End of Term Fee; Applicable Prepayment Premium.
(i)    Notwithstanding anything herein to the contrary, upon the earliest to occur of: (A) the Maturity Date, (B) payment in full of the principal amount of Term Loans outstanding plus accrued but unpaid interest thereon plus the Applicable Prepayment Premium pursuant to Section 2.01(d), Section 2.01(e) or otherwise, (C) the Obligations being accelerated (whether as a result of an Event of Default, by operation of law or otherwise), including as a result of the commencement of an Insolvency Proceeding or any Event of Default under Section 9.08, (D) satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to Lender in full or partial satisfaction of the Obligations, and (E) a termination of this Agreement for any reason (the occurrence of any of the events set forth in the foregoing clauses (A) through (E), the “End of Term Fee Event”), Borrowers shall pay Lender as an inducement for making the Term Loans (and not as a penalty) an amount equal to the End of Term Fee, which End of Term Fee shall be fully earned, and due and payable, on the date of such End of Term Fee Event, and non-refundable when made.
(ii)    Notwithstanding anything herein to the contrary, if (w) all or any portion of the Term Loans is paid or prepaid (or is required to be paid or prepaid) pursuant to Section 2.01(b), (c), (d) or (e), (x) the Obligations are accelerated (whether as a result of an Event of Default, by operation of law or otherwise), including as a result of the commencement of an Insolvency Proceeding or any Event of Default under Section 9.08, (y) there is a satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to Lender in full or partial satisfaction of the Obligations, or (z) there is a termination of this Agreement for any reason (the occurrence of any of the events set forth in the foregoing clauses (w) through (z), a “Premium Event”), Borrowers shall pay Lender as an inducement for making the Term Loans (and not as a penalty) an amount equal to the Applicable Prepayment Premium, which Applicable Prepayment Premium shall be fully earned, and due and payable, on the date of such Premium Event, and non-refundable when made.
(iii)    If the Term Loans are accelerated for any reason under this Agreement pursuant to the terms herein, the End of Term Fee and Applicable Prepayment Premium applicable thereto shall be calculated as if the date of acceleration of the Term Loans was the date of prepayment of such Term Loans. The parties hereto further acknowledge and agree that neither the End of Term Fee nor the Applicable Prepayment Premium is intended to act as a penalty or to punish the Loan Parties for any such repayment or prepayment. Any prepayment or repayment, whether voluntary or involuntary, of the Term Loans upon the occurrence of any End of Term Fee Event or Premium Event shall be accompanied by all accrued interest on the principal amount prepaid or repaid, together with the End of Term Fee and/or the Applicable Prepayment Premium, as applicable. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement or any Loan Document, it is understood and agreed that if the Obligations are accelerated (whether as a result of the occurrence and continuance of any Event of Default, by operation of law or otherwise), the End of Term Fee and the Applicable Prepayment Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the applicable Term Loan was prepaid as of such date and shall constitute part of the Obligations for all purposes herein. The End of Term Fee and the Applicable Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING FINAL PAYMENT FEE OR APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Loan Parties expressly agree that (i) each of the End of Term Fee and the Applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the End of Term Fee and Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lender and the Loan Parties giving specific consideration in this transaction for such agreement to pay the End of Term Fee and Applicable Prepayment Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.01(f), (v) their agreement to pay the End of Term Fee and Applicable Prepayment Premium is a material inducement to the Lender to make the Term Loans, and (vi) the End of Term Fee and Applicable Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lender and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lender or profits lost by the Lender as a result of such End of Term Fee Event or Premium Event.
(g)    Structuring Fee. At the Closing Date, the Company shall pay to the Lender a structuring fee (the “Structuring Fee”) equal to 3% of the original principal amount of the Initial Term Loan, which amount shall be netted out of the funding at the Closing Date.
SECTION 2.02.    Interest; Fees; Payments.
(a)    Interest. Subject to Section 2.03(a)(i), the outstanding principal balance of each Term Loan shall bear interest as set forth below, which interest shall be payable monthly in accordance with Section 2.02(a)(ii) below.
(i)    Default Rate. At all times during the continuation of an Event of Default, the outstanding principal balance of the Term Loans shall bear interest at the Default Rate. All fees, expenses and other Obligations not paid when due shall bear interest at the Default Rate from the date due until paid.
(ii)    Interest Computation. Interest is payable on the first day of each calendar month (or if such day is not a Business Day, the first Business Day thereafter), commencing on July 1, 2018, on the outstanding principal amount of any Term Loan (including any interest capitalized thereon) at a rate equal to the LIBOR Interest Rate (which LIBOR Interest Rate shall be paid in immediately available funds); provided, that notwithstanding the foregoing, the Borrowers may, so long as no Default or Event of Default has occurred and is continuing, elect that up to 5.50% of such cash interest be paid in-kind, by capitalizing and adding such interest to the unpaid principal amount of such Term Loan (including any interest capitalized thereof) (such capitalized interest, “PIK Interest”)). All PIK Interest so added shall be capitalized monthly on each interest payment date and treated as principal amount of such Term Loan for all purposes of this Agreement. Following any such increase in the principal amount of such Term Loan, all interest will accrue on such increased amount. Borrowers shall notify Lender in writing of its election to incur interest as PIK Interest at least five (5) Business Days prior to each interest payment date (or such shorter period as Lender may agree in its sole discretion) and absent such notice, Borrowers shall pay the interest due for such interest period in cash. At any time that an Event of Default shall have occurred and be continuing, the Term Loans shall no longer bear interest at the LIBOR Interest Rate and the Lender shall have the right to convert all outstanding LIBO Rate Loans to Base Rate Loans.
(b)    Fees. Borrowers shall pay Lender the fees, including but not limited to the Structuring Fee, End of Term Fee and Lender Expenses.
(c)    Computation. Interest shall be computed on the basis of a 360-day year, actual days elapsed.
(d)    Payments. Interest shall be payable monthly, in advance, on the first day of each month and on the Maturity Date. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, at or before 11:00 a.m. Pacific Time on the date when due. Payments received after 11:00 a.m. Pacific Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. Each payment made by Borrowers under a Loan Document is in addition to any payment or distribution to which Lender may be entitled or may receive pursuant to Borrowers’ Organization Documents, and nothing in any Loan Document shall be construed as limiting, reducing or in any way diminishing any payment or distribution to which Lender may be entitled or may receive under or with respect to such Borrowers’ Organization Documents.
(e)    Application of Payments. Borrowers shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payment required to be made by Borrowers to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
(f)    Break Funding Payments. Notwithstanding anything herein to the contrary, in the event of the payment or prepayment by the Borrowers of any principal of the Term Loans other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), then, in any such event, the Borrowers shall compensate the Lender for the loss, cost and expense actually incurred as a result of such event (other than loss of profit). A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay Lender the amount shown as due on any such certificate upon receipt thereof.
SECTION 2.03.    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Law (as determined in the good faith discretion of Borrowers) requires the deduction or withholding of any Tax from any such payment by Borrowers, then Borrowers shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers shall be increased as necessary so that after making such deduction or withholdings (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made.
(b)    Payment of Other Taxes by Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnification. Borrowers shall, and do hereby indemnify Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by Lender or required to be withheld or deducted from a payment to Lender, and any Taxes due with respect to the payment of Indemnified Taxes under this Section, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by the Lender shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrowers to a Governmental Authority as provided in this Section 2.03, Borrowers shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Lender.
(e)    Status of Lender. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrowers, at the time or times reasonably requested by Borrowers, such properly completed and executed documentation reasonably requested by Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by Borrowers, Lender shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrowers as will enable Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation required in the following sentence) shall not be required if in Lender’s reasonable judgment such completion, execution and submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender. Without limiting the generality of the foregoing, Lender shall deliver to Borrowers on or prior to the effective date of this Agreement and at such other times as reasonably requested by Borrowers, executed copies of IRS Form W-9 certifying or such other documentation that is reasonably requested by Borrowers to indicate that Lender is exempt from U.S. federal backup withholding Tax.
(f)    Treatment of Certain Refunds. If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 2.03, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.03 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon Lender’s request, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender if Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event is Lender required to pay any amount to Borrowers pursuant to this subsection (i) the payment of which would place Lender in a less favorable net after-Tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid or (ii) during the continuation of an Event of Default. This subsection shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrowers or any other Person.
(g)    Survival. Each party’s obligations under this Section 2.03 shall survive the repayment, satisfaction or discharge of all other Obligations.
SECTION 2.04.    Special LIBOR Provisions.
(a)    Circumstances Affecting LIBO Rate Availability. If the Lender shall determine (which determination shall be conclusive absent manifest error) that deposits in eurodollars in the applicable amounts are not being offered to the Lender at the applicable LIBO Rate, then the Lender shall forthwith give notice thereof to the Borrowers. Thereafter, until the Lender notifies the Borrower that such circumstances no longer exist, (i) the LIBO Rate component shall no longer be utilized in determining the Base Rate, (ii) the obligation of the Lender to make any Term Loan as a LIBO Rate Loan, and the right of the Borrowers to convert any Term Loan to, or continue any Term Loan as, a LIBO Rate Loan shall be suspended, (iii) effective upon the last day of each Interest Period related to any existing LIBO Rate Loan, such LIBO Rate Loan shall automatically be converted into a Base Rate Loan (without regard to the satisfaction of any conditions to conversion contained elsewhere herein), and (iv) effective immediately following such notice, each LIBO Rate Loan shall automatically be converted into a Base Rate Loan (without regard to the satisfaction of any conditions to conversion contained elsewhere herein). If the Lender determines that either inadequate or insufficient quotations of the London interbank offered rate exist or the use of "LIBOR" has been or will be discontinued, the Lender may, in consultation with the Borrower amend the definition of "LIBOR" and other related provisions to provide for a substitute interest rate index and to include other provisions that are at such time customary in the lending markets of the Lender (as determined by the Lender, such determination to be conclusive absent manifest error).
(b)    Laws Affecting LIBOR Rate Availability. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Lender to honor its obligations hereunder to make or maintain any Term Loan as a LIBO Rate Loan, the Lender shall forthwith give notice thereof to the Borrowers. Thereafter, (a) the obligations of the Lender to make or maintain such Term Loan as a LIBO Rate Loan and the right of the Borrowers to convert such Term Loan into, or continue such Term Loan as, a LIBO Rate Loan shall be suspended and thereafter only the Base Rate shall be available, and (b) if the Lender may not lawfully continue to maintain such Term Loan as a LIBO Rate Loan, such Term Loan shall immediately be converted to a Base Rate Loan.
(c)    No Obligation to Purchase Eurodollar Deposits. Anything to the contrary contained herein notwithstanding, Lender is not required actually to acquire Eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBO Rate.
(d)    Right of Lenders to Fund through Other Offices. Lender may, if it so elects, fulfill its Term Loan Commitment by causing a foreign branch or Affiliate of Lender to make any Term Loan; provided that in such event for the purposes of this Agreement, such Term Loan shall be deemed to have been made by Lender and the obligation of the Borrowers to repay such Term Loan shall nevertheless be to the Lender and shall be deemed held by it, to the extent of such Term Loan, for the account of such branch or Affiliate.
(e)    Discretion of Lender as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its Term Loan in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Term Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBO Rate for such Interest Period.
(f)    Conclusiveness of Statements. Determinations and statements of Lender pursuant to this Section 2.4 shall be conclusive absent demonstrable error.
ARTICLE III.    CONDITIONS OF INITIAL TERM LOANS
SECTION 3.01.    Initial Term Loan A. Lender’s obligation to fund the Initial Term Loan A is subject to its satisfactory completion of due diligence prior to Borrowers entering into this Agreement with Lender (including financial due diligence conducted by a service provider of Lender’s choosing) and the satisfaction or waiver in writing of the following conditions precedent prior to or contemporaneously with the making of the Initial Term Loan A:
(a)    Documentation. Lender shall have received, in form and substance satisfactory to it and its counsel, each of the following duly executed and delivered:
(i)    each of the Loan Documents (other than the Pledge Agreement, the Patent Assignment Agreement and the Patent License Agreement);
(ii)    from Parent, a certificate of its secretary or assistant secretary dated as of the Closing Date as to: (A) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it; (B) its bylaws, a copy of which is attached; and (C) the incumbency and signatures of those of its officers authorized to act with respect to the Loan Documents to be executed by it;
(iii)    with respect to Parent: (A) from the Secretary of State (or other appropriate governmental official) of its jurisdiction of incorporation, a good standing certificate and certified copy of its certificate of incorporation and (B) a certificate of good standing as a foreign corporation from the Secretary of State of each jurisdiction, if any, described in Section 6.01, in each case dated within fifteen (15) Business Days of the Closing Date;
(iv)    [reserved];
(v)    [reserved];
(vi)    evidence of the third-party consents listed on Schedule 6.3;
(vii)    a customary legal opinion from Cooley LLP, counsel to the Loan Parties;
(viii)    the audited financial statements of Parent and its Subsidiaries for the fiscal years ending December 31, 2016 and December 31, 2017; and
(ix)    such other documents and information as Lender may reasonably require.
(b)    Financial Condition. There is no event or circumstance that has occurred or that could reasonably be expected to have a Material Adverse Effect.
(c)    Fees and Expenses. Payment of all fees payable on the Closing Date and payment of the Lender Expenses (including the fees and expenses of Goodwin Procter LLP, special counsel to the Lender) to the extent invoiced, plus such additional amounts of such fees, charges and disbursements as shall constitute Lender’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Lender); provided, that in no event shall the aggregate amount of such Lender Expenses paid by Borrowers for Lender Expenses incurred through the Closing Date hereunder exceed [***] in the aggregate. For the avoidance of doubt, the cap on such Lender Expenses shall not apply to the Structuring Fee or any other arrangement, upfront, or similar fee payable to the Lender on the Closing Date.
(d)    [Reserved].
(e)    Representations and Warranties. The representations and warranties of each Loan Party contained in each Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to those representations and warranties qualified or modified by materiality in the text thereof) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date. Lender shall not have become aware of any new or inconsistent information or other matter which was not previously disclosed to Lender.
(f)    Absence of Default. No Default or Event of Default exists or would result from the proposed credit extension or the application of the proceeds thereof and no event or circumstance exists that can reasonably be expected to have a Material Adverse Effect.
(g)    No Material Adverse Effect. Both immediately before and after giving effect to the receipt of Initial Term Loan A proceeds, there has not been a Material Adverse Effect since December 31, 2017.
(h)    Officer’s Certificate. Lender’s receipt of an officer’s certificate of Parent certifying that the conditions specified in Section 3.01(e), (f) and (g) have been satisfied.
(i)    Miscellaneous. Lender’s receipt of (i) formal approval of the transactions contemplated herein by Lender’s Investment Committee, (ii) satisfactory review of all Material Contracts, (iii) satisfactory management background investigation results and (iv) copies of any other third-party due diligence reports conducted by Parent or its Subsidiaries.
SECTION 3.02.    Initial Term Loan B. Lender’s obligation to fund the Initial Term Loan B is subject to the satisfaction or waiver in writing of the following conditions precedent prior to or contemporaneously with the making of the Initial Term Loan B:
(a)    Documentation. Lender shall have received, in form and substance satisfactory to it and its counsel, each of the following duly executed and delivered:
(i)    (x) duly-executed joinder documents from iPass SPV to this Agreement, the Perfection Certificate, the Guaranty and the Security Documents, (y) a supplement to the Disclosure Letter with respect to certain disclosures of iPass SPV and (z) a Pledge Agreement duly-executed by Parent;
(ii)    from iPass SPV, a certificate of its secretary or assistant secretary dated on or around the date of the SPV Joinder: (A) resolutions of its Board of Managers then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it; (B) its operating agreement, a copy of which is attached; and (C) the incumbency and signatures of those of its officers authorized to act with respect to the Loan Documents to be executed by it;
(iii)    with respect to iPass SPV: (A) from the Secretary of State (or other appropriate governmental official) of its jurisdiction of formation, a good standing certificate and certified copy of its certificate of formation and (B) a certificate of good standing as a foreign corporation from the Secretary of State of each jurisdiction, if any, described in Section 6.01, in each case dated within fifteen (15) Business Days of the date of the SPV Joinder;
(iv)    an officer’s certificate of iPass SPV, certifying that iPass SPV’s Organizational Documents (A) include provisions concerning the conduct of business of the Borrower in the form attached hereto as Exhibit I (the “Conduct of Business Provisions”); and (B) prohibit amendment of the Conduct of Business Provisions without Lender’s consent;
(v)    evidence of the third-party consents listed on Schedule 6.3;
(vi)    a customary legal opinion from Cooley LLP, counsel to the Loan Parties; and
(vii)    such other documents and information as Lender may reasonably require.
(b)    Financial Condition. There is no event or circumstance that has occurred or that could reasonably be expected to have a Material Adverse Effect.
(c)    Assigned Patent Rights. The Lender shall have received duly executed copies of the Patent Assignment Agreement and Patent License.
(d)    Representations and Warranties. The representations and warranties of each Loan Party contained in each Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to those representations and warranties qualified or modified by materiality in the text thereof) on and as of the date of the SPV Joinder, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date. Lender shall not have become aware of any new or inconsistent information or other matter which was not previously disclosed to Lender.
(e)    Absence of Default. No Default or Event of Default exists or would result from the proposed credit extension or the application of the proceeds thereof and no event or circumstance exists that can reasonably be expected to have a Material Adverse Effect; provided, that, Parent’s transfer of a portion of its assets to iPass SPV in accordance with the Patent Assignment Agreement shall not constitute a Material Adverse Effect.
(f)    No Material Adverse Effect. Both immediately before and after giving effect to the receipt of Initial Term Loan B proceeds, there has not been a Material Adverse Effect since December 31, 2017; provided, that Parent’s transfer of a portion of its assets to iPass SPV in accordance with the Patent Assignment Agreement shall not constitute a Material Adverse Effect.
(g)    Officer’s Certificate. Lender’s receipt of an officer’s certificate of iPass SPV, certifying that the conditions specified in Section 3.02(e), (f) and (g) have been satisfied.
(h)    Use of Proceeds. Lender shall have received evidence satisfactory to Lender that Parent shall have satisfied the requirement set forth in Section 7.09(a).
ARTICLE IV.    WARRANT
SECTION 4.01.    Warrant to Purchase Shares. Pursuant to the terms and conditions of the Warrant, Parent grants Lender, or a designated Affiliate of Lender, the right to purchase shares in the Parent as more specifically set forth in the Warrant.
ARTICLE V.    COLLATERAL
SECTION 5.01.    Security Interest in Collateral. As security for the full and prompt payment in cash and performance of the Obligations, Parent and Borrower shall, and shall cause the other Loan Parties, to pledge to Lender all of their right, title and interest in and to the applicable Collateral on the terms and conditions set forth in applicable Security Documents.
ARTICLE VI.    REPRESENTATIONS AND WARRANTIES
Each of Parent and iPass SPV represent and warrant to Lender that the following representations are true and complete as of the Closing Date:
SECTION 6.01.    Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business; and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 6.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not contravene the terms of any of its Organization Documents or conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which it is a party or affecting it or its properties or any of its Subsidiaries; or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (c) violate any Law.
SECTION 6.03.    Governmental Authorization; Other Consents. Except as set forth in Schedule 6.3 and other than actions to perfect security interests, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
SECTION 6.04.    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
SECTION 6.05.    Financial Statements; No Material Adverse Effect. The Reviewed Financial Statements (a) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (b) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (c) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness. Since the date of the Reviewed Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, except as disclosed to Lender in writing pursuant to the Disclosure Schedule.
SECTION 6.06.    Litigation. Except as set forth on Schedule 6.06 of the Disclosure Schedules, there are no actions, suits, proceedings, claims or disputes pending or, to the Knowledge of iPass SPV or Parent, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries, nor any director or officer thereof, is or since December 31, 2017 has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Parent or any Subsidiary under the Securities Act and Exchange Act, as applicable.
SECTION 6.07.    No Default. Neither any Loan Party nor any Subsidiary thereof is in default or event of default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 6.08.    Ownership of Property; Liens. Parent and its Subsidiaries each has, in all material respects, good, indefeasible and merchantable title to and ownership of its property free and clear of all Liens, except Permitted Liens. No Excluded Subsidiary owns any assets or engages in any business.
SECTION 6.09.    Environmental Compliance. Parent and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Parent and its Subsidiaries have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 6.10.    Insurance. The properties of Parent and its Subsidiaries are insured with insurance companies that are not Affiliates of the Loan Parties that, to their Knowledge, are financially sound and reputable, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar business as the Parent or applicable Subsidiary), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Subsidiary operates.
SECTION 6.11.    Taxes. Parent and each Subsidiary has prepared and filed (or filed applicable extensions therefore) all tax returns required to have been filed by Parent or such Subsidiary with all appropriate governmental agencies and paid all taxes shown thereon or otherwise owed by it, other than any such taxes which the Parent or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Parent’s financial statements. The charges, accruals and reserves on the books of the Parent in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Parent or any Subsidiary nor, to the Parent’s or iPass SPV’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority. All taxes and other assessments and levies that the Parent or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due, other than any such taxes which the Parent or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Parent’s financial statements. There are no tax liens or claims pending or, to the Parent’s or iPass SPV’s Knowledge, threatened against the Parent or any Subsidiary or any of their respective assets or property except in connection with any such taxes which the Parent or any Subsidiary are contesting in good faith as provided in the immediately preceding sentence. There are no outstanding tax sharing agreements or other such arrangements between the Parent and any Subsidiary or other corporation or entity.
SECTION 6.12.    ERISA Compliance.
(a)    Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the Knowledge of iPass SPV or Parent, nothing has occurred which would prevent, or cause the loss of, such qualification. Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)    There are no pending or, to the Knowledge of iPass SPV or Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
SECTION 6.13.    Subsidiaries; Equity Interests. Parent has no Subsidiaries other than those specifically disclosed in Section 6.13(a) of the Disclosure Schedule, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified in Section 6.13 of the Disclosure Schedule, free and clear of all Liens other than Permitted Liens. iPass SPV has no equity investments in any other corporation or entity. All of the outstanding Equity Interests in iPass SPV have been validly issued and are fully paid and nonassessable.
SECTION 6.14.    Margin Regulations; Investment Company Act. Each of Parent and iPass SPV is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock. None of Parent, iPass SPV, any Person Controlling Parent, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. Neither the making of any Term Loan nor the use of proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Federal Reserve Board.
SECTION 6.15.    Disclosure. No representation or warranty of Parent or any of its Subsidiaries contained in any Loan Document and none of the statements contained in any other document, certificate, report, financial statement or written statement furnished to the Lender by or on behalf of the Parent or any of its Subsidiaries pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in any material manner in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Parent to be reasonable at the time made.
SECTION 6.16.    Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties.
SECTION 6.17.    Intellectual Property.
(a)    Section 6.17(a) of the Disclosure Schedule sets forth a complete and accurate list of all: (i) issuances, registrations and applications for Intellectual Property owned or exclusively licensed by Parent or a Subsidiary, indicating for each, as applicable, the title, jurisdiction, record owner, and application or registration number; and (ii) Licenses to which Parent or any of its Subsidiaries is a party or otherwise bound that are material to the conduct of the business of Parent or any Subsidiary or that involve any Assigned Patent (each, a “Material License”).
(b)    Except as set forth on the Disclosure Schedule, Parent and each Subsidiary exclusively own all right, title and interest in and to, or have a valid and enforceable right to use, free and clear of any Lien other than any Permitted Liens, all Intellectual Property necessary for the conduct of its business as presently conducted. The conduct of the business of Parent and each Subsidiary does not, and in the past three (3) years has not infringed, misappropriated, diluted, or otherwise violated the Intellectual Property of any Person. No claim has been brought, is pending, or, to iPass SPV’s or Parent’s Knowledge, has been threatened, by any Person (i) alleging that the conduct of the business of the Parent or a Subsidiary infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person or (ii) challenging or questioning the validity, enforceability, ownership, use, registrability or patentability of any Material Intellectual Property. To iPass SPV’s or Parent’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of Parent or any Subsidiary.
(c)    All Material Intellectual Property is: (i) subsisting and has not been adjudged invalid or unenforceable, in whole or part, and (ii) valid and in full force and effect. Parent and each Subsidiary has taken commercially reasonable steps to maintain, enforce and protect its Intellectual Property, including by requiring each employee, consultant and independent contractor involved in the creation, development or authorship of any Intellectual Property to execute an agreement pursuant to which such Person (x) agrees to protect the confidential information of Parent and each Subsidiary and (y) assigns to Parent or a Subsidiary, as applicable, all rights in any Intellectual Property created in the course of his, her or its employment or other engagement with Parent or a Subsidiary.
(d)    iPass SPV has obtained and properly recorded previously executed assignments from inventors and all other Persons for the Assigned Patents as necessary to fully perfect its rights and title therein in accordance with governing Law in each respective jurisdiction. All inventors named on the Assigned Patents are true and correct.
Except as may be set forth on Section 6.17(d) of the Disclosure Schedule, there is no obligation imposed by a standards-setting organization to license any of the Assigned Patents.
(e)    Except as set forth in the Disclosure Schedule, none of the Assigned Patents has ever been found invalid, unpatentable, or unenforceable for any reason in any proceeding and iPass SPV and Parent have no Knowledge of and has not received any notice or information of any kind suggesting that the Assigned Patents may be invalid, unpatentable, or unenforceable. If any of the Assigned Patents are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Assigned Patents. To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Assigned Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in any Assigned Patent to an entity that was not a “small entity”.
(f)    Neither Parent nor any Subsidiary, or to iPass SPV’s or Parent’s Knowledge, any counterparty, is in material breach of or default under the provisions of any of the Material Licenses, or has received written notice of any such breach or default or the intention of the other party to terminate such License, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a material conflict, breach, default or event of default under, any of the foregoing.
(g)    Except as set forth on the Disclosure Schedule, none of the Intellectual Property has been or is currently involved in any reexamination, supplemental examination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.
SECTION 6.18.    Rights in Collateral; Priority of Liens. Each Loan Party owns the property granted by it as Collateral under the Loan Documents, free and clear of any and all Liens in favor of third parties other than Permitted Liens. Upon the proper filing of the UCC financing statements, the Liens in the Collateral granted to Lender pursuant to the Loan Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral, subject only to Permitted Liens.
SECTION 6.19.    Solvency. Parent and its Subsidiaries on both a consolidated basis and unconsolidated basis are Solvent.
SECTION 6.20.    Business Locations; Taxpayer Identification Number. Set forth in Section 6.20 of the Disclosure Schedule are: (a) the list of all of each Loan Party’s locations and all locations where any Collateral is kept and each Loan Party’s chief executive office, exact legal name, U.S. taxpayer identification number and organizational identification number. Except as set forth in Section 6.20 of the Disclosure Schedule, no Loan Party has during the five (5) years preceding the Closing Date (i) changed its legal name; (ii) changed its state of formation; or (iii) been party to a merger, consolidation or other change in structure.
SECTION 6.21.    Collateral. The Collateral includes, among other things, 99.8% of the Equity Interests of iPass SPV, 100% of the Equity Interests of each Domestic Subsidiary of a Loan Party (other than a Domestic Subsidiary that holds no material assets other than stock of one or more Foreign Subsidiaries that are CFCs, a “Foreign Holdco”), 100% of the Equity Interests of each Foreign Subsidiary of a Loan Party that is not a CFC, 65% of the voting Equity Interests of each first-tier Foreign Subsidiary that is a CFC or Foreign Holdco of a Loan Party and 100% of the non-voting Equity Interests of each first-tier Foreign Subsidiary that is a CFC or Foreign Holdco of a Loan Party.
SECTION 6.22.    Patriot Act; Sanctions; Export Controls; FCPA.
(a)    To the extent applicable, each of Parent and its Subsidiaries is in compliance, in all material respects, with the Patriot Act.
(b)    Parent represents that neither Parent nor any of its Subsidiaries nor any director, officer or employee thereof, nor, to its knowledge, any agent, affiliate or representative of Parent or any Subsidiary, is an individual or entity that is, or is owned or controlled by a Person that is:
(i)    listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);
(ii)    prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;
(iii)    engaged in “terrorism” as defined in the Executive Order;
(iv)    the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”); or
(v)    located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including, without limitation, as of the date hereof, Cuba, Iran, North Korea, Syria and the Crimea region of the Ukraine) (each a “Designated Jurisdiction”).
(c)    Parent represents and covenants that it and its Subsidiaries will not, directly or, to its knowledge, indirectly, use the proceeds of the Terms Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
(i)    to fund or facilitate any activities or business (x) of or with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions or (y) in any country or territory that, at the time of such funding or facilitation, is the subject of comprehensive Sanctions; or
(ii)    in any other manner that will result in a violation of Sanctions by any Person (including Lender or other party hereto).
(d)    To the extent applicable, each of Parent and its Subsidiaries is in compliance with the Export Control Regulations. Parent represents that neither Parent nor any of its Subsidiaries have engaged in transactions with, or exported any products, services or associated technical data: (i) into (or to a national or resident of) Cuba, Iran, North Korea, Syria, the Crimea region of the Ukraine or any other country or territory to which the United States had embargoed exports or with which the United States had proscribed economic transactions as of the date of such export or transaction; or (ii) to any person or entity included on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or the Denied Persons List maintained by the U.S. Department of Commerce as of the date of such transaction or export; or (iii) that would otherwise constitute or give rise to a violation of the Export Control Regulations. Parent further represents that, subject to Section 7.16(c), Parent and its Subsidiaries have instituted policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance with the Export Control Regulations and with the representation and warranty contained herein.
(e)    Parent represents that neither Parent nor any of its Subsidiaries nor any director, officer or employee thereof, has taken any action, directly or indirectly, that would result in a violation by any of the foregoing of the FCPA and the rules and regulations thereunder or any other applicable anti-corruption law in any material respect. Parent represents that to its knowledge, no agent, affiliate, representative or any other Person acting on behalf of Parent or any Subsidiary has taken any action, directly or indirectly, that would result in a violation by any of the foregoing of the FCPA and the rules and regulations thereunder or any other applicable anti-corruption law. Parent further represents that, subject to Section 7.16(c), Parent and its Subsidiaries have instituted policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance with the FCPA and any other applicable anti-corruption law and with the representation and warranty contained herein.
(f)    Parent represents that the proceeds of the Loans will not be used by Parent or any of its Subsidiaries for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any other applicable anti-corruption law in any material respect.
The Lender shall be entitled to rely on each such representation, warranty, certification or other statement made herein or in any Loan Document, including, for the avoidance of doubt, all representations and warranties in this Article VI, notwithstanding whether any employee, representative or agent of the Lender seeking to enforce a remedy hereunder or under any other Loan Document knew or had reason to know of any breach or potential breach of any such representation, warranty, certification or other statement and regardless of any investigation by the Lender.
ARTICLE VII.    AFFIRMATIVE COVENANTS
Until the Obligations have been fully satisfied and Lender’s commitment to advance credit has expired, each of iPass SPV and Parent shall, and shall (except in the case of the covenants set forth in Sections 7.02 and 7.03) cause each of their Subsidiaries to:
SECTION 7.01.    Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all Governmental Authorities.
SECTION 7.02.    Financial Statements. Deliver to Lender, in form and detail satisfactory to Lender:
(a)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of its current independent certified public accountancy firm or, if Parent decides to replace such firm, by an independent certified public accountant of regionally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(b)    as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter (or in the case of the fourth fiscal quarter, concurrently with the Parent’s public earnings announcement (but in no event later than sixty (60) days after the end of such fiscal quarter)), an unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by Parent’s chief executive officer, chief financial officer or treasurer as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes; and
(c)    as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Parent, annual operating and financial projections approved by Parent’s Board of Directors and in a form acceptable to Lender.
SECTION 7.03.    Certificates; Other Information. Deliver to Lender, in form and detail reasonably satisfactory to Lender:
(a)    concurrently with the delivery of the financial statements referred to in Section 7.02(a), a certificate of independent certified public accountants certifying such financial statements;
(b)    concurrently with the delivery of the financial statements referred to in Sections 7.02(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer or treasurer of Parent which shall include such supplements to Section 6.17 of the Disclosure Schedule as are necessary such that, as supplemented, the relevant disclosures would be accurate and complete as of the date of such Compliance Certificate;
(c)    promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to Parent’s Board of Directors (or the audit committee of the Board of Directors) by independent accountants in connection with the accounts or books of Parent or any Subsidiary, or any audit of any of them;
(d)    promptly after the same are released, copies of all press releases;
(e)    promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt or equity securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant hereto;
(f)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(g)    promptly following Lender’s request at any time, proof of the Loan Parties’ compliance with Section 7.17(a);
(h)    within two (2) Business Days after the Closing Date, evidence satisfactory to Lender demonstrating Borrower’s compliance with Section 7.09(a);
(i)    within five (5) days of delivery, copies of all statements, reports and notices made available to the holders of Parent’s equity interests generally;
(j)    within five (5) days of execution thereof, true and complete copies of any Material Contract entered into by Parent or any of its Subsidiaries after the Closing Date; and
(k)    promptly, such additional information regarding the business, financial or corporate affairs of Parent or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.02(a) or Section 7.03(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed in Section 7.03 of the Disclosure Schedule; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that upon Lender’s request Parent shall (A) deliver paper copies of such documents to the Lender or (B) provide Lender (by fax or electronic mail) with notice of the posting of any such documents contemporaneously with each such posting. Notwithstanding anything to the contrary contained in Section 7.02, Section 7.03 or Section 7.04, effective immediately upon delivery of a written notice (an “Information Declination Notice”) by Lender to Parent that Lender no longer wishes to receive the items described in such sections (or any subclauses thereof), neither Parent nor iPass SPV shall deliver any such items to Lender, pursuant to the terms of this Agreement or otherwise. Lender may, in its sole discretion, rescind any Information Declination Notice by the delivery of written notice of such rescission to Parent, at which time any obligations to comply with Section 7.02, Section 7.03 and/or Section 7.04 (or any subclauses thereof) shall be reinstated as of the date of delivery of such notice.
SECTION 7.04.    Notices. Promptly after a Responsible Officer of Parent or iPass SPV obtains Knowledge thereof notify the Lender:
(a)    of the occurrence of any Default;
(b)    of the occurrence of any ERISA Event;
(c)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Parent or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Parent or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Parent or any Subsidiary, including pursuant to any applicable Environmental Laws;
(d)    (i) termination of any Material Contract; (ii) the receipt by Parent or any of its Subsidiaries of any material notice under any Material Contract, (iii) the entering into of any new Material Contract; or (iv) any material amendment to a Material Contract; or
(e)    of any material change in accounting policies or financial reporting practices by Parent or any Subsidiary.
SECTION 7.05.    Payment of Obligations. Pay and discharge as the same shall become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Parent or such Subsidiary; (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property other than Permitted Liens; (c) all Obligations, as and when due and payable subject to any applicable grace or cure periods and (d) all other obligations and liabilities, except in the case of this clause (d) to the extent such failure would not reasonably be expected to have a Material Adverse Effect.
SECTION 7.06.    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Parent or such Subsidiary, as the case may be and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Parent or such Subsidiary, as the case may be.
SECTION 7.07.    Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating books and records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours, upon reasonable advance notice to Borrowers not more than two (2) times each calendar year (in the absence of an Event of Default); provided, however, that (a) when an Event of Default exists the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing as often as may be reasonably desired, at the expense of the Loan Parties at any time during normal business hours and without advance notice; and (b) the Borrowers shall not be required to pay the reasonable expenses of more than one visit and inspection during any calendar year unless an Event of Default has occurred and is continuing.
SECTION 7.08.    Litigation Cooperation. Make available to Lender, without expense to Lender, Parent, its Subsidiaries and their directors, officers, employees and agents and its corporate, financial and operating books and records to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral (including the Assigned Patent Rights) or the Obligations.
SECTION 7.09.    Use of Proceeds. Use the loan proceeds for (a) with respect to the Initial Term Loan A, the reduction of all outstanding trade payables or other accounts payable and (b) with respect to the Initial Term Loan B and any Delayed Draw Term Loan, working capital, capital expenditures and other general corporate purposes; provided, that in no event shall the proceeds from any Term Loan be used in contravention of any Law or of any Loan Document.
SECTION 7.10.    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (b) take all action to maintain all rights, privileges, permits, licenses and franchises reasonably necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 7.11.    Maintenance of Properties. (a) Maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties used or useful in the business of the Parent and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) maintain, enforce and protect all of the Material Intellectual Property, maintain and keep in full force and effect all issued or registered Material Intellectual Property and continue to prosecute all applications for any Material Intellectual Property.
SECTION 7.12.    Formation or Acquisition of Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the date hereof, Parent shall (a) cause such new Subsidiary to become a Guarantor hereunder, together with such appropriate financing statements, in form and substance reasonably satisfactory to the Lender, (b) pledge all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to the Lender, and (c) to the extent reasonably requested by the Lender, provide to the Lender all other documentation in form and substance reasonably satisfactory to the Lender, including one or more opinions of counsel reasonably satisfactory to the Lender, which in its opinion is customary with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 7.12 shall be a Loan Document.
SECTION 7.13.    Insurance. Keep its business insured for risks and in amounts standard for companies in Parent’s and its Subsidiaries’ industry and location. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Lender. (i) All property policies of the Parent and its Subsidiaries shall have a lender’s loss payable endorsement showing Lender as a lender loss payee and waive subrogation against the Lender; (ii) all liability policies of Parent and its Subsidiaries shall show, or have endorsements showing, the Lender as an additional insured; and (iii) all policies of the Parent and its Subsidiaries (or their respective endorsements) shall provide that the insurer shall give the Lender at least thirty (30) days’ notice (or 10 days’ notice with respect to cancellation for non-payment of any premium) before canceling or declining to renew its policy. At the Lender’s request, Parent and its Subsidiaries shall deliver certified copies of policies and evidence of all premium payments. If the Borrowers fail to obtain insurance as required under this Section 7.13 or to pay any amount or furnish any required proof of payment to third persons and the Lender, the Lender may upon concurrent notice to the Parent make all or part of such payment or obtain such insurance policies required in this Section 7.13, and take any action under the policies the Lender reasonably deems prudent.
SECTION 7.14.    Further Assurances. The Loan Parties shall, at their own expense, execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.
SECTION 7.15.    SPE Compliance. iPass SPV shall comply with, and Parent shall use all commercially reasonable efforts, to the full extent of its power and obligations as an equity holder of iPass SPV, to comply, with the Conduct of Business Provisions set forth in Exhibit I.
SECTION 7.16.    Post-Closing Obligations. Within 30 days after the date hereof, the Loan Parties shall:
(a)    cause each deposit account and securities account of a Loan Party (other than any deposit account in financial institutions outside of the United States) to be made subject to a deposit account control agreement in form and substance satisfactory to the Lender;
(b)    deliver to the Lender evidence in form and substance satisfactory to the Lender that all of the requirements of Section 7.13 shall have been satisfied; and
(c)    implement policies and procedures in form and substance satisfactory to the Lender which are designed to ensure, and which are reasonably expected to ensure, compliance with the FCPA and any other applicable anti-corruption laws, Export Control Regulations, and the representations and warranties contained in Sections 6.22(d) and (e).
SECTION 7.17.    Financial Covenants.
(a)    Minimum Liquidity. The Loan Parties shall have a minimum of [***] of unrestricted cash on which Lender has a perfected Lien at all times;
(b)    Network Access Costs. Parent and its Subsidiaries shall not permit the Network Access Costs, calculated as of the last day of the most recent fiscal quarter of Parent for which financial statements were required to have been furnished to Lender pursuant to Section 7.02(b) to exceed the amounts set forth in the budget delivered to the Lender prior to the Closing Date (the “Closing Date Budget”) by more than [***] (the “NAC Cap”); provided, that the NAC Cap for any calculation period may be increased (without duplication of any increase to the Operating Expense Cap pursuant to clause (c) below) by an amount (calculated on a percentage basis) equal to the percentage amount by which Gross Revenue exceeds the projected gross revenue of Parent and its Subsidiaries as set forth in the Closing Date Budget;
(c)    Operating Expense. Parent and its Subsidiaries shall not permit the Operating Expenses, calculated on a trailing four-quarter basis as of the last day of the most recent fiscal quarter of Parent for which financial statements were required to have been furnished to Lender pursuant to Section 7.02(b), to exceed the amounts set forth in the Closing Date Budget by more than [***] (the “Operating Expense Cap”); provided, that the Operating Expense Cap for any calculation period may be increased (without duplication of any increase to the NAC Cap pursuant to clause (b) above) by an amount (calculated on a percentage basis) equal to the percentage amount by which Gross Revenue exceeds the projected gross revenue of Parent and its Subsidiaries as set forth in the Closing Date Budget; provided, further, that Parent and its Subsidiaries shall not incur any Operating Expenses of the type which are not consistent with those specified in the consolidated statements of income of Parent and its Subsidiaries delivered to Lender prior to the Closing Date; and
(d)    Gross Revenue Reduction. Parent and its Subsidiaries shall not permit any reduction of the Gross Revenue, calculated as of the last day of the most recent fiscal quarter of Parent for which financial statements were required to have been furnished to Lender pursuant to Section 7.02(b), to exceed [***] of the amount of Gross Revenue projected to be achieved in the Closing Date Budget.
SECTION 7.18.     Assigned Patents and Assigned Patent Rights.
(a)    iPass SPV will not waive or modify, and will use best efforts not to suffer the waiver or modification of, any legal rights of a material nature arising out of or relating to the Assigned Patent Rights without the express prior written consent of Lender.
(b)    iPass SPV will be liable to Lender for (and shall pay Lender within fifteen (15) days of delivery by Lender of any demand or invoice for) any expenditures by Lender in connection with (i) the maintenance and preservation of the Collateral, including, but not limited to, taxes, recording fees, appraisal fees, certificate of title charges, recording and filing fees (including Uniform Commercial Code financing statement fees, taxes (including documentary stamps) and search fees), fees arising out of or relating to the Assigned Patent Rights, the reasonable fees and disbursements of Lender’s outside counsel, levies, insurance and repairs; and (ii) in addition to damages for breach of warranty, misrepresentation, or breach of covenant by iPass SPV, the enforcement of this Agreement and the Loan Documents as a result of such breach or misrepresentation, including, but not limited to, the repossession, holding, preparation for sale, and the sale of the Collateral (including reasonable attorneys’ and accountants’ fees and expenses), and all such liabilities shall be included in the definition of Obligations, shall be secured by the security interest granted herein, and shall be payable upon demand.
(c)    iPass SPV shall use its best efforts to ensure that no standards-setting organization shall impose an obligation to license any of the Assigned Patents on particular terms or conditions. iPass SPV will not agree to be subject to any covenant not to sue or other restrictions on its enforcement or enjoyment of the Assigned Patent Rights.
(d)    iPass SPV does not know of and has not received any notice or information of any kind suggesting that the Assigned Patents may be invalid, unpatentable, or unenforceable other than (i) official notices from patent offices in the course of patent prosecution and (ii) allegations from third parties in litigation involving, or invited to take a license under, certain Assigned Patents.
(e)    All applications to Patent any Intellectual Property that is owned by iPass SPV or Parent (or any of its Subsidiaries) shall be filed in the name of iPass SPV, and (i) Parent shall, or shall cause any of its Subsidiaries to, file all documents and take such other actions as shall be necessary or reasonably requested by Lender to assign all right, title and interest in and to such patent application, and all related Trade Secrets, to Parent or any of its Subsidiaries, including the execution of, and recording with the relevant filing office of, a Patent Assignment Agreement with respect to such patent application, and all related Trade Secrets, and (ii) such Patent application shall automatically be deemed an Assigned Patent and such Trade Secrets shall automatically be deemed Assigned Trade Secrets hereunder, and iPass SPV, Parent and each of its Subsidiaries, as applicable, hereby assign to iPass SPV all right, title, and interest in and to such Patent applications and Trade Secrets.
(f)    All Patents acquired by iPass SPV or Parent (or any of its Subsidiaries) from any other Person, or which any right, title or interest arises in Parent (or any of its Subsidiaries), shall be assigned to and held in the name of iPass SPV and (i) Parent shall, or shall cause any of its Subsidiaries to, file all documents and take such other actions as shall be necessary or reasonably requested by Lender to cause all right, title and interest in and to such Patents, and all related Trade Secrets, to vest in iPass SPV, including the execution of, and recording with the relevant filing office of, a Patent Assignment Agreement with respect to such Patents, and all related Trade Secrets, and (ii) such Patents shall automatically be deemed Assigned Patents and such Trade Secrets shall automatically be deemed Assigned Trade Secrets hereunder and shall be owned by iPass SPV together with all Assigned Patent Rights associated therewith, and iPass SPV, Parent and each of its Subsidiaries, as applicable, hereby assign to iPass SPV all right, title, and interest in and to such Patents and Trade Secrets.
SECTION 7.19.    Sale of Equity Interests. At any time during the period commencing on June 1, 2018 through and including June 30, 2018, Parent shall receive no less than $1,000,000 in net cash proceeds from the sale of Parent’s Equity Interests (excluding any Disqualified Equity Interests) [***], which net cash proceeds shall be used by Parent for general working capital purposes.
ARTICLE VIII.    NEGATIVE COVENANTS
Until the Obligations have been fully satisfied in cash and Lender’s commitment to advance credit has expired, Parent and iPass SPV shall not, nor shall they permit any Subsidiary to, directly or indirectly:
SECTION 8.01.    Dispositions. Transfer, or permit any of its Subsidiaries to Transfer, in one transaction or a series of transactions, all or any part of their or their Subsidiary’s business, property or assets except for transfers (a) of surplus, worn-out or obsolete equipment; (b) in connection with Permitted Liens, investments, and any dividends or distributions not prohibited by this Agreement; (c) of nonexclusive licenses for the use of the property of Parent or its Subsidiaries in the ordinary course of business; (d) [reserved]; (e) [reserved]; (f) of cash or cash equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement; (g) pursuant to the Patent Assignment Agreement and the Patent License Agreement; and (h) of other property sold at fair market value not to exceed [***] in the aggregate in any fiscal year of Parent. Notwithstanding the foregoing or anything else herein to the contrary, the iPass SPV shall not Transfer the Assigned Patent Rights and neither Parent nor any of its Subsidiaries shall Transfer its rights under the Patent License Agreement without Lender’s prior written consent (in its sole and absolute discretion) and any such Transfer without the Lender’s prior written consent shall be null and void.
SECTION 8.02.    Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than (i) the businesses currently engaged in by Parent and such Subsidiary, as applicable, or (ii) any additional lines of business engaged in by Parent or such Subsidiary reasonably related thereto; or (b) liquidate or dissolve (other than in the case of any Subsidiary of Parent (other than iPass SPV), and solely to the extent that, if such Subsidiary is a Loan Party, the assets of such Subsidiary are transferred to another Loan Party). No Loan Party shall, without at least thirty (30) days prior written notice to Lender (or such shorter period as it may agree) (a) add any new offices or business locations (unless such new offices or business locations contain less than [***] of any Loan Party’s property); (b) change its jurisdiction of organization; (c) change its organizational structure or type; (d) change its legal name; (e) change any organizational number (if any) assigned by its jurisdiction of organization or (f) permit any Excluded Subsidiary to engage in any business or maintain any assets or generate any revenue, or otherwise conduct any business with any Subsidiary.
SECTION 8.03.    Mergers or Acquisitions. Consummate a Business Combination (except for a Permitted Investment) without obtaining the prior written consent of the Lender (in its sole and absolute discretion).
SECTION 8.04.    Liens. Create, incur, assume or suffer to exist any Lien, except Permitted Liens, upon any of its property, assets or revenues, whether now owned or hereafter acquired.
SECTION 8.05.    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any of its capital stock; provided, that (i) Parent may convert any of its convertible securities into other securities that do not constitute Disqualified Equity Interests pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Parent may pay dividends solely in common stock, (iii) Parent may repurchase the stock of current or former employees or consultants pursuant to stock repurchase agreements so long as no Default or Event of Default exists at the time of such repurchase and would not exist after giving effect to such repurchase, provided, that such repurchases do not exceed in the aggregate [***] per fiscal year, or (iv) Subsidiaries of Parent may make distributions to Parent or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.
SECTION 8.06.    Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Loan Party on terms that are less favorable to Parent or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate other than any transactions between Parent and iPass SPV expressly permitted hereunder.
SECTION 8.07.    Limitation on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) any customary restrictions and conditions contained in agreements relating to Indebtedness permitted under clause (iii) of the definition of “Permitted Indebtedness” or in the agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (iii) customary provisions in leases restricting the assignment or sublet thereof.
SECTION 8.08.    Compliance. Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other Law or regulation, in a material way, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Parent or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
SECTION 8.09.    Indebtedness. Create or suffer to exist any Indebtedness, other than Permitted Indebtedness.
SECTION 8.10.    Amendments to Organization Documents, Patent Assignment Agreement or Patent License Agreement, Accounting Methods and Fiscal Year. Amend, or permit the amendment of, any Loan Party’s or any of their Subsidiaries’ Organization Documents in a manner adverse to the Lender or amend, or permit the amendment of, the Patent Assignment Agreement or Patent License Agreement. Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Reviewed Financial Statements (other than as may be required to conform to GAAP). Cause the fiscal year of the Parent and its Subsidiaries to end on a date other than December 31 of each calendar year unless the Lender consent to a change in such fiscal year (and appropriate related changes to this Agreement).
SECTION 8.11.    Sanctions. Use the proceeds of the Term Loans, or lend, contribute or otherwise make available proceeds of the Term Loans to any Subsidiary of the Parent, joint venture partner or other individual or entity, directly, or knowingly indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to the extent applicable to the Loan Parties or (b) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions in material violation thereof, or in any other manner that will result in a material violation by an individual or entity (including any individual or entity participating in the Transactions Lender or otherwise) of Sanctions.
SECTION 8.12.    Patent Development and Enhancement. [***]
SECTION 8.13.    Trade Payables. Permit any trade payable or other account payable to remain outstanding for more than ninety (90) days after the date such payable is due.
ARTICLE IX.    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”):
SECTION 9.01.    Payment Default. A Loan Party fails to (a) make any payment of principal or interest on any Term Loan on its due date or (b) pay any other payment Obligation and such default shall continue unremedied for a period of, in the case of clause (a), three (3) Business Days and in the case of clause (b), five (5) days, after the date when due and payable or when declared due and payable in accordance with this Agreement.
SECTION 9.02.    Representations and Warranties. Any representation, warranty, certification or other statement made by Parent or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by the Parent or any of its Subsidiaries pursuant hereto or thereto or in connection herewith or therewith shall have been false in any material respect on the date as of which made.
SECTION 9.03.    Specific Covenants. (a) A Loan Party or any Subsidiary thereof fails to deliver any item required in Sections 7.02 or 7.03 or fails to perform or observe any term, covenant or agreement contained in Sections 7.04, 7.07, 7.09, 7.10, 7.12, 7.13, 7.15, 7.17, 7.18, 7.19 or Article 8, or (b) any Guarantor fails to perform or observe any term, covenant or agreement contained in its Guaranty.
SECTION 9.04.    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 9.01, 9.02, or 9.03) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after such Loan Party’s receipt of actual or constructive notice of such failure.
SECTION 9.05.    Cross-Default.
(i)    Parent or any of its Subsidiaries shall fail to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness in an individual principal amount of [***] or more or with an aggregate principal amount of [***] or more;
(ii)    The breach or default by Parent or any of its Subsidiaries with respect to any other term of (a) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or
SECTION 9.06.    Restraint on business. Any injunction, whether temporary or permanent, shall be rendered against any Loan Party or its Subsidiaries that prevents the Loan Parties or their Subsidiaries from operating or otherwise conducting business in the ordinary course for more than [***] consecutive calendar days.
SECTION 9.07.    Asset Seizure. (a) Any material portion of any Loan Party’s or its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver; or (b) any court order enjoins, restrains, or prevents any Loan Party or Subsidiary thereof from conducting any material part of its business, in each case, as to each of clauses (a) and (b), which event continues in existence and is not remedied, dismissed or stayed for [***] days after a Loan Party obtains Knowledge thereof.
SECTION 9.08.    Insolvency Proceedings. (a) Parent or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (b) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person; or (c) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person or an order for relief is entered in any such proceeding, in each case with respect to clauses (b) and (c) above which event continues in existence and is not dismissed or stayed for [***] days after a Loan Party’s receipt of actual or constructive notice of the occurrence thereof.
SECTION 9.09.    Inability to Pay Debts. Parent or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due and such circumstance, event or failure continues in existence and is not remedied for [***] days after a Loan Party’s receipt of actual or constructive notice of such circumstance, event or failure.
SECTION 9.10.    Judgments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of [***] over the amount covered by independent third-party insurance as to which liability has been accepted by the applicable insurance carrier or (ii) in the aggregate at any time an amount in excess of [***] over the amount covered by independent third-party insurance as to which liability has been accepted by the applicable insurance carrier, shall be entered or filed against Parent or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of [***] days (or in any event later than five days prior to the date of any proposed sale thereunder).
SECTION 9.11.    Change of Control. A Change of Control occurs.
SECTION 9.12.    ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of [***] and such ERISA Event continues in existence and is not remedied for [***] days after actual or constructive notice of the occurrence thereof, or (b) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of [***] and such failure to pay continues in existence and is not remedied for [***] days after the date when such payment was due.
SECTION 9.13.    Invalidity of Loan Documents. (a) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or prior to satisfaction in full of all the Obligations, ceases to be in full force and effect; (b) any Loan Party or its Affiliate (i) contests in any manner the validity or enforceability of any Loan Document as a whole or (ii) unsuccessfully contests the asserted applicability by Lender of any specific provision of any Loan Document; or (c) any Loan Party wrongfully denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, in each case, as to each of clauses (a), (b) and (c), which circumstance or event continues in existence and is not remedied or revoked for five (5) Business Days after a Loan Party’s receipt of actual or constructive notice thereof.
SECTION 9.14.    Intellectual Property. (a) iPass SPV fails to meet its obligations under Section 17 of the Borrower Operating Agreement dated as of the date hereof for the timely payment of maintenance fees, annuities or the like for any Patent (for the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future) or (b) any Patent is found invalid, unpatentable or unenforceable due to a future act or omission by iPass SPV.
ARTICLE X.    LENDER’S RIGHTS AND REMEDIES
SECTION 10.01.    Rights and Remedies.
(a)    While an Event of Default occurs and continues Lender may, without notice or demand, do any or all of the following, singularly, consecutively or cumulatively:
(i)    Declare all Obligations (including any Applicable Prepayment Premium and the End of Term Fee) immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers (but if an Event of Default described in Section 9.08 occurs, all Obligations (including any Applicable Prepayment Premium and the End of Term Fee) are immediately due and payable without any action by Lender);
(ii)    Stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between Borrowers and Lender;
(iii)    Make any payments and do any acts it considers necessary or reasonable to protect the Collateral or its security interest in the Collateral. Lender may pay, purchase, contest, or compromise any Lien, other than a Permitted Lien, which appears to be prior or superior to its security interest and in exercising any such powers, incur any liability, expend whatever amounts in its absolute discretion it may deem necessary
(iv)    therefor, including cost of evidence of title, employ counsel and pay reasonable attorneys’ fees;
(v)    Without notice to or demand upon Borrowers and without releasing Borrowers from any obligation hereof, reclaim, recover, maintain, prepare for sale, advertise for sale, and sell the Collateral and in exercising any such powers, incur any liability, expend whatever amounts in its absolute discretion it may deem necessary therefor, including cost of evidence of title, employ counsel and pay reasonable attorneys’ fees. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, Patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 10.01. Borrowers’ rights under all licenses and all franchise agreements inure to Lender’s benefit;
(vi)    Transfer all or part of the Collateral into the name of Lender or its nominee;
(vii)    Demand and receive possession of Borrowers’ corporate, financial and operating books and records; and
(viii)    Exercise all rights and remedies available to Lender under the Loan Documents or at Law or equity, including all remedies provided under the UCC, all of which rights and remedies shall be cumulative and nonexclusive to the extent permitted by law, including, without limitation, the following:
(1)    Upon the occurrence and during the continuance of any Event of Default, Lender shall have all rights and remedies provided by Law, including but not limited to those of a Lender under the UCC as in effect in the States of New York and Delaware on the date hereof and as amended hereafter, in addition to the rights and remedies provided herein or in the Loan Documents. Lender may, in its sole discretion, require Borrowers to assemble the Collateral and make it available to Lender at a place to be designated by Lender that is reasonably convenient to Borrowers and Lender, and without notice except as specified below, dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Lender may deem commercially reasonable. If notice of disposition of Collateral is required by Law, ten (10) days prior notice by Lender to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made shall be deemed to be reasonable notice thereof, and Borrowers waive any other notice. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
Upon the sale of Collateral at any public or private sale, Lender may credit bid and purchase (as determined by Lender in its sole discretion) all or any portion of the Collateral. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy in an action against Borrowers, Borrowers waive the posting of any bond which might otherwise be required. All Lender’s rights and remedies shall be cumulative and none are exclusive. Whether or not default has occurred, all payments made by or on behalf of Borrowers and all credits due Borrowers under this Agreement and under any other Loan Document between Borrowers and Lender may be applied to the Obligations in whatever order and amounts Lender chooses subject to the terms of this Agreement and applicable Law.
(2)    All cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Lender, be held by Lender as collateral for, or then or at any time thereafter applied in whole or in part by Lender against, all or any part of the Obligations in such order as Lender shall elect. Any surplus of such cash or cash proceeds held by Lender and remaining after payment in full of all the Obligations shall be paid over to Borrowers or to whomsoever may be lawfully entitled to receive such surplus.
(3)    Lender may exercise any and all rights and remedies of Borrowers under or in respect of the Collateral.
(4)    All payments received by Borrowers under or in respect of the Collateral shall be received in trust for the benefit of Lender, shall be segregated from other funds of Borrowers and shall be forthwith paid over to Lender in the same form as so received (with any necessary endorsement).
(5)    Whether or not an Event of Default shall have occurred, if Borrowers fail to perform any agreement contained herein, Lender may, in its sole discretion, itself perform, or cause performance of, such agreement, and the reasonable expenses of Lender incurred in connection therewith shall be payable by Borrowers. The powers conferred upon Lender hereunder are solely for the protection of its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.
(6)    Except for the safe custody of any Collateral in its possession and the accounting for monies actually received by it hereunder, Lender shall have no duty as to any Collateral, whether or not Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. Lender shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Lender accords its own property.
(b)    Lender may cause the Collateral to remain on Borrowers’ premises, at Borrowers’ expense, pending sale or other disposition thereof. Lender shall have the right to conduct such sales on Borrowers’ premises or elsewhere, at Borrowers’ expense, on such occasions) as Lender may see fit, and Borrowers, at Lender’s request, will, at Borrowers’ expense, assemble the Collateral and make it available to Lender at such place(s) as Lender may reasonably designate from time to time. Any sale, lease or other disposition by Lender of the Collateral, or any part thereof, may be for cash or other value. Borrowers shall execute and deliver, or cause to be executed and delivered, such instruments, documents, assignments, deeds, waivers, certificates and affidavits and take such further action as Lender shall reasonably require in connection with such sale, and each Borrower hereby constitutes Lender as its attorney-in-fact to execute any such instrument, document, assignment, deed, waiver, certificate or affidavit on behalf of each Borrower and in its name. At any sale of the Collateral, the Collateral to be sold may be sold in one lot as an entirety or in separate lots as Lender may determine. Lender shall not be obligated to make any sale of any Collateral if it determines not to do so, regardless of the fact that notice of sale was given. Lender may, without notice or publication, adjourn any public or private sale or cause the sale to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. In case any sale of Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Lender until the sale price is paid, but Lender shall not incur any liability if any purchaser fails to pay for any Collateral so sold and, in case of any such failure, such Collateral may be sold again. At any public sale, Lender (i) may bid for or purchase the Collateral offered for sale, free (to the extent permitted by Law) from any rights of redemption, stay or appraisal on the part of Borrowers with respect to the Collateral; (ii) make payment on account thereof by using any claim then due and payable to Lender from Borrowers as a credit against the purchase price; and (iii) upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to Borrowers therefor. Borrowers acknowledges that portions of the Collateral may be difficult to preserve and dispose of and may be subject to complex maintenance and management; accordingly, Lender shall have the widest possible latitude in the exercise of its rights and remedies hereunder.
(c)    Any notice required to be given by Lender with respect to any of the Collateral, which notice is given pursuant to Article XI and deemed received pursuant to Article XI at least ten (10) Business Days before a sale, lease, disposition or other intended action by Lender, shall constitute fair and reasonable notice to Borrowers of any such action. A public sale in the following fashion shall be conclusively presumed to be reasonable if (i) the sale is held in a county where any part of the Collateral is located or in which any Borrower has a place of business; (ii) the sale is conducted by auction, but it need not be by a professional auctioneer; (iii) any Collateral is sold as is and without any preparation for sale; and (iv) Borrowers are given notice of such public sale pursuant to the preceding sentence.
(d)    Lender shall have no obligation (i) to preserve any rights to the Collateral against any Person; (ii) to make any demand upon or pursue or exhaust any rights or remedies against Borrowers or others with respect to payment of the Obligations; (iii) to pursue or exhaust any rights or remedies with respect to any of the Collateral or any other security for the Obligations; or (iv) to marshal any assets in favor of Borrowers or any other Person against or in payment of any or all of the Obligations.
(e)    Each Borrower recognizes that one or more Laws may limit the flexibility desired to achieve a more commercially reasonable disposition of Collateral, and it is intended that consideration of such Laws be taken into account in determining commercial reasonableness.
(f)    Each Borrower is aware that Section 9.610 of the UCC states that Lender is able to purchase the pledged Equity Interests of iPass SPV only if they are sold at a public sale. Each Borrower is also aware that SEC staff personnel have, over a period of years, issued various No Action Letters that describe procedures which, in the view of the SEC staff, permit a foreclosure sale of securities to occur in a manner that is public for purposes of Part 6 of Article 9 of the UCC, yet not public for purposes of Section 4(2) of the Securities Act of 1933 (as amended from time to time). Each Borrower is also aware that Lender may wish to purchase the pledged Equity Interests that are sold at a foreclosure sale, and each Borrower believes that such purchase would be appropriate in circumstances in which the pledged Equity Interests are sold in conformity with the principles set forth in the No Action Letters. Each Borrower specifically agrees that a foreclosure sale conducted in conformity with the principles set forth in the No Action Letters (i) shall be considered to be a “public” sale for purposes of Section 9.610 of the UCC; (ii) will not be considered commercially unreasonable solely by virtue of the fact that Lender has not registered or sought to register the Equity Interests under the securities Laws; even if Borrowers agree or the issuer of such Equity Interests agrees to pay all costs of the registration process; and (iii) shall be considered to be commercially reasonable notwithstanding that Lender purchases the pledged Equity Interests at such a sale.
(g)    Borrowers shall pay to Lender, on demand and as part of the Obligations, all reasonable costs and expenses, including court costs and costs of sale, incurred by Lender in exercising any of its rights or remedies hereunder.
SECTION 10.02.    Power of Attorney. Each of iPass SPV and Parent hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to (a) endorse iPass SPV’s or Parent’s name on any checks or other forms of payment or security; (b) make, settle, and adjust all claims under Parent’s or its Subsidiaries’ insurance policies; (c) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (d) Transfer the Collateral into the name of Lender or a third party as the UCC permits; and (e) to sign Parent’s or its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral. Lender’s foregoing appointment as Parent’s and iPass SPV’s attorney-in-fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to extend credit terminates.
SECTION 10.03.    Protective Payments. If Borrowers fail to obtain the insurance required hereunder or fails to pay any premium thereon or fails to pay any other amount which Borrowers are obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and are immediately due and payable, bearing interest at the Default Rate and secured by the Collateral. Lender will make reasonable efforts to provide Borrowers with notice of Lender’s obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.
SECTION 10.04.    Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Lender may apply any funds in its possession to the Obligations in such order as Lender shall determine in its sole and exclusive discretion. Subject to the terms of the Borrower Operating Agreement, any surplus shall be paid to Borrowers or other Persons legally entitled thereto; provided, that Borrowers shall remain liable to Lender for any deficiency. If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.
SECTION 10.05.    No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents and the Transaction Documents are cumulative. Lender has all rights and remedies provided under the UCC, by Law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at Law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
ARTICLE XI.    NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by email or fax transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand- delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender or Borrowers may change its mailing or email address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Article XI.

If to Parent:	iPass Inc. 3800 Bridge Parkway Redwood Shores, California 94065 Attn: Darin Vickery, CFO Phone: (650) 232-4189 Email: dvickery@ipass.com
With a copy to:        Cooley, LLP
3175 Hanover St.
Palo Alto, CA 94304
Attention: Timothy Moore, Esq.
Email: tmoore@cooley.com
Facsimile: (650) 843-7400

If to iPass SPV:	iPass IP LLC c/o iPass Inc. 3800 Bridge Parkway Redwood Shores, California 94065 Attn: Darin Vickery, CFO Phone: (650) 232-4189 Email: dvickery@ipass.com
With a copy to:        Cooley, LLP
3175 Hanover St.
Palo Alto, CA 94304
Attention: Timothy Moore, Esq.
Email: tmoore@cooley.com
Facsimile: (650) 843-7400

If to Lender:
Fortress Credit Corp.
c/o Fortress Investment Group
1345 Avenue of the Americas, 46th Floor
New York, NY 10105
Attention: General Counsel - Credit Funds
Fax No.: 917-639-9672
Email: gc.credit@fortress.com

With a copy to:	Goodwin Procter LLP 3 Embarcadero Center San Francisco, CA 94111 Attn: Fredrich N. Lim Phone: (415) 733-6038 Fax: (415) 390-7973 Email: flim@goodwinlaw.com
ARTICLE XII.    GOVERNING LAW, SUBMISSION TO JURISDICTION, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE
SECTION 12.01.    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of law, except Section 5-1401 of the New York General Obligations Law. Each Borrower hereby irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document, and each Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in the County of New York may be made by certified or registered mail, return receipt requested, or overnight mail with a reputable national carrier, directed to the Borrowers at the address indicated above, and service so made shall be complete five (5) days after the same shall have been so mailed (one day in the case of an overnight mail service).
SECTION 12.02.    Jury Trial Waiver. EACH OF THE BORROWERS AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR TRANSACTION DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE BORROWERS AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF THE BORROWERS AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
SECTION 12.03.    Additional Waivers in the Event of Enforcement. EACH BORROWER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF LENDER UNDER THIS AGREEMENT, ANY AND EVERY RIGHT BORROWERS MAY HAVE TO (A) INJUNCTIVE RELIEF; (B) INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN COMPULSORY COUNTERCLAIMS); AND (C) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING.
ARTICLE XIII.    GENERAL PROVISIONS
SECTION 13.01.    Successors and Assigns. The Loan Documents shall be binding upon and inure to the benefit of the successors and assigns of the parties; provided, however, that no Loan Party may assign or transfer its interest hereunder or thereunder. Lender reserves the right to sell, assign, Transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents (other than the Warrant, as to which assignment, Transfer and other such actions are governed by the terms of the Warrant). Each such assignment shall be recorded in the Register and each such participation shall be recorded in the Participant Register. With respect to participations, Borrower agrees that each participant shall be entitled to the provisions of Section 2.03, subject to the requirements and limitations therein (it being understood that any documentation required under Section 2.03(e) shall be delivered to Lender), to the same extent as if it had acquired its interest by assignment. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Lender agrees not to sell, assign, Transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents (other than the Warrant, as to which assignment, Transfer and other such actions are governed by the terms of the Warrant) to any competitor of Parent, without the prior written consent of Parent.
SECTION 13.02.    Costs and Expenses; Indemnification.
(a)    Lender Expenses. Borrowers shall pay Lender Expenses in accordance with Section 2.02(b) and upon request by Lender.
(b)    Indemnification by Borrowers. Borrowers shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Lender Expenses), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents; (ii) any Term Loan or other extension of credit or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 2.03(c), this Section 13.02(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrowers shall not assert, and the Borrowers hereby waive, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or other extension of credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with any Loan Document or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction. No Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to the Loan Documents or arising out of its activities in connection with any Loan Document.
(d)    Payments. Except as otherwise provided in this Agreement, all amounts due under this Section shall be payable not later than ten (10) Business following demand therefor.
(e)    Survival. The agreements and indemnity provisions in this Section shall survive the repayment, satisfaction or discharge of all the other Obligations.
SECTION 13.03.    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
SECTION 13.04.    Severability of Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of the Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 13.05.    Amendments in Writing; Waiver; Integration. Except as set forth in Section 2.04(a) of this Agreement, no purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, or any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
SECTION 13.06.    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
SECTION 13.07.    Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms, and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.
SECTION 13.08.    Affiliate Activities. The Borrowers hereby expressly acknowledge that Lender and/or certain Affiliates of the Lender (collectively, “Fortress”) are, or on or after the Closing Date may become, direct or indirect owners of warrants or of equity of Parent. Notwithstanding any common ownership and/or control between Fortress, on the one hand, and Lender, on the other hand, (i) the Borrowers acknowledge and agree that: (a) Fortress, on the one hand, and the Lender, on the other hand, are separate and distinct legal entities and (b) the Lender may exercise all the rights, privileges and benefits of the holder of any Term Loan and enforce all remedies and other provisions hereunder and under any other Loan Document without regard to the fact that Fortress is an owner of warrants or of equity of Parent; (ii) to the maximum extent permitted by applicable law, (x) the Borrowers hereby waive and release any and all defenses, affirmative defenses, set- offs, claims, counterclaims or causes of action of any kind of nature that Borrowers or any member or beneficial interest owner of either Borrower may have against the Lender relating to any Term Loan, this Agreement or the other Loan Documents, or the enforcement by the Lender of its rights and remedies hereunder and thereunder, arising by reason of the fact that Fortress is an owner of warrants or of equity of the Parent and (y) the Borrowers waive any and all defenses, affirmative defenses, setoffs, claims counterclaims or causes of action of any kind or nature that the Borrowers may have against Fortress arising by reason of the fact that the Lender is acting in its capacity as lender hereunder; and (iii) Borrowers covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or cause of action or proceeding of any kind or nature whatsoever against the Lender in contravention of the foregoing.
SECTION 13.09.    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable Law, including any state Law based on the Uniform Electronic Transactions Act.
SECTION 13.10.    Register. The Borrowers shall maintain at its offices in Redwood City, California a copy of each Transfer of an interest in the Notes by a Lender delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 13.10 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
SECTION 13.11.    Participant Register. Lender shall, acting solely for this purpose as a nonfiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the Notes) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
SECTION 13.12.    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
SECTION 13.13.    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
SECTION 13.14.    Relationship. The relationship between the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
SECTION 13.15.    Third Parties. Nothing in this Agreement, whether express or implied, is intended to (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
SECTION 13.16.    Payments Set Aside. To the extent that any payment applied to any Obligation (including any payment by way of setoff) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
SECTION 13.17.    Right of Setoff. If an Event of Default has occurred and is continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any of its Affiliates to or for the credit or the account of the Borrowers against any and all of the Obligations, irrespective of whether Lender has made demand under any Loan Document. Lender’s rights under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender shall endeavor to notify the Borrowers promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 13.18.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender receives interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Term Loan or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
SECTION 13.19.    Securitization of Loans; Appointment of Agent.
(a)    Each of Borrowers and Parent hereby acknowledges that the Lender and its Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of any Term Loan as collateral security for loans to the Lenders or its Affiliates or through the sale of any Term Loan or the issuance of direct or indirect interests in any Term Loan. Each of iPass SPV and Parent shall cooperate with the Lender and its Affiliates to effect the Securitization including, without limitation, by (i) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lender in connection with the Securitization; provided that (A) any such amendment or additional documentation does not impose material additional costs on iPass SPV or Parent and (B) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of iPass SPV or Parent under the Loan Documents or change or affect in a manner adverse to iPass SPV and Parent the financial terms of such Term Loan; (ii) providing such information as may be reasonably requested by the Lender in connection with the rating of such Term Loan or the Securitization; and (iii) providing in connection with any rating of such Term Loan a certificate (A) agreeing to indemnify each of Lender and its Affiliates, any rating agencies rating such Term Loan, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or “liabilities” (the “Liabilities”) to which such Lender, its Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact by Parent or any Affiliate of the Parent contained in any Loan Document or in any writing delivered by or on behalf of the Parent or any Affiliate of the Parent to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission by the Parent or any Affiliate of the Parent to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by any Lender or its successors or assigns of the Term Loans and (B) agreeing to reimburse each Lender and its Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.
(b)    The Lender shall have the right, in consultation with the Borrowers and at Borrowers’ expense, to appoint an administrative agent and/or a collateral agent.
SECTION 13.20.    Confidentiality.
(a)    Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement; (g) on a confidential basis to (x) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder; or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section; or (y) becomes available to the Lender on a non-confidential basis from a source other than the Borrowers.  In addition to the foregoing, Lender agrees to comply with the confidentiality requirements of any license or other agreement relating to any Patents with respect to any such agreement set forth on the Disclosure Schedule, provided that the Borrowers shall deliver to Lender a true and correct copy of each such agreement and, in connection therewith, inform Lender of the confidentiality provisions thereof which Lender shall comply.
For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries or the Borrowers’ or any such Subsidiary’s directors, officers, employees, trustees, investment advisors or agents, including accountants and legal counsel relating to the Borrowers or any such Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrowers or any such Subsidiary, provided that, in the case of information received from the Borrowers or any of its Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in no event less than reasonable care.
(b)    Lender acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary of Borrowers, as the case may be; (b) it has developed compliance procedures regarding the use of material non-public information; and (c) it will handle such material non-public information in accordance with applicable Laws, including all securities Laws.
(c)    Unless required under applicable Law, regulatory authority or legal process, Borrowers shall not make any public announcement or similar publicity related to this Agreement or the transactions contemplated herein without the prior written consent of Lender.

[This space intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.
BORROWERS:
IPASS INC.,
a Delaware corporation
By: /s/ Darin R. Vickery
Name: Darin R. Vickery
Title: CFO

LENDER:
FORTRESS CREDIT CORP.,
a Delaware corporation
By: /s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

Schedules

Schedule 1.1 - Collateral
All of the property in which any Loan Party now or hereafter has or will have any right, title or interest or has the power to transfer any rights, in all its forms, in each case whether now or hereafter existing, or hereafter acquired, created or arising, and wherever located, including:
(a)    All Equipment;
(b)    All Inventory and other Goods;
(c)    All Accounts;
(d)    All General Intangibles;
(e)    All real property and Fixtures;
(f)    All Documents, Letter-of-Credit Rights, and Chattel Paper, including U.S. issued patents and patent applications, U.S. trademark registrations and trademark applications, U.S. registered copyrights, domain names, and Foreign Intellectual Property;
(g)    All Deposit Accounts;
(h)    All Instruments and Investment Property;
(i)    All Commercial Tort Claims;
(j)    All Supporting Obligations; and
(k) All Proceeds of any and all of the foregoing.
Notwithstanding the foregoing, the Collateral shall not include Excluded Property.
Capitalized terms used but not defined in this Schedule 1.1 shall have the meanings ascribed to them in the Security Agreement.

Exhibits

Exhibit A

Form of Compliance Certificate

(see attached)

EXHIBIT A - FORM OF COMPLIANCE CERTIFICATE
To: [___________]     Date: __________________

From: iPass, Inc.
The undersigned authorized officer of iPass, Inc., a Delaware corporation (“Parent”) certifies, on behalf of the Borrowers and in his/her capacity as an officer of Parent, and not in an individual capacity, that under the terms and conditions of the Credit Agreement, dated as of June 14, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and between Fortress Credit Corp., a Delaware corporation (“Lender”) and iPass Inc., a Delaware corporation (“Parent” and together with each other Person that becomes a Borrower thereunder, including, for the avoidance of doubt, iPass IP LLC, a Delaware limited liability company (“iPass SPV”) upon the consummation of the SPV Joinder, each a “Borrower” and collectively, the “Borrowers”):
(a)except as noted below, the Borrowers are in complete compliance for the period ending _________________with all payment obligations, representations and warranties and covenants contained in the other Loan Documents and the Transaction Documents, other than circumstances where the failure to perform or the breach of which would not constitute an “Event of Default” under such other Loan Document or Transaction Document;
(b)all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
(c)there are no Events of Default except as may have been disclosed, and explained in reasonable detail, to Lender as noted below;
(d)the Borrowers and each of the Borrowers’ Subsidiaries have timely filed all required Tax returns and reports, and the Borrowers have timely paid all foreign, federal, state and local Taxes, assessments, deposits and contributions owed by the Borrowers except as otherwise permitted pursuant to the terms of Section 7.05 of the Credit Agreement;
(e)no Liens have been levied or claims made against the Borrowers or any of the Borrowers’ Subsidiaries relating to unpaid employee payroll or benefits of which the Borrowers have not previously provided written notification to Lender; and
(f)attached hereto as Attachment A-1 are the required financial statements supporting the certification. Pursuant to such financial statements, Parent hereby certifies, on behalf of the Borrowers, that as of ______________ ___, 20___ (the “Computation Date”) that:
(i)such financial statements are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes;
(ii) the Loan Parties shall have had, from the date of the prior compliance certificate through the Computation Date, a minimum of [***] of unrestricted cash on which Lender has a perfected Lien;
(iii) the Network Operating Costs, calculated as of the last day of the Computation Period did not exceed the amounts set forth in the Closing Date Budget by more than [***]%, as computed on Attachment A-2 hereto;
(iv)the operating expenses of Parent and its Subsidiaries, calculated on a trailing four-quarter basis as of the last day of the Computation Period, did not exceed the amounts set forth in the Closing Date Budget by more than [***]%, as computed on Attachment A-3 hereto; and
(v)the Gross Revenue of Parent and its Subsidiaries, calculated as of the last day of the most recently ended fiscal quarter ending on the Computation Date, has not been reduced by an amount greater than [***] of the amount of Gross Revenue projected to be achieved in the Closing Date Budget, as computed on Attachment A-3 hereto.
The descriptions of the calculations set forth in this Compliance Certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.  In the event of any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Attachment or Schedule attached to an executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of such executed Compliance Certificate.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Annual financial statements with Compliance Certificate	Within 90 days after end of each fiscal year of Parent	Yes No
Quarterly financial statements with Compliance Certificate	Within 45 days after the end of each fiscal quarter of Parent	Yes No
Annual projections	Within 60 days after the end of each fiscal year of Parent	Yes No
The following Intellectual Property was registered (or a registration application submitted) after the Closing Date (if no such registrations or applications, state “None”).

IPASS INC.
By:

Name:

Title:

Attachment A-1
(to _/_/_
Compliance Certificate)

[Annual] [Quarterly] Financial Statements

[(See attached.)]

Attachment A-2
(to _/_/_
Compliance Certificate)
Network Operating Costs
[***]

[***]

Attachment A-3
(to _/_/_
Compliance Certificate)
Operating Expenses
[***]

[***]
Attachment A-3
(to _/_/_
Compliance Certificate)
Gross Revenue
[***]

[***]
Exhibit B

Form of Guaranty

(see attached)

Execution Version
GUARANTY AND SURETYSHIP AGREEMENT
THIS GUARANTY AND SURETYSHIP AGREEMENT (this “Agreement”) made as of June 14, 2018, by iPass Inc., a Delaware corporation (“Parent” and together with each other Person that becomes a Borrower under the Credit Agreement (as defined below), including, for the avoidance of doubt, iPass IP LLC, a Delaware limited liability company (“iPass SPV”) upon the consummation of the SPV Joinder, each a “Borrower” and collectively, the “Borrowers” and, together with their successors and permitted assigns and any other person or entity that becomes a Guarantor hereunder pursuant to Section 5 below, jointly and severally, the “Guarantors” and, individually, a “Guarantor”), in favor of Fortress Credit Corp. (the “Lender”).
Background
The Borrowers and the Lender have entered into that certain Credit Agreement, dated as of the date hereof (as the same may be amended, restated, amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”; terms used herein and not otherwise defined herein are used as defined in the Credit Agreement). Pursuant to the Credit Agreement, the Lender agreed to extend credit to the Borrowers on the terms and conditions described therein. The Borrowers and the other Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the extension of credit by the Lender to the Borrowers pursuant to the Credit Agreement. One of the conditions to the extension of credit under the Credit Agreement is that the Guarantors guaranty payment of, and act as surety for, the obligations of the Borrowers arising out of the Credit Agreement and related agreements and instruments.
NOW THEREFORE, the parties hereto, intending to be legally bound hereby, and in consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, agree as follows:
1.Guaranty and Suretyship.
1.1    Guaranty of Payment. The Guarantors hereby jointly and severally agree to act as surety for the Guaranteed Obligations (as defined in Section 1.2 below), and irrevocably and unconditionally guaranty to the Lender that the Guaranteed Obligations shall be paid in full when due and payable, whether at the stated or accelerated maturity thereof or upon any mandatory prepayment or otherwise.
1.2    Definition of “Guaranteed Obligations”. For purposes of this Agreement, the term “Guaranteed Obligations” shall mean any “Obligations” as that term is defined in the Credit Agreement, including, without limitation, the Obligations of any other Borrower. Notwithstanding the definition of “Guaranteed Obligations” herein, the liability of each Guarantor hereunder is limited to an amount equal to (x) the amount that would render this guaranty void, voidable, or unenforceable against such Guarantor’s creditors or creditors’ representatives under any applicable fraudulent conveyance, fraudulent transfer, or similar act, or under Section 544 or 548 of the Bankruptcy Code of 1978, as amended, minus (y) $1.00.
1.3    Obligations of Guarantors Absolute, Etc. Except as provided in Section 7 hereof, the obligations of the Guarantors hereunder shall be absolute and unconditional. The Guarantors jointly and severally guarantee that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of the Lender with respect thereto. The liability of the Guarantors hereunder shall be absolute and unconditional, irrespective of, and each Guarantor hereby waives all rights, claims or defenses that it might otherwise have (now or in the future) with respect to (whether or not such Guarantor has knowledge thereof):
(a)    any lack of validity or enforceability of any Guaranteed Obligations;
(b)    any change in the time, manner or place of payment of the Guaranteed Obligations;
(c)    any amendment or modification of or supplement to the Loan Documents (including, without limitation, any amendment which would increase the amount of the Guaranteed Obligations) or any furnishing or acceptance of any security, or any release of any security or the release of any Person’s obligations (including without limitation, any Guarantor, any Borrower or any Grantor (as defined in the Security Agreement)), with respect to the Guaranteed Obligations;
(d)    any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such instrument, document or agreement or any exercise or nonexercise of any right, remedy, power or privilege under or in respect of any such instrument by the Lender;
(e)    any counterclaim, setoff, recoupment or defense based upon any claim any Guarantor, any Borrower or any Grantor may have against the Lender (other than payment in full in cash of the Guaranteed Obligations (other than any contingent obligations));
(f)    any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to any Borrower, any Affiliate of the Borrowers or the Guarantors or their respective properties or creditors;
(g)    any invalidity or unenforceability, in whole or in part, of any term hereof or of the Loan Documents;
(h)    any failure on the part of the Borrowers, any Affiliate of the Borrowers or any Person that may have been an Affiliate of the Borrowers for any reason to perform or comply with any term of the Loan Documents;
(i)    any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations, or any subordination of the Guaranteed Obligations to any other Obligations; or
(j)    any other occurrence whatsoever, whether similar or dissimilar to the foregoing (other than payment in full in cash of the Guaranteed Obligations (other than any contingent obligations)).
Each Guarantor hereby expressly waives any and all benefits which might otherwise be available to such Guarantor under applicable law, including, without limitation, California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2849, 2850, 2855, 2899 and 3433.
1.4    Continuing Guaranty. This guaranty and suretyship is an absolute, unconditional, present and continuing guaranty and suretyship of payment and performance and is in no way conditional or contingent; it shall remain in full force and effect until terminated pursuant to Section 7 below.
1.5    Joint and Several Liability. Each and every representation, warranty, covenant and agreement made by the Guarantors, or any of them, under this Agreement shall be and constitute joint and several obligations of all of the Guarantors, whether or not so expressly stated herein.
1.6    Waivers. Each Guarantor hereby waives, to the fullest extent permitted by applicable Law, (a) all presentments, demands for performance, notice of non-performance, protests, notices of protests and notices of dishonor in connection with the Guaranteed Obligations or any agreement relating thereto; (b) notice of acceptance of this Agreement; (c) any requirement of diligence or promptness on the part of the Lender in the enforcement of its rights hereunder or under the Loan Documents; (d) any enforcement of any present or future agreement or instrument relating directly or indirectly to the Guaranteed Obligations; (e) notice of any of the matters referred to in Section 1.3 hereof; (f) notices of every kind and description which may be required to be given by any statute or rule of Law; and (g) any suretyship defenses, defenses based on impairment of collateral or any other defense of any kind which it may now or hereafter have with respect to its liability under this Agreement to the fullest extent permitted by Law (other than payment in full in cash of the Guaranteed Obligations (other than any contingent obligations)). Without limiting the foregoing, the Lender shall not be required to make any demand upon, or to pursue or exhaust any rights or remedies against the Borrowers, the Guarantors or any other Person, or against the Collateral, for the Guaranteed Obligations. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law. Each Guarantor hereby agrees that it will not enforce or otherwise exercise or claim or assert any rights of subrogation or contribution against any Person with respect to the Guaranteed Obligations or any security therefor unless and until all the Guaranteed Obligations (other than contingent indemnification obligations so long as no claim or demand for indemnification then exists or has then been made) are paid in full.
2.    Expenses.
Without limiting or duplicating any other cost reimbursement provisions in the Loan Documents but subject to the limitations set forth in Article III, clause (c) of the Credit Agreement, the Guarantors and the Borrowers shall promptly pay (or reimburse, as the Lender may elect) all reasonable and documented out-of-pocket costs and expenses which the Lender has incurred or may incur in connection with the negotiation, preparation, reproduction, interpretation, administration and enforcement of this Agreement and all amendments, waivers, modifications and supplements hereto and the collection of all amounts due hereunder.
3.    Representations and Warranties.
Each Guarantor hereby represents and warrants that each of the representations and warranties set forth in the Loan Documents as they relate to such Guarantor is hereby incorporated herein by reference and is true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that each such reference in each such representation and warranty to any Borrower’s Knowledge shall, for purposes of this Section 3, be deemed to be a reference to such Guarantor’s Knowledge.
4.    Covenants.

Each of the covenants and agreements of the Borrowers which are set forth or incorporated in any of the Loan Documents and which are expressly applicable or otherwise refer to the Loan Parties are hereby incorporated by reference as though set forth herein in their entirety, and each Guarantor hereby agrees to perform and abide by each such covenant and agreement which purports to be applicable to it.
5.    Additional Parties.
Except as otherwise provided in the Loan Documents, Parent shall at all times constitute the owner of 99.8% of the equity interests of iPass SPV. Any Person that becomes a Subsidiary of Parent (other than a Foreign Holdco or CFC) after the date hereof shall become a Guarantor hereunder, and Parent shall cause such Person to signify its acceptance of the terms hereof by execution and delivery to the Lender of one or more counterparts of the Joinder hereto, appropriately dated.
6.    Right of Set-off.
Pursuant to the Security Agreement, each Guarantor granted a security interest in the Collateral (as defined therein) as security for the payment and performance of the Guaranteed Obligations. Upon the occurrence of and during the continuance of an Event of Default hereunder, each Guarantor hereby authorizes the Lender to apply any such deposit balances now or hereafter in the possession of the Lender to the payment of the Guaranteed Obligations. The provisions hereof shall not be deemed or construed to limit rights of set-off or liens or similar rights which the Lender may otherwise have by reason of applicable Law or other agreement. The Lender agrees to notify the Guarantors promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
7.    Termination of Guaranty.
7.1    Termination of Guaranty Obligations of Guarantors. At such time as all the Guaranteed Obligations have been paid and/or performed in full (other than contingent indemnification obligations so long as no claim or demand for indemnification then exists or has then been made), then the guaranty provided for herein and this Agreement shall terminate automatically without the delivery of any instrument or performance of any act by any party, provided, however, that (i) all indemnities of the Guarantors or the Borrowers contained in this Agreement or any Loan Document shall survive and remain operative and in full force and effect regardless of the termination of this Agreement, and (ii) the guaranty provided for herein shall be reinstated if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Lender upon the insolvency, bankruptcy or reorganization of any Borrower or any Guarantor or otherwise, all as though such payment had not been made.
8.    Miscellaneous.
8.1    Specific Performance. To the extent permitted by applicable Law, the Borrowers and Guarantors hereby authorize the Lender to demand specific performance of this Agreement at any time when such Borrower or such Guarantor shall have failed to comply with any provision hereof, and the Borrowers and Guarantors hereby irrevocably waive any defense based on the adequacy of a remedy at Law which might be asserted as a bar to the remedy of specific performance hereof in any action brought therefor.
8.2    Acknowledgement of Terms of Credit Agreement; Relationship to Credit Agreement. Each Guarantor hereby acknowledges receipt from the Borrowers of a correct and complete copy of the Credit Agreement and consents to all of the provisions of the Credit Agreement as in effect on the date of this Agreement and agrees that, except as otherwise expressly provided in the Credit Agreement, its consent is not required for any amendments, modifications, restatements or waivers of the Credit Agreement or any of the provisions thereof. If any of the terms hereof are inconsistent with those of the Credit Agreement (including, without limitation, any amendments, restatements, supplements and waivers that the Guarantors have been made aware of), those of the Credit Agreement shall control.
8.3    Non-Exclusive Remedies. No remedy or right herein conferred upon, or reserved to the Lender is intended to be to the exclusion of any other remedy or right, but each and every such remedy or right shall be cumulative and shall be in addition to every other remedy or right given hereunder or under any other contract or under law.
8.4    Delay and Non-Waiver. No delay or omission by the Lender to exercise any remedy or right hereunder shall impair any such remedy or right or shall be construed to be a waiver of any Event of Default, right or remedy, or an acquiescence therein, nor shall it affect any subsequent Event of Default of the same or of a different nature. Every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by the Lender.
8.5    Successors and Assigns. Except as otherwise provided in the Credit Agreement, the Lender may assign or transfer this Agreement and any or all rights or obligations hereunder in connection with an assignment of its interests under (and in accordance with the terms of) the Credit Agreement without the consent of any Borrower or any Guarantor and without prior notice. No Guarantor shall assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the Lender or as expressly provided in the Credit Agreement. Notwithstanding the foregoing, if there should be any assignment of any rights or obligations by operation of Law or in contravention of the terms of this Agreement or otherwise, then all covenants, agreements, representations and warranties made herein or pursuant hereto by or on behalf of any Guarantor shall bind the successors and assigns of such Person, jointly and severally (if applicable), together with the Guarantors, whether or not such new or additional Persons execute a joinder hereto or assumption hereof (without the same being deemed a waiver of any default caused thereby) which condition shall not be deemed to be a waiver of any Default or Event of Default arising out of such assignment. The rights and privileges of the Lender under this Agreement shall inure to the benefit of its successors, assigns and participants. All promises, covenants and agreements of any Guarantor contained in this Agreement shall be binding upon the successors and assigns of such Person.
8.6    Amendments and Waivers. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the parties hereto.
8.7    Notices. Any notice contemplated herein or required or permitted to be given hereunder shall be made in the manner set forth in the Credit Agreement and delivered at the addresses set forth on the signature pages to this Agreement, or to such other address as any party hereto may have last specified by written notice to the other party or parties.
8.8    Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement.
8.9    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signature of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by e-mail (in .pdf form) shall be effective as delivery of a manually executed counterpart of this Agreement.
8.10    Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby. Any invalidity, illegality or unenforceability of any term or provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction. Any invalidity, illegality or unenforceability of any term or provision of this Agreement in any jurisdiction or as against any Guarantor shall not affect the validity, legality or enforceability of any other terms hereof or in any other jurisdiction or against any Guarantor.
9.    Indemnification.
Each Guarantor shall indemnify, reimburse and hold harmless all Indemnitees from and against any and all losses, claims, liabilities, damages, and related expenses, of any kind or nature, (including the reasonable fees relating to the cost of investigating and defending any of the foregoing) imposed on, incurred by or asserted against such Indemnitee in any way related to or arising from or alleged to arise from this Agreement, the Collateral or the guarantees provided herein except any such losses, claims, liabilities, damages, and related expenses which result from (i) the gross negligence or willful misconduct of the Indemnitee as determined by a final nonappealable decision of a court of competent jurisdiction or (ii) a claim brought by a Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder, if the Grantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This indemnification provision is in addition to, and not in limitation of, any other indemnification provision in any other Loan Document.
10.    [Reserved]
11.    Governing Law; Jurisdiction; Waiver of Jury Trial.
11.1    Governing Law. This Agreement and any claims, controversy, disputed or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York.
11.2    Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan
Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to the Collateral against the Guarantors or their properties in the courts of any jurisdiction.
11.3    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.2 above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
11.4    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.7. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
11.5    Waiver of Jury Trial.
(a)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(b)    In the event any such action or proceeding is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in clause (a) above is determined or held to be ineffective or unenforceable, the parties agree that all actions or proceedings shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Los Angeles County, California. Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding. In the event any actions or proceedings are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by Law notwithstanding that all actions or proceedings are otherwise subject to resolution by judicial reference.
11.6    Waiver of Consequential Damages. EXCEPT AS PROHIBITED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
11.7    Certification and Acknowledgment. Each party to this Agreement (i) certifies that neither the Lender nor any representative or attorney of the Lender has represented, expressly or otherwise, that the Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it has been induced to enter into this Agreement and each other Loan Document by, among other things, the mutual waivers and certifications herein. The provisions of this section have been fully disclosed to the parties and the provisions shall be subject to no exceptions. No party has in any way agreed with or represented to any other party that the provisions of this section will not be fully enforced in all instances.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Guaranty and Suretyship Agreement on the date and year first above written.
GUARANTOR:
IPASS INC.
By:
Name:
Title:

LENDER:
FORTRESS CREDIT CORP.
By:
Name:
Title:

JOINDER
The undersigned acknowledges that it is a Guarantor under the Guaranty and Suretyship Agreement, dated June 14, 2018 made by iPass Inc., a Delaware corporation (“Parent” and together with each other Person that becomes a Borrower under the Credit Agreement (as defined therein), including, for the avoidance of doubt, iPass IP LLC, a Delaware limited liability company (“iPass SPV”) upon the consummation of the SPV Joinder, each a “Borrower” and collectively, the “Borrowers” and, together with their successors and permitted assigns and any other person or entity that becomes a Guarantor hereunder pursuant to Section 5 thereof, jointly and severally, the “Guarantors” and, individually, a “Guarantor”), in favor of Fortress Credit Corp. (the “Lender”), and hereby agrees to be bound by the foregoing Guaranty and Suretyship Agreement and to perform the covenants applicable to Guarantors contained or incorporated therein, and hereby confirms the accuracy in all material respects (without duplication of any materiality qualifier contained therein) of the representations and warranties made or incorporated therein insofar as such representation and warranties purportedly relate to the undersigned.
[    ]
By:
Name:
Title:
Address:
Phone No.:
Fax No.:
Attention:

ACTIVE/95370277.4

Exhibit C

Form of Patent Assignment Agreement
(see attached)

PATENT ASSIGNMENT AGREEMENT
THIS PATENT ASSIGNMENT AGREEMENT (the “Assignment”) entered into as of [●], 2018 (the “Effective Date”), between IPASS IP LLC, a Delaware limited liability company (“Assignee”), on the one hand, and IPASS INC., a Delaware corporation (“Assignor”) on the other hand.
WHEREAS, Assignor, Assignee, and FORTRESS CREDIT CORP., a Delaware corporation (“Lender”), are parties to that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”); and
WHEREAS, pursuant to the Credit Agreement, Assignor has agreed to assign to Assignee, and Assignee wishes to acquire from Assignor, certain patents, patent applications and ancillary rights thereto.
NOW THEREFORE, in consideration of the premises and mutual agreements and subject to the terms and conditions set forth herein and in the Credit Agreement, and intending to be legally bound hereby, the parties agree as follows:
SECTION 1.    Loan Documents. Terms capitalized but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. The parties hereto acknowledge and agree that this Assignment is entered into pursuant to the Credit Agreement, and further reference is made to the Loan Documents for the rights and obligations of the parties with respect to the Assigned Patents. In the event of a conflict between the Loan Documents and the terms of this Assignment, the terms of the Loan Documents shall govern.
SECTION 2.    Assignment. Assignor hereby sells, assigns, transfers, conveys, sets over, and delivers to Assignee all right, title, and interest, whether now or hereafter existing or existing, acquired or arising in, to, and under the following (collectively, the “Assigned Patents”):
(a)    all patents owned or exclusively licensed to, issued to, or for which applications have been filed by or are pending in the name of, Assignor, including, without limitation, the patents and patent applications set forth on Schedule 1 attached hereto;
(b)    all patents and patent applications: (i) to which any of the Assigned Patents directly or indirectly claims priority; or (ii) for which any of the Assigned Patents directly or indirectly forms a basis for priority;
(c)    all reissues, reexaminations, extensions, renewals, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, and divisionals of any item in any of the foregoing clauses (a) and (b);
(d)    all foreign patents, patent applications, and counterparts relating to any item in any of the foregoing clauses (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances;
(e)    all items in any of the foregoing in clauses (b) through (d), whether or not expressly listed on the Disclosure Schedules to the Credit Agreement and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like;
(f)    inventions, invention disclosures, and discoveries described in any of the Assigned Patents or any item in the foregoing clauses (b) through (e) that: (i) are included in any claims therein or any item in the foregoing clauses (b) through (e); (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any item in the foregoing clauses (b) through (e); or (iii) could have been included as a claim in any of the Assigned Patents or any item in the foregoing clauses (b) through (e);
(g)    all rights to apply in any or all countries of the world for patents or other governmental grants or issuances of any type related to any item in any of the foregoing clauses (a) through (f), including, without limitation, under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;
(h)    all claims, causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of any type related to any item in any of the foregoing clauses (a) through (g), whether for (i) damages; (ii) injunctive relief; and (iii) any other remedies of any kind for past, current, and future infringement, misappropriation, or other violation; and
(i)    all rights to collect income, royalties, damages and other payments due or payable under or with respect to any of the foregoing clauses (a) through (h).
For clarity, the “Assigned Patents” shall include all patents and patent applications assigned to Assignee, and that are deemed to be “Assigned Patents”, pursuant to Section 7.18 of the Credit Agreement.
SECTION 3.    Authorization and Request. Assignor hereby authorizes and requests the U.S. Patent and Trademark Office or corresponding foreign patent office or Governmental Authority in each jurisdiction to issue and record any and all patents, certificates of invention, utility models or other governmental grants or issuances that may be granted upon any of the Assigned Patents in the name of Assignee, as the assignee to the entire interest therein, subject to licenses to Assignor and third parties and sublicensees of such parties.
SECTION 4.    Further Assurances. Assignor will, at the reasonable request of Assignee, and provided Assignee bears the cost of doing so, do all things reasonably within its power and that are necessary, proper, or advisable, including without limitation, the execution, acknowledgment, and recordation of specific assignments, oaths, declarations, and other documents on a country-by-country basis, to assist Assignee in obtaining, perfecting, sustaining, or enforcing the Assigned Patents.
SECTION 5.    Successors and Assigns. The terms and conditions of this Assignment will inure to the benefit of Assignee, its successors, assigns, and other legal representatives and will be binding upon Assignor, its successors, assigns, and other legal representatives.
SECTION 6.    Governing Law; Submission to Jurisdiction. This Assignment shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of law, except Section 5-1401 of the New York General Obligations Law; provided, however, that the prosecution, perfection, issuance, maintenance, validity and enforceability of any Assigned Patent Rights arising under the Laws of any other jurisdiction, and the interpretation and enforceability of any rights granted under such Assigned Patent Rights, will be governed by the Laws of that jurisdiction without reference to choice of law principles to the contrary. Assignor hereby irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in the
County of New York over any suit, action or proceeding arising out of or relating to this Assignment, and Assignor hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in the County of New York may be made by certified or registered mail, return receipt requested, or overnight mail with a reputable national carrier, directed to the Assignor at the address indicated above, and service so made shall be complete five (5) days after the same shall have been so mailed (one day in the case of an overnight mail service).
SECTION 7.    Jury Trial Waiver. ASSIGNEE AND ASSIGNOR HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY ASSIGNEE AND ASSIGNOR, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ASSIGNEE AND ASSIGNOR ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
SECTION 8.    Severability of Provisions. If any provision of this Assignment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Assignment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 9.    Counterparts. This Assignment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all of which taken together, constitute one agreement.
[This space intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Assignment to be executed by their duly authorized representatives as of the Effective Date.
ASSIGNEE:
IPASS IP LLC,
a Delaware limited liability company
By:
Name:    [●]
Title:    [●]
ATTESTATION OF SIGNATURE UNDER 28 U.S.C. § 1746
The undersigned witnessed the signature of [●] to the above Patent Assignment on behalf of IPASS IP LLC, a Delaware limited liability company and makes the following statements:

1.	I am over the age of 18 and competent to testify as to the facts in this Attestation block if called upon to do so.

2.
[●] is personally known to me (or proved to me on the basis of satisfactory evidence) and appeared before me on [●] __, 2018 to execute the above Patent Assignment on behalf of IPASS IP LLC, a Delaware limited liability company.

3.	[●] subscribed to the above Patent Assignment on behalf of IPASS IP LLC, a Delaware limited liability company.
I declare under penalty of perjury under the Laws of the United States of America that the statements made in the three (3) numbered Sections immediately above are true and correct.
EXECUTED on [●] __, 2018
x
Print Name:

ASSIGNOR:
IPASS INC.,
a Delaware corporation
By:
Name:    [●]
Title:    [●]
ATTESTATION OF SIGNATURE UNDER 28 U.S.C. § 1746
The undersigned witnessed the signature of [●] to the above Patent Assignment on behalf of IPASS INC., a Delaware corporation and makes the following statements:

1.	I am over the age of 18 and competent to testify as to the facts in this Attestation block if called upon to do so.

2.
[●] is personally known to me (or proved to me on the basis of satisfactory evidence) and appeared before me on [●] __, 2018 to execute the above Patent Assignment on behalf of IPASS INC., a Delaware corporation.

3.	[●] subscribed to the above Patent Assignment on behalf of IPASS INC., a Delaware corporation.
I declare under penalty of perjury under the Laws of the United States of America that the statements made in the three (3) numbered Sections immediately above are true and correct.
EXECUTED on [●] __, 2018
x
Print Name:

Schedule 1
Assigned Patents

Schedule 2
License Agreements

Intellectual Property Licenses
LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER, IF ANY	DESCRIPTION

Exhibit A
Schedule of Exceptions

Exhibit D
Form of Patent License Agreement
(see attached)

PATENT LICENSE AGREEMENT
THIS PATENT LICENSE AGREEMENT (this “Agreement”) is entered into as of [●, 2018 (the “Effective Date”), between IPASS IP LLC, a Delaware limited liability company (“Licensor”) and IPASS INC., a Delaware corporation (“Licensee”).
WHEREAS, Licensor, Licensee and FORTRESS CREDIT CORP., a Delaware corporation (“Lender”) are parties to that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”);
WHEREAS, pursuant to the Credit Agreement, Licensor and Licensee entered into that certain Patent Assignment Agreement, dated as of the date hereof (the “Patent Assignment”) pursuant to which Licensee assigned to Licensor certain patents, patent applications and other ancillary rights; and
WHEREAS, pursuant to the Credit Agreement, Licensor wishes to grant to Licensee, and Licensee wishes to receive from Licensor, a non-exclusive license under the patents and patent rights assigned pursuant to the Patent Assignment.
NOW THEREFORE, in consideration of the premises and mutual agreements and subject to the terms and conditions set forth herein and in the Credit Agreement, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1
DEFINITIONS
Terms capitalized but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:
“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§101 et seq.
“Credit Agreement” has the meaning set forth in the Recitals.
“Licensed Patent Rights” means all of the following rights of Licensor, whether now or hereafter existing or existing, acquired or arising:
(a)    all patents owned or exclusively licensed to, issued to, or for which applications have been filed by or are pending in the name of, Licensor, including, without limitation, the patents and patent applications set forth on Schedule 1 attached hereto (the “Licensed Patents”);
(b)    all patents and patent applications: (i) to which any of the Licensed Patents directly or indirectly claims priority; or (ii) for which any of the Licensed Patents directly or indirectly forms a basis for priority;
(c)    all reissues, reexaminations, extensions, renewals, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, and divisionals of any item in any of the foregoing clauses (a) and (b);
(d)    all foreign patents, patent applications, and counterparts relating to any item in any of the foregoing clauses (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances;
(e)    all items in any of the foregoing in clauses (b) through (d), whether or not expressly listed on the Disclosure Schedules to the Credit Agreement and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like;
(f)    inventions, invention disclosures, and discoveries described in any of the Licensed Patents or any item in the foregoing clauses (b) through (e) that: (i) are included in any claim in the Licensed Patents or any item in the foregoing clauses (b) through (e); (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the Licensed Patents or any item in the foregoing clauses (b) through (e); or (iii) could have been included as a claim in any of the Licensed Patents or any item in the foregoing clauses (b) through (e);
(g)    all rights to apply in any or all countries of the world for patents or other governmental grants or issuances of any type related to any item in any of the foregoing clauses (a) through (f), including, without limitation, under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;
(h)    all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Licensed Patents or any item in any of the foregoing clauses (b) through (g), including, without limitation, all causes of action and other enforcement rights for (i) damages; (ii) injunctive relief; and (iii) any other remedies of any kind for past, current, and future infringement, misappropriation or other violation; and
(i)    all rights to collect income, royalties, damages and other payments due or payable under or with respect to any of the Licensed Patents or any item in any of the foregoing clauses (a) through (h).
For clarity, the “Licensed Patents” shall include all patents and patent applications assigned to Licensor, and that are deemed to be “Assigned Patents”, pursuant to Section 7.18 of the Credit Agreement.
“Licensed Product” means any product or service of Licensee where the making, having made, using, offering for sale, selling or importing of such product would infringe one or more claims of the Licensed Patents absent the license granted under Section 2.01.
“Patent Assignment” has the meaning set forth in the Recitals.
ARTICLE 2
LICENSE
SECTION 2.01        License Grant
. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the Term, a fully paid-up, royalty-free, worldwide, non-transferable (except pursuant to Section 6.02), non-exclusive license under the Licensed Patent Rights to make, have made (subject to Section 2.02), use, sell, offer for sale, and import Licensed Products. The license granted under this Section 2.01 includes the right to grant sublicenses only to customers, distributors, resellers and other Persons involved in the distribution, manufacture, sale, offer for sale, import or use of Licensed Products, but only to the extent such manufacture, use, sale offer for sale or import activities are limited to Licensed Products. No rights to grant sublicenses to third parties other as expressly set forth in this Section 2.01 (subject to Section 2.02) are granted to Licensee.
SECTION 2.02        Have Made Rights. Licensee understands and acknowledges that the “have made” rights granted in Section 2.01 extend only to (a) any Licensed Products that were made by a third party manufacturer on behalf of Licensee prior to the Effective Date and (b) any Licensed Products made by a third party manufacturer on behalf of Licensee or an original equipment manufacturer (OEM) of Licensee after the Effective Date: (i) for which the Licensed Products will be branded by Licensee; (ii) where the designs, specifications, and working drawings for the manufacture of the Licensed Products to be made by that third party manufacturer are furnished to the third party manufacturer primarily by Licensee; or (iii) which are follow-on or derivative products of the Licensed Products made by a third party manufacturer on behalf of Licensee prior to the Effective Date.
SECTION 2.03        Reserved Rights; Limitations. Nothing contained in this Agreement will be construed as conferring any rights by implication, estoppel, or otherwise, under any intellectual property rights other than the rights expressly granted in this Agreement with respect to the Licensed Patent Rights. All rights not expressly granted in this Agreement are reserved by Licensor.
SECTION 2.04        Patent Marking. Licensee will mark products made under the license granted in Section 2.01 with the patent numbers of any applicable patents included in the Licensed Patent Rights within a reasonable time from issuance of any patents for any pending applications in the Licensed Patent Rights in a manner that complies with the marking requirements set forth in 35 U.S.C. § 287(a), as amended from time to time, and any other similar laws in other jurisdictions.
SECTION 2.05        No Patent Laundering. Without limiting any other restriction on the rights and license granted under this Agreement or implying any right not expressly granted under this Agreement, the license granted under this Agreement covers solely Licensed Products and does not cover manufacturing activities that Licensee may undertake for any third parties for the purpose of providing any such third party coverage under the license granted in this Agreement.
SECTION 2.06        Agreement to Provide Personal Services
. Licensee expressly understands and agrees that the rights granted under this Agreement are personal to Licensee, that this Agreement requires Licensee to provide personal services and that in the event Licensee becomes subject to a proceeding under the Bankruptcy Code or another insolvency proceeding: (i) neither Licensee, nor any trustee or other Person authorized to act for or on behalf of Licensee, shall be entitled to assume or assign this Agreement, pursuant to Section 365 of the Bankruptcy Code or otherwise, without the specific, prior, written consent of Licensor; (ii) until assumption of this Agreement (A) this Agreement shall not be deemed to be property of the estate for any purpose; (B) neither Licensee nor any trustee or other Person authorized to act for or on behalf of Licensee may continue to use the Licensed Patent Rights or the Licensed Products; and (C) neither Licensee nor any trustee or other Person authorized to act for or on behalf of Licensee may attempt to have this Agreement “ride through” any proceeding under the Bankruptcy Code or another insolvency proceeding; and (iii) Licensee or any trustee or other Person authorized to act for or on behalf of Licensee shall be required to make a determination (and obtain court approval thereof) as to whether to assume or reject this Agreement no later than 90 days after the commencement of such proceeding (which deadline shall not be extended without the specific, prior, written consent of Licensor) and if court approval of any assumption is not obtained prior to the expiration of such period, this Agreement shall be automatically and without the requirement of the taking of any action or notice, be irrevocably deemed to be rejected. Nothing in this Section, this Agreement or otherwise shall be deemed to constitute Licensor’s consent to such assumption.
ARTICLE 3
TERM; TERMINATION
SECTION 3.01        Term. Unless otherwise terminated under Section 3.02, the term of this Agreement will begin on the Effective Date and will continue until all claims of the patents included in the Licensed Patent Rights expire or are held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken (the “Term”).
SECTION 3.02    Termination. This Agreement will immediately terminate without further action of either party if any one of the following conditions occurs:
(a)    the Licensed Patent Rights are assigned to Licensee after the repayment of amounts due under the Credit Agreement;
(b)    Licensee files a voluntary petition under the Bankruptcy Code or commences any other insolvency proceeding requesting or effectuating the winding-up, dissolution, or liquidation of the company;
(c)    Licensee is adjudicated bankrupt or insolvent or ordered by a court to wind-up, liquidate or dissolve the company;
(d)    the appointment of a receiver, supervisor or liquidator for all or substantially all of Licensee’s property;
(e)    Licensee makes any assignment for the benefit of Licensee’s creditors;
(f)    the commencement of any involuntary petition under the Bankruptcy Code against Licensee, or the institution of any other involuntary insolvency proceedings or proceedings for the liquidation, dissolution, or winding up of the business of Licensee or for the termination of any of its corporate charter; or
(g)    any transfer or attempted transfer of this Agreement or any rights granted hereunder (by change of control, operation of law or otherwise) that is not expressly permitted by this Agreement.
SECTION 3.03    Effect of Termination; Survival.
(h)    Upon the expiration or termination of this Agreement, all licenses granted under this Agreement will terminate as of the date of such termination.
(i)    The following Articles and Sections will survive any termination of this Agreement or expiration of the Term: 1, 2.03, 3.03, 5, and 6.
ARTICLE 4
LITIGATION
SECTION 4.01        Licensor
. Licensor has no obligation under this Agreement to institute any action or suit against any third parties for infringement of any Licensed Patent Rights, or to be party to or defend any action or suit brought by any third party that challenges or concerns the validity, enforceability, or scope of any of the Licensed Patent Rights. Licensor has no obligation under this
Agreement to file or prosecute any patent application included in the Licensed Patent Rights, secure any Licensed Patent Rights, or maintain any Licensed Patent Rights.
SECTION 4.02        Patent Litigation. Licensee has no right under this Agreement to (a) institute any action or suit for infringement of any of the Licensed Patent Rights or (b) be party to or defend any action or suit brought by any third party challenging the validity, enforceability, or scope of any of the Licensed Patent Rights.
ARTICLE 5
GOVERNING LAW, SUBMISSION TO JURISDICTION, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE
SECTION 5.01        Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of law, except Section 5-1401 of the New York General Obligations Law; provided, however, that the prosecution, perfection, issuance, maintenance, validity and enforceability of any Licensed Patent Rights arising under the Laws of any other jurisdiction, and the interpretation and enforceability of any rights granted under such Licensed Patent Rights, will be governed by the laws of that jurisdiction without reference to choice of law principles to the contrary. Licensee hereby irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this Agreement, and Licensee hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in the County of New York may be made by certified or registered mail, return receipt requested, or overnight mail with a reputable national carrier, directed to Licensee at the address indicated above, and service so made shall be complete five (5) days after the same shall have been so mailed (one day in the case of an overnight mail service).
SECTION 5.02        Jury Trial Waiver. EACH OF LICENSEE AND LICENSOR HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LICENSEE AND LICENSOR, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LICENSEE AND LICENSOR ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
ARTICLE 6
GENERAL PROVISIONS
SECTION 6.01        No Representations
. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE LICENSED PATENT RIGHTS. THE LICENSED PATENT RIGHTS ARE PROVIDED “AS IS.” LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY. WITHOUT LIMITATION, NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN ASSURANCE, WARRANTY OR REPRESENTATION (A) AS TO THE VALIDITY, ENFORCEABILITY, OR SCOPE OF ANY LICENSED PATENT; (B) THAT PRACTICE OF THE LICENSED PATENT RIGHTS OR ANYTHING MADE, USED, SOLD, OR OTHERWISE DISTRIBUTED OR DISPOSED OF UNDER
ANY LICENSE GRANTED HEREIN IS OR WILL BE FREE FROM INFRINGEMENT OF ANY OTHER PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; OR (C) THAT THE LICENSED PATENT RIGHTS WILL NOT BE FOUND INVALID, UNPATENTABLE, OR UNENFORCEABLE FOR ANY REASON IN ANY ADMINISTRATIVE, ARBITRATION, JUDICIAL, OR OTHER PROCEEDING.
SECTION 6.02        Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Licensee may not assign, pledge, or otherwise encumber this Agreement or any rights or obligations under it (including without limitation by change of control, operation of law, or otherwise) without Licensor’s specific, prior written consent (which may be granted or withheld in Licensor’s sole, absolute, and exclusive discretion). Licensor has the right, without the consent of or notice to Licensee, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Licensor’s obligations, rights, and benefits under this Agreement.
SECTION 6.03        Indemnification. As between Licensor and Licensee, Licensee will be solely responsible for any and all claims, liabilities, damages, costs and expenses arising out of or in connection with the design, development, use, manufacture, sale, distribution, importation, advertising and other disposition of the Licensed Products. Licensee agrees to indemnify, defend and hold Licensor and its directors, officers, employees, agents, and attorneys, or any other Person affiliated with or representing Licensor harmless against all obligations, demands, claims, and liabilities claimed or asserted by any third party in connection with the manufacture, use, sale, offer for sale or importation of the Licensed Products.
SECTION 6.04        Severability of Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 6.05        Amendments in Writing; Waiver; Integration. No purported amendment or modification of this Agreement, or waiver, discharge or termination of any obligation under this Agreement, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, or any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on this Agreement. Any waiver granted shall be limited to the specific circumstance expressly described in it and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. This Agreement, together with all Schedules hereto and the other Loan Documents, represent the entire agreement about this subject matter and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement. In the event of any conflict between any provision of this Agreement and any provision of any other Loan Document, this Agreement shall govern.
SECTION 6.06        Counterparts
. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all of which, taken together, constitute one agreement.
SECTION 6.07        Confidentiality. The existence of this Agreement, and the identities of the parties and the Licensed Patent Rights, are not confidential; provided, however, the specific terms and conditions of this Agreement are confidential and will only be disclosed by either party to a third party: (a) with the prior written consent of the other party; (b) as required by Law, legal process or by any Governmental Authority; (c) in confidence to such other party’s shareholders, legal counsel and professional advisors; (d) in connection with a proposed or actual acquisition of either party; provided that any such disclosure is made pursuant to a nondisclosure agreement in a form and substance reasonably acceptable to the other party; or (e) in patent infringement litigation involving any Licensed Patent Rights.
SECTION 6.08        Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Licensee and Licensor arising out of or relating to this Agreement, each party shall be responsible for its own costs and expenses, including, but not limited to, attorneys’ fees.
SECTION 6.09        Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
SECTION 6.10        Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
SECTION 6.11        Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
SECTION 6.12        Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.
LICENSOR:
IPASS IP LLC,
a Delaware limited liability company
By:
Name:    [●]
Title:    [●]
Address:
[●]
[●]
Attn: [●]
Phone: [●]
Fax: [●]
Email: [●]

LICENSEE:
IPASS INC.,
a Delaware corporation
By:
Name:    [●]
Title:    [●]
Address:
[●]
[●]
Attn: [●]
Phone: [●]
Fax: [●]
Email: [●]

Schedule 1
Licensed Patents

OWNER	REGISTRATION NUMBER	PATENT NAME

Exhibit E
Form of Perfection Certificate
(see attached)

PERFECTION CERTIFICATE
Reference is hereby made to (a) that certain Credit Agreement, dated as of June 14, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among iPass Inc., a Delaware corporation (“Parent” and together with each other Person that becomes a Borrower thereunder, including, for the avoidance of doubt, iPass IP LLC, a Delaware limited liability company (“iPass SPV”) upon the consummation of the SPV Joinder, each a “Borrower” and collectively, the “Borrowers”), each of the other Guarantors party thereto from time to time, Fortress Credit Corp., as Lender, and (b) that certain Security Agreement dated as of June 14, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”) by and among Borrowers, the Guarantors (each, an “Obligor” and collectively, the “Obligors”), and Lender.
Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the UCC is used to define any term used herein and if such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. As used herein, the term “Loan Parties” shall mean the “Loan Parties” as that term is defined in the Credit Agreement and “UCC” shall mean the “UCC” as that term is defined in the Security Agreement.
The undersigned, the Chief Financial Officer of Parent, hereby certifies (in my capacity as Chief Financial Officer and not in my individual capacity) to the Lender as follows as of the Closing Date:
1.    Names.
(a)    The exact legal name of each Loan Party, as such name appears in its certified certificate of incorporation, articles of incorporation, certificate of formation, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Loan Party. Each Loan Party has qualified to do business in the states listed on Schedule 1(a).
(b)    Set forth in Schedule 1(b) hereto is a list of any other legal names each Loan Party has had in the past five years, together with the date of the relevant name change.
(c)    Set forth in Schedule 1(c) is a list of all other names used by each Loan Party in connection with any business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Service, in each case, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.
2.    Chief Executive Offices. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.
3.    Real Property.
(a)    Attached hereto as Schedule 3(a) is a list of all (i) real property of each Loan Party, (ii) filing offices for any mortgages encumbering the Real Property or to encumber, the Real Property as of the Closing Date, (iii) common names, addresses and uses of each parcel of Real Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described on Schedule 3(a) attached hereto: (A) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 3(a) and (B) no Loan Party has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated by the Loan Documents.
(b)    Schedule 3(b) sets forth all third parties (“Bailees”) with possession of any Collateral (including inventory and equipment) of the Loan Parties, including the name and address of such Bailee, a description of the inventory and equipment in such Bailee’s possession and the location of such inventory and equipment (if none please so state).
4.    Extraordinary Transactions. Except for those purchases, mergers, acquisitions, consolidations, and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.
5.    Stock Ownership and Other Equity Interests. Attached hereto as Schedule 5(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and its Subsidiaries and the record and beneficial owners of such Equity Interests (other than Equity Interests of Parent). Also set forth on Schedule 5(a) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Attached hereto as Schedule 5(b) is a true and correct organizational chart of Parent, Borrowers and their Subsidiaries.
6.    Instruments and Chattel Paper. Attached hereto as Schedule 6 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of Indebtedness held by each Loan Party as of the Closing Date having an aggregate value or face amount in excess of [***], including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries.
7.    Intellectual Property.
(a)    Schedule 7(a) provides a complete and correct list of all registered Copyrights (as defined in the Credit Agreement) owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party. Schedule 7(a)
provides a complete and correct list of all Patents (as defined in the Credit Agreement) owned by any Loan Party and all applications for Patents owned by any Loan Party. Schedule 7(a) provides a complete and correct list of all registered Trademarks (as defined in the Credit Agreement) owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party.
(b)    Schedule 7(b) provides a complete and correct list of all licenses of Intellectual Property entered into by any Loan Party pursuant to which (i) any Loan Party has provided any license or other rights in Intellectual Property (as defined in the Credit Agreement) owned or controlled by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) or (ii) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party;
(c)    Attached hereto as Schedule 7(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office (as applicable) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, United Patents, United States Copyrights and Intellectual Property Licenses set forth on Schedule 7(a) and Schedule 7(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.
8.    Commercial Tort Claims. Attached hereto as Schedule 8 is a true and correct list of all commercial tort claims that exceed [***] held by each Loan Party, including a brief description thereof.
9.    Deposit Accounts and Securities Accounts. Attached hereto as Schedule 9 is a true and complete list of all Deposit Accounts (as defined in the Security Agreement) and securities accounts maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.
10.    Letter-of-Credit Rights. Attached hereto as Schedule 10 is a true and correct list of all letters of credit issued in favor of any Loan Party, as beneficiary thereunder, having an aggregate value or face amount in excess of [***].
11.    Other Assets: A Loan Party owns the following kinds of assets:

Aircraft:	Yes ____	No ____
Vessels, boats or ships:	Yes ____	No ____
Railroad rolling stock:	Yes ____	No ____

Motor Vehicles or other similar titled collateral:	Yes ____	No ____

If the answer is yes to any of these other types of assets, please describe on Schedule 11.
12.    Special Obligors. Except as specifically identified on Schedule 12, none of the Loan Parties is a: (i) transmitting utility (as defined in Section 9-102(a)(80) ), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended, (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof or (vi) located (within the meaning of Section 9-307) in the Commonwealth and Puerto Rico. For each Loan Party that is a transmitting utility, each location where Loan Party has fixtures or equipment is identified on Schedule 12 .
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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this day of _________, 2018.

BORROWERS:	iPass Inc., a Delaware corporation
By:
Name:
Title:

Schedule 1(a)
Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Formation	States Where Qualified to do Business

Schedule 1(b)
Prior Names

Schedule 1(c)
Changes in Corporate Identity; Other Names

Schedule 2
Chief Executive Offices

Loan Party/Subsidiary	Address	County	State

Schedule 3(a)
Real Property

Obligor	Common Name and Address	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Description of Lease or Other Documents Evidencing Interest	Purpose/ Use	Option to Purchase / Right of First Refusal

Schedule 3(a)
Real Property (cont.)
Required Consents; Loan Party Held Landlord/Obligor’s Interests
I. Landlord’s / Tenant’s Consent Required

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Loan Party holds Landlord’s / Obligor’s Interest

Schedule 3(b)
Bailees
.
Schedule 4
Transactions Other Than in the Ordinary Course of Business

Loan Party	Transaction Target Description	Date of Transaction	Type of Transaction

Schedule 5(a)

(a) Equity Interests of Loan Parties and Subsidiaries

Loan Party / Subsidiary	Authorized Equity Interests	Issued Equity Interests	Outstanding Equity Interests	Record Owner	Percentage Owned by Record Owner

Schedule 5(b)
Organizational Chart

Schedule 6
Instruments and Chattel Paper

Schedule 7(a)
Copyrights, Patents and Trademarks

Schedule 7(b)

Intellectual Property Licenses

Intellectual Property Licenses
LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER, IF ANY	DESCRIPTION

Schedule 7(c)
Intellectual Property Filings
[See attached.]
Schedule 8
Commercial Tort Claims

Schedule 9
Deposit Accounts and Securities Accounts

Owner	Type of Account	Bank or Intermediary	Account Number(s)

Schedule 10
Letter of Credit Rights

Schedule 11
Other Assets
.
Schedule 12
Special Obligors

FORM OF SUPPLEMENT TO PERFECTION CERTIFICATE
Supplement (this “Supplement”), dated as of ____, 20__, to the Perfection Certificate, dated as of ________, 20__ (as amended, restated, supplemented or otherwise modified from time to time, the “Perfection Certificate”) by each of the parties listed on the signature pages thereto and those additional entities that thereafter become Loan Parties.
Reference is hereby made to (a) that certain Credit Agreement, dated as of _____, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among iPass Inc., a Delaware corporation (“Parent” and together with each other Person that becomes a Borrower hereunder, including, for the avoidance of doubt, iPass IP LLC, a Delaware limited liability company (“iPass SPV”) upon the consummation of the SPV Joinder, each a “Borrower” and collectively, the “Borrowers”), Fortress Credit Corp., a Delaware corporation, as Lender, and (b) that certain Security Agreement dated as of June __, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”) by and among Borrowers, the Guarantors (each, an “Obligor” and collectively, the “Obligors”), and Lender.
Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the UCC is used to define any term used herein and if such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. As used herein, the term “UCC” shall mean the “UCC” as that term is defined in the Security Agreement.
The undersigned, the _______of ______, hereby certify (in my capacity as _______ and not in my individual capacity) to the Lender as follows as of ______, 20__: [the information in the Perfection Certificate delivered on or prior to the Closing Date is true, correct, and complete on and as of the date hereof.] [Schedule 1(a), “Legal Names, Etc.”, Schedule 1(b), “Prior Names”, Schedule 1(c), “Changes in Corporate Identity; Other Names”, Schedule 2, “Chief Executive Offices”, Schedule 3(a), “Real Property”, [Schedule 3(b), “Bailees”,] Schedule 4, “Transactions Other Than in the Ordinary Course of Business”, Schedule 5(a), “Equity Interests”, Schedule 5(b), “Organizational Chart” Schedule 6, “Instruments and Chattel Paper”, Schedule 7(a), “Copyrights, Patents and Trademarks”, Schedule 7(b), “Intellectual Property Licenses”, Schedule 8, “Commercial Tort Claims”, Schedule 9, “Deposit Accounts and Securities Accounts”, Schedule 10, “Letter-of-Credit Rights”, and Schedule [11], “Other Assets” attached hereto supplement Schedule 1(a), Schedule (1(b), Schedule 1(c), Schedule 2, Schedule 3, Schedule 4, Schedule 5(a), Schedule 5(b), Schedule 6, Schedule 7(a), Schedule 7(b), Schedule 8, Schedule 9, Schedule 10[, Schedule 11] [and Schedule 12] respectively, to the Perfection Certificate and shall be deemed a part thereof for all purposes of the Perfection Certificate.]
The undersigned officers of each of the Loan Parties hereby certify as of the date hereof on behalf of the Loan Parties in their capacity as officers of the Loan Parties and not in their individual capacities that no additional filings or actions are required to create, preserve or perfect the security interests in the Collateral granted, assigned or pledged to the Lender pursuant to the Loan Documents.
Except as expressly supplemented hereby, the Perfection Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, we have hereunto signed this Supplement to Perfection Certificate as of this ____ day of ____________, 20__.
iPass Inc., a Delaware corporation
By:
Name:
Title:
iPass IP LLC, a Delaware limited liability company
By:
Name:
Title:
[OTHER OBLIGORS]
By:
Name:
Title:

Exhibit F
Form of Warrant
(see attached)

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.
COMMON STOCK PURCHASE WARRANT
IPASS, INC.

Warrant Shares: [•]	Issue Date: [●], 2018
No. W-[●]
THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [•] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Issue Date”) and on or prior to 6:30 p.m., New York City time, on the seven (7)-year anniversary of the Issue Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from iPASS, Inc., a Delaware corporation (the “Company”), up to [•] shares (as adjusted from time to time as provided in Section 3) of common stock, par value $0.001 per share, of the Company (the “Common Stock”). Each such share is referred to herein as a “Warrant Share” and all such shares, the “Warrant Shares”. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2.2.
Section 1.    Definitions.
1.1    “Business Day” means any day, except a Saturday, Sunday or day on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.
1.2    “Credit Agreement” means that certain Credit Agreement, dated as of June [●], 2018, by and among the Company, IPASS IP LLC, and Fortess Credit Corp., as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
1.3    “Eligible Market” means any of the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).
1.4    “Fundamental Transaction” means (a) the acquisition of beneficial ownership, directly or indirectly, by any third party of securities or other voting interest of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving the Company that results in the holders of beneficial ownership of the voting securities or other voting interests of the Company (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of fifty percent (50%) or more of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (d) the approval of any plan or proposal for the liquidation or dissolution of the Company, or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) herein.
1.5    “Market Price” means, as of any particular date, (a) the volume weighted average price of the Common Stock for such day on the Trading Market (as defined below); or (b) if there have been no sales of the Common Stock on the Trading Market on any Trading Day (as defined below), the average of the highest bid and lowest asked prices for the Common Stock on the Trading Market at the end of such day; in each case as applicable, averaged over thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date as of which the “Market Price” is being determined; or (c) if none of the foregoing apply, the fair market value of the Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.
1.6    “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.
1.7    “Trading Day” means any day on which the Trading Market for the Common Stock is open for trading.
1.8    “Trading Market” means the OTC Bulletin Board or any Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then primarily listed or quoted.
Section 2.    Exercise.
2.1    Exercise of Warrant.
(j)    Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Issue Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly authorized and executed facsimile or PDF copy submitted by electronic transmission (including by e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Exercise Date”).
Within the earlier of (i) three (3) Business Days and (ii) the number of Business Days comprising the Standard Settlement Period following the date of delivery of the Notice of Exercise, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer, unless the cashless exercise procedure specified in Section 2.3 below is specified in the applicable Notice of Exercise.
(k)    No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Business Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall reduce the outstanding number of Warrant Shares purchasable hereunder by the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this Section 2.1(c), following the exercise of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.
2.2    Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $[●], subject to adjustment hereunder (the “Exercise Price”).
2.3    Cashless Exercise. As an alternative, on or after the Issue Date and on or before the Termination Date, this Warrant may be exercised by Notice of Exercise, in whole or in part, by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing (X)((A)-(B)), by (A), calculated as of the Exercise Date, where:

(A) =	the Market Price, calculated as of the close of the Trading Day immediately preceding the Exercise Date, as set forth in the applicable Notice of Exercise;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =
the total number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2.3. In no event will the Holder be required to pay any Exercise Price for the Warrant in the event the Holder has elected to make a cashless exercise of the Warrant. For the avoidance of doubt, under no circumstances by exercised pursuant to this Section 2.3 shall the Company be required to settle any exercises of this Warrant by cash payment or to otherwise “net cash settle” this Warrant.
Notwithstanding whether a Notice of Exercise is received on the Termination Date, this Warrant shall be deemed automatically exercised for any remaining Warrant Shares via cashless exercise pursuant to this Section 2.3.
2.4    Mechanics of Exercise.
(l)    Delivery of Warrant Shares Upon Exercise.
(i)    Warrant Shares purchased hereunder shall be transmitted by the Transfer Agent to the Holder by either: (A) crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (1) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (2) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, or (B) delivery of a physical certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise, to the address specified by the Holder in the Notice of Exercise, in each case by the date that is the earlier of three (3) Business Days and the number of Business Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”).
(ii)    Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (A) three (3) Business Days and (B) the number of Business Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable (the “Transfer Agent”).
(m)    Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Warrant, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexercised Warrant Shares remaining under this Warrant, which new Warrant shall in all other respects be identical to this Warrant.
(n)    Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2.4(a) by the Warrant Share Delivery Date, then the Holder will have the right, in the Holder’s sole discretion, to rescind such exercise.
(o)    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.
Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of
Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.
(p)    Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.
Section 3.    Certain Adjustments and Rights.
3.1    Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions on its Common Stock or any other equity or equity equivalent securities payable in Common Stock (which, for avoidance of doubt, shall not include any Common Stock issued by the Company upon exercise of this Warrant), (b) subdivides outstanding Common Stock into a larger number of shares, (c) combines (including by way of reverse stock split) outstanding Common Stock into a smaller number of shares or (d) issues by reclassification of Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction (i) the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3.1 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.
3.2    Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3.1 above, if at any time the Company grants, issues or sells any rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
3.3    Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of its Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution.
3.4    Treatment Upon a Fundamental Transaction.
(q)    The Company shall not enter into or be party to a Fundamental Transaction unless (i) if the successor entity is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, the successor entity assumes in writing all of the obligations of the Company under this Warrant pursuant to written agreements in form and substance reasonably satisfactory to the Holder, including agreements to deliver to each Holder of Warrants in exchange for such Warrants a written instrument issued by the successor entity substantially similar in form and substance to this Warrant, including, without limitation, an adjusted Exercise Price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and satisfactory to the Holder and (ii) if the successor entity is not a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, the successor entity assumes in writing all of the obligations of the Company under this Warrant pursuant to written agreements that provide the Holder substantially the same rights as provided to the Holder hereunder, including agreements to deliver to each holder of Warrants in exchange for such Warrants a written instrument issued by the successor entity substantially similar in form and substance to this Warrant exercisable for the consideration that would have been issuable in the Fundamental Transaction in respect of the Warrant Shares had this Warrant been exercised immediately prior to the consummation of the Fundamental Transaction; provided that so long as the Term Loans (as defined under the Credit Agreement) remain outstanding, such written instrument shall be in form and substance reasonably satisfactory to the Holder. The provisions of this Section 3.4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the exercise of this Warrant.
3.5    Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.
3.6    Notice to Holder.
(r)    Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver written notice to the Holder setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.
Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on its Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall deliver, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, written notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.
Section 4.    Transfer of Warrant.
4.1    Transferability. Subject to the Holder’s appropriate compliance with the restrictive legend on this Warrant and the transfer restrictions set forth herein, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a completed Assignment Form, substantially in the form attached hereto, duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall surrender this Warrant to the Company within three (3) Business Days of the date the Holder delivers a completed Assignment Form to the Company assigning this Warrant full, provided that the Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.
4.2    Replacement Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4.1, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a replacement Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.
4.3    Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence and delivery of an indemnification to the Company and its Transfer Agent, in customary form reasonably satisfactory to the Company, of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.
4.4    Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.
Section 5.    Representations and Warranties of the Company.
5.1    Existence, Qualification and Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business; and (B) execute, deliver and perform its obligations under this Warrant; and (iii) is duly qualified and is licensed and in good standing under the laws of in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (ii)(A) or (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement).
5.2    Authorization; No Contravention. The execution, delivery and performance by the Company of this Warrant have been duly authorized by all necessary corporate action, and do not and will not contravene the terms of any of its Organizational Documents (as defined in the Credit Agreement) or conflict with or result in any breach or contravention of, or the creation of any Lien (as defined in the Credit Agreement) under, or require any payment to be made under (a) any material Contractual Obligation (as defined in the Credit Agreement) to which it is a party or affecting it or its properties or any of its Subsidiaries; or (ii) any order, injunction, writ or decree of any Governmental Authority (as defined in the Credit Agreement) or any arbitral award to which it or its property is subject; or (iii) violate any law.
5.3    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (as defined in the Credit Agreement) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Warrant.
5.4    Binding Effect. This Warrant has been duly executed and delivered by the Company. This Warrant constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
5.5    Capitalization. Except as set forth on Schedule 5.5 attached hereto], as of the Issue Date, (a) except for the rights provided in this Warrant, there are no outstanding options, warrants, conversion or preemptive rights, rights of first offer, rights of first refusal or similar rights to purchase or acquire from the Company any equity interests of the Company, or any securities convertible into or exchangeable for equity interests of the Company, and (b) the issuance of this Warrant, and the issuance of the Warrant Shares, does not and will not result in or give rise to any anti-dilution rights (or adjustment to an exercise price or a conversion price with respect to any outstanding equity interests of the Company), preemptive rights, rights of first refusal, rights of first offer or similar rights of any other Person with respect to equity interests of the Company. No consent or waiver is required from any Person for the Company to issue and sell this Warrant to the Holder and for the Holder to exercise this Warrant, each on the terms set forth in this Warrant.
5.6    Valid Issuance
. This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).
Section 6.    Certain Covenants of the Company.
6.1    Warrant Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.
6.2    Filings; Other Actions. In the event the Holder is required to make any filings with, or obtain any approvals of, any governmental authority prior to or in connection with any exercise of this Warrant (including making any filings required to be made by the Company), the Company shall reasonably assist and cooperate with the Holder with respect thereto. The Company shall not take any action which would materially conflict with or frustrate the purpose of this Warrant or any adjustment or exercise thereof, including that the Company shall not adopt any rights plan or similar agreement unless the potential adverse effects of any such plan or agreement expressly exclude the Holder or any affiliate thereof and their respective ownership (beneficial or of record) of any securities acquirable pursuant to this Warrant.
6.3    Registration Rights. Prior to or in connection with the first exercise of this Warrant (in whole or in part), the Company shall enter into a registration rights agreement with the Holder with respect to the registration of such Warrant Shares following the issuance of any Warrant Shares, in form and substance reasonably satisfactory to the Holder and the Company, provided that such registration rights agreement shall provide to the Holder: (a) shelf registration rights, (b) customary piggyback registration rights, (c) customary indemnification and expense reimbursement of the Holder and (d) any other terms and conditions that are customary for transactions of this nature. Notwithstanding the foregoing or anything else herein to the contrary, subject to Section 3.4, the Company shall have no obligation to “net cash settle” this Warrant.
Section 7.    Representations and Warranties of the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.
Section 8.    Miscellaneous.
8.1    No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 3, except as expressly set forth in Section 3.
8.2    Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day or Trading Day, as applicable, then, such action may be taken or such right may be exercised on the next succeeding Business Day or Trading Day, as applicable.
8.3    Jurisdiction. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.
8.4    Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.
8.5    Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.
8.6    Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Warrant must be in writing and shall be deemed to have been validly served, given, or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by email or fax transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. The Company or Holder may change its mailing or email address or facsimile number by giving the other party written notice thereof in accordance with the terms.
If to the Company:
iPass Inc.
3800 Bridge Parkway, Suite 200
Redwood Shores, CA 94065
Attn: Chief Financial Officer
Email: dvickery@ipass.com
with a copy to:
Cooley, LLP
3175 Hanover St.
Palo Alto, CA 94304
Attention: Timothy Moore, Esq.
Email: tmoore@cooley.com
Facsimile: (650) 843-7400

If to the Holder:
[●]
c/o Fortress Investment Group
1345 Avenue of the Americas, 46th Floor,
New York, New York 10105
Attention: General Counsel – Credit Funds
Facsimile: 917-639-9672
Email: gc.credit@fortress.com
with a copy to:
Goodwin Procter
3 Embarcadero Center
San Francisco, California 94111
Attention: Brian McPeake; Amy Keller
Facsimile: 650-618-1826
Email: bmcpeake@goodwinlaw.com; akeller@goodwinlaw.com

8.7    Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
8.8    Remedies. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach or threatened by it of the provisions of this Warrant and agrees that the Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdictions to enforce or prevent any violations by the Company of this Warrant. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.
8.9    Successors and Assigns. Subject to applicable securities laws and the restrictions on transfer described herein and in the Purchase Agreement, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.
8.10    Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the holders of a majority of the Warrant Shares underlying the then outstanding Warrants (disregarding for this purpose any and all limitations of any kind on exercise of any Warrants). Any amendment effected in the accordance with the foregoing shall be binding on all Warrants and holders thereof.
8.11    Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
8.12    Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
8.13    Waiver of Jury Trial. EACH OF THE COMPANY AND HOLDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE TRANSACTION DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE COMPANY AND HOLDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. THE COMPANY AND HOLDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
8.14    No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the Issue Date above indicated.
iPASS, Inc.
By:
Name:
Title:

NOTICE OF EXERCISE
TO:    iPass, Inc. (the “Company”)
(1)     The undersigned Holder hereby elects to purchase [•] Warrant Shares of the Company pursuant to the terms of the attached Warrant (No. W-[•]) (only if exercised in full), and tenders herewith payment of the Exercise Price in full.
(2)     The Holder intends that payment of the aggregate Exercise Price shall be made as follows (check applicable box):
☐     A cash exercise pursuant to Section 2.1 of the Warrant with respect to [•] Warrant Shares for an aggregate Exercise Price of $[•] (equal to $ [•] per Warrant Share).
☐    A cashless exercise pursuant to Section 2.3 of the Warrant with respect to [•] Warrant Shares through the cancellation of a number of Warrant Shares in accordance with the formula set forth in Section 2.3 of the Warrant.
(3)     Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

(4)    The Warrant Shares shall be delivered to the following DWAC Account Number: [•]
(5)     The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.
HOLDER:
[Holder]
By:
Name:
Title:
Date:

EXHIBIT B
ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)
FOR VALUE RECEIVED, the attached Warrant (No. W-____) and all rights evidenced thereby are hereby assigned with respect to the number of shares of the Warrant Shares covered thereby set forth below, to:

Number of Warrant Shares:
Name:	(Please Print)
Address:
Phone Number:
Email Address:

[Assignor]
By:
Name:
Title:
Date:

Exhibit G
Form of Pledge Agreement
(see attached)

PLEDGE AGREEMENT
THIS PLEDGE AGREEMENT (this “Agreement”), dated as of [●], 2018, by iPass Inc., a Delaware corporation (“Pledgor”), in favor of Fortress Credit Corp. (the “Lender”), is as follows:
RECITALS
WHEREAS, Pledgor is the owner of ninety-nine and eight-tenths percent (99.8%) of the Equity Interests of iPass IP LLC, a Delaware limited liability company (“Issuer” and, together with Pledgor each in their capacity as a Borrower under the Credit Agreement (as defined below), each a “Borrower” and collectively, the “Borrowers”);
WHEREAS, the Borrowers and the Lender are parties to that certain Credit Agreement, of even date herewith (the “Credit Agreement”), pursuant to which the Lender agreed to extend credit to the Borrowers on the terms and conditions described therein; and
WHEREAS, one of the conditions to the obligations of the Lender under the Credit Agreement is that the Obligations shall be secured by, among other things, a security interest in favor of the Lender in the Collateral (as defined below). In order to induce the Lender to extend the credit to the Borrowers, the Pledgor is willing to grant to the Lender a security interest in the Collateral and has, together with Issuer, entered into that certain Security Agreement, dated as of the date hereof, among Pledgor, Issuer and the Lender (the “Security Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and to secure the Obligations, it is hereby agreed as follows:
1.    Definitions.
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.
“Agreement” is defined in the Preamble.
“Article 8 Matter” means any action, decision, determination or election by Issuer or its member(s), shareholders or partners, as applicable, that its membership interests, partnership interests, stock or other equity interests, as applicable, be, or cease to be, a “security” as defined in and governed by Article 8 of the UCC, and all other matters related to any such action, decision, determination or election.
“Borrower” is defined in the Recitals.
“Certificates” is defined in Section 2.
“Collateral” is defined in Section 2.
“Credit Agreement” is defined in the Recitals.
“Distributions” means all distributions (whether in cash or in kind) and all interest in respect of, and all proceeds of, any instrument or interest constituting part of the Collateral, of whatever kind or description, real or personal, whether in the ordinary course or in partial or total liquidation or dissolution, or any recapitalization, reclassification of capital, or reorganization or reduction of capital, or otherwise.
“Equity Interests” means all of the limited partnership interests, stock, units, membership interests or other equity interests of, and all other right, title and interest now owned or hereafter acquired, by Pledgor in and to Issuer.
“Event of Default” is defined in Section 7.
“Formation Agreement” means that certain Amended and Restated Operating Agreement of Issuer dated as of the date hereof.
“General Intangibles” has the meaning set forth in Article 9 of the UCC.
“Indebtedness” has the meaning set forth in the Credit Agreement.
“Issuer” is defined in the Recitals.
“Lender” is defined in the Preamble.
“Lien” has the meaning set forth in the Credit Agreement.
“Loan” means the “Term Loan” as defined in the Credit Agreement.
“Loan Documents” has the meaning set forth in the Credit Agreement.
“No Action Letters” means various No Action Letters issued by the SEC staff as described in Section 14.
“Obligations” has the meaning set forth in the Credit Agreement.
“Person” has the meaning set forth in the Credit Agreement.
“Pledgor” is defined in the Preamble.
“SEC” means the United States Securities and Exchange Commission.
“Securities” has the meaning set forth in Article 8 of the UCC.
“Securities Act” means the Securities Act of 1933, as it may be amended from time to time.
“Securities Laws” means the Securities Act and applicable state securities laws.
“Security Agreement” is defined in the Recitals.
“UCC” means the Uniform Commercial Code in effect on the date hereof and as amended from time to time, and as enacted in the State of New York or in any state or states which, pursuant to the Uniform Commercial Code as enacted in the State of New York, has jurisdiction with respect to all, or any portion of, the Collateral, from time to time. It is the intent of the parties that the definitions set forth above should be construed in their broadest sense so that Collateral will be construed in its broadest sense. Accordingly if there are, from time to time, changes to defined terms in the Uniform Commercial Code that broaden the definitions, they are incorporated herein, and if existing definitions in the Uniform Commercial Code are broader than the amended definitions, the existing definitions shall be controlling, in accordance with applicable Law.
“Voting Rights” means all of Pledgor’s rights under the Formation Agreement to vote and give approvals, consents, decisions and directions and exercise any other similar right with respect to the Collateral.
Capitalized terms not otherwise defined herein have the meanings set forth in the Credit Agreement.
2.    Collateral.
(s)    As security for the Obligations, including the performance and observance of all of Pledgor’s obligations now or hereafter existing under this Agreement, Pledgor hereby pledges, hypothecates, mortgages, collaterally assigns, transfers and grants to Lender a continuing security interest in and Lien in, under and to all of Pledgor’s right, title and interest in and to (i) the Formation Agreement and the Equity Interests, including Pledgor’s share of the profits, losses and capital of Issuer, and all Voting Rights, claims, powers, privileges, benefits, options or rights of any nature whatsoever that currently exist or may be issued or granted by Issuer to Pledgor, and all instruments, whether heretofore or hereafter acquired, evidencing such rights and interests; (ii) all Distributions; (iii) all General Intangibles and Securities relating to the foregoing; (iv) the proceeds (including claims against third parties), products and accessions of the foregoing; (v) all replacements and substitutions of the foregoing; (vi) all books and records (including computerized records, software and disks) relating to any of the foregoing; (vii) all other rights appurtenant to the property described in foregoing clauses (i) through (vi); and (viii) any partnership certificates, stock certificates, share certificates, limited liability company certificates or other certificates or instruments evidencing the foregoing (“Certificates”). The foregoing and all products, replacements, additions, improvements, and proceeds of all or any part of the foregoing, are hereinafter collectively referred to as the “Collateral.”
(t)    Pledgor will execute, endorse and deliver all documents that Lender may reasonably require to perfect Lender’s security interest granted under this Agreement, including an assignment separate from certificate representing the Certificates and naming Lender as assignee, in substantially the form attached as Exhibit B.
(u)    No filing or other action is or will be necessary to perfect such security interest of Lender in the Equity Interests that are represented by a Certificate, except for delivery to Lender of the Certificates evidencing the Equity Interests endorsed or accompanied by appropriate powers duly endorsed in blank. The security interest of Lender in any of the Collateral that is not represented by a Certificate, if any, shall be perfected by the filing of a financing statement or statements as hereinafter provided.
3.    Without limiting the generality of the foregoing, this Agreement secures the payment of all the Obligations. The security interest and Lien created hereby shall remain in full force and effect until payment in full of the Obligations (other than contingent indemnification obligations so long as no claim or demand for indemnification then exists or has then been made). Promptly following payment in full of the Obligations (other than contingent indemnification obligations so long as no claim or demand for indemnification then exists or has then been made), the documents, including any pledged Certificates held by Lender, shall be returned to Pledgor, the security interest and Lien created hereby shall cease and terminate and this Agreement shall be deemed terminated without further liability on the part of any party to the other.
4.    Pledgor hereby collaterally assigns the Voting Rights to Lender, subject to the terms and provisions of this Agreement, the Credit Agreement and the other Loan Documents.
(v)    Except following the occurrence and during the continuation of an Event of Default, Pledgor may, in its sole discretion, exercise the Voting Rights, provided that Pledgor shall not exercise the Voting Rights in a manner which would be inconsistent with or result in a violation of any provision of this Agreement or any other Loan Document. Following the occurrence and during the continuation of an Event of Default, all rights of Pledgor to exercise the Voting Rights shall cease and Lender shall have the right to exercise, directly or through its nominees or proxies, all Voting Rights assigned to it hereunder, and Lender shall exercise such Voting Rights in such manner as Lender in its sole discretion shall deem to be in Lender’s best interests (subject to the terms of this Agreement and the other Loan Documents). Following the occurrence and during the continuation of an Event of Default, Pledgor shall effect the directions of Lender in connection with any such exercise in accordance with this Agreement.
(w)    In connection with Lender’s exercise of the Voting Rights, Pledgor shall take no action inconsistent with (i) Issuer’s reliance on a notice from Lender stating that an Event of Default has occurred and is continuing under any Loan Document, in which event no further direction from Pledgor shall be required to effect the assignment of Voting Rights hereunder from Pledgor to Lender or (ii) Issuer immediately permitting Lender to exercise all of the Voting Rights in respect of the business and affairs of Issuer. If Lender provides Pledgor and Issuer with written notice that the applicable Event of Default has been waived (and evidence of such waiver), Pledgor shall regain all of its rights to exercise the Voting Rights.
(x)    Pledgor acknowledges that, except for this Agreement and the other Loan Documents, it has not entered into, and it is not bound by the terms of, any agreement or understanding, whether oral or written, with respect to the purchase, sale, transfer or voting of any Voting Rights.
5.    Pledgor makes the following representations, covenants and warranties to Lender, and agrees with Lender, as follows:
(y)    Pledgor has all requisite power and authority to execute, deliver and perform this Agreement and the Formation Agreement and to consummate the transactions contemplated hereby.
(z)    This Agreement is the legal, valid and binding obligation of Pledgor, and is enforceable as to Pledgor in accordance with its terms, subject, however, to bankruptcy, insolvency and other rights of creditors generally and to general principles of equity.
(aa)    The execution, delivery, observance and performance by Pledgor of this Agreement and the transactions contemplated hereby will not result in any violation of the Formation Agreement or, to Pledgor’s knowledge, of any constitutional provision, law, statute, ordinance, rule or regulation applicable to it or of any judgment, decree or order applicable to it and will not conflict with, or cause a breach of, or default under, any such term or, except for the Liens created or contemplated hereby, result in the creation of any mortgage Lien, pledge, charge or encumbrance upon any of its properties or assets pursuant to any such term.
(bb)    Except for the filing of an appropriate financing statement, it is not necessary for Pledgor to obtain or make any (i) governmental consent, approval or authorization, registration or filing from or with any governmental authorities or (ii) consent, approval, waiver or notification of partners, creditors, lessors or other nongovernmental Persons, in each case, in connection with the execution and delivery of this Agreement or the consummation of the transactions herein presently contemplated which has not been filed or obtained.
(cc)    Pledgor is as of the date hereof (i) the owner of ninety-nine and eight-tenths percent (99.8%) of the Equity Interests in Issuer (and acknowledges that Lender is the owner of the remaining one-fifth percent (0.2%) of the Equity Interests interests in Issuer), and Pledgor further represents and agrees that Lender shall not be deemed to be an insider, or in control of, or in any way subject to any doctrine of equitable subordination, by reason of Lender’s ownership of Equity Interests in Issuer or under any of the Loan Documents or the ownership by any Affiliate of Lender of any general partnership interest in Issuer and (ii) the sole owner of all direct beneficial interests in the Collateral. Pledgor owns the Collateral, and the Collateral is and shall remain, free and clear of any Lien, mortgage, encumbrance, charge, pledge, security interest, or claim of any kind (including any unconditional sale or other title retention agreement) other than as created or permitted by this Agreement or the Loan Documents.
(dd)    The Equity Interests are, and Pledgor covenants and agrees that it will use commercially reasonable efforts ensure at all times that such Equity Interests remain, “securities” within the meaning of the UCC and, in particular, the Equity Interests that are represented by a Certificate or Certificates are “certificated securities” within the meaning of Section 8-102(a)(4) of the UCC. Pledgor shall take no action that would result in any Equity Interests not remaining “securities” within the meaning of the UCC and, in particular, the Equity Interests that are represented by a Certificate or Certificates remaining “certified securities” within the meaning of Section 8-102(a)(4) of the UCC. Pledgor has taken all steps necessary to afford Lender “control” of such Equity Interests within the meaning of the UCC.
(ee)    Upon Lender obtaining and maintaining possession of the Certificates identified on Schedule 1 attached hereto and the filing of a UCC financing statement adequately describing the Collateral in the office of the Secretary of State of the State of Delaware (such state being the state of Pledgor’s formation), all steps necessary to create and perfect the security interest created by this Agreement as a valid and continuing first priority Lien on, and first priority perfected (assuming Lender’s possession of the Certificates and filing of the financing statements referenced above) security interest in, the Collateral, in favor of Lender, prior to all other Liens, security interests and other claims of any sort whatsoever other than Permitted Liens, have been taken. Pledgor has not granted a security interest in the Collateral to any other party, and the security interest granted pursuant to this Agreement in the Collateral constitutes a valid, perfected first priority security interest in the Collateral, enforceable as such against all creditors of, and purchasers from, Pledgor, other than Permitted Liens.
(ff)    Neither Pledgor nor, to Pledgor’s knowledge, Issuer has changed its name, or used, adopted or discontinued the use of any trade name, fictitious name or other trade name or trade style.
(gg)    Pledgor will not change its name in any manner that could make any financing or continuation statement filed hereunder seriously misleading within the meaning of Section 9-507(c) of the UCC (or any other then-applicable provision of the UCC) without fifteen (15) days’ prior written notice to Lender or as otherwise permitted under the terms of the Credit Agreement.
(hh)    Pledgor shall perform all of its obligations under the Formation Agreement.
(ii)    The Collateral is not subject to any adverse claim, Lien, security interest or encumbrance whatsoever, except for Permitted Liens.
(jj)    Pledgor will warrant and defend Lender’s right, title, priority, Lien and security interest in and on the Collateral against the claims and demands of all Persons whosoever.
(kk)    There is no action or proceeding pending, or to the knowledge of Pledgor, threatened which in any way could reasonably be expected to result in a material adverse effect upon (i) the rights of Lender under this Agreement; (ii) Pledgor’s ability to perform its obligations hereunder, (iii) the title to the Collateral; (iv) the validity or priority of the security interest and Lien in and on the Collateral created hereunder; (v) Pledgor; or (vi) Issuer.
(ll)    Pledgor shall not make (or enter into any agreement to make) or suffer (i) any sale, transfer, exchange, leasing or assignment of all or any part of the Collateral, (ii) any further pledge, mortgage or encumbrance of all or any part of the Collateral; or (iii) any further Lien upon or security interest in all or any part of the Collateral, except, in each case, as specifically permitted under this Agreement or any of the Loan Documents.
(mm)    Pledgor, without cost or expense to Lender, shall execute, deliver, file and record such further agreements, instruments and documents as Lender may reasonably require, including financing statements covering the Collateral and amendments thereto, to perfect and protect the security interest and Lien created and granted herein, and hereby irrevocably authorizes Lender to execute, in the name of Pledgor, any such agreements, instruments and documents and to file and record the same; and Lender is authorized to file one or more financing statements covering the Collateral.
(nn)    If at any time while any of the Obligations remain outstanding, (i) Pledgor directly or indirectly comes into possession of any Certificates for any purpose or (ii) renewals of, substitutions for, replacements for or amendments to the Certificates are delivered to Pledgor, then in any such event Pledgor shall, without notice or demand from Lender, immediately deliver the same or cause them to be delivered to Lender, and the same shall also constitute the Certificates, as the case may be, hereunder. Any and all certificates or instruments at any time representing or evidencing any of the Collateral shall be immediately delivered to and held by or on behalf of Lender pursuant hereto, and shall be in suitable form for transfer by delivery, or shall be accompanied by instruments of transfer or assignment, duly executed in blank, all in form and substance reasonably satisfactory to Lender. Subject to the requirements of applicable law (including the UCC) and the limitations provided in this Agreement, Lender shall have the right, at any time, following the occurrence of an Event of Default to transfer to or to register in the name of Lender or its nominee any Collateral, and, to the full extent permitted by law, Pledgor waives all rights under applicable law inconsistent with the rights granted to Lender in this sentence. In addition, Lender shall have the right at any time to exchange Certificates or instruments representing or evidencing Collateral for Certificates or instruments of smaller or larger denominations.
(oo)    In case, upon the dissolution or liquidation (in whole or in part) of Issuer, any sum shall be paid as a liquidating dividend or otherwise upon or with respect to any of the Collateral, such sum shall be paid over to Lender to be held by Lender as additional Collateral hereunder;
(pp)    Issuer is a limited liability company organized and validly existing under the laws of the State of Delaware and has the power and authority, and the legal right, to own and operate its property.
(qq)    Without limiting or duplicating any other cost reimbursement provisions in the Loan Documents but subject to the limitations set forth in Article III, clause (c) of the Credit Agreement, promptly and not later than ten (10) days after written demand therefor, Pledgor shall pay to the Lender the amount of any and all reasonable and documented out-of-pocket expenses incurred by the Lender hereunder or in connection herewith, including, without limitation those that may be incurred in connection with (i) the preparation of this agreement and all amendments, restatements, waivers and supplements hereto, (ii) the administration of this Agreement, (iii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iv) the exercise or enforcement of any of the rights of the Lender hereunder.
6.    Except following the occurrence of an Event of Default, Pledgor shall have the right to receive Distributions in respect of the Collateral. Pledgor hereby irrevocably authorizes Issuer, following the occurrence of an Event of Default to distribute, transfer, pay and deliver directly to Lender, and not to Pledgor, in accordance with that certain Consent of Issuer attached as Exhibit A and made a part hereof, any and all Distributions at such time and in such manner as such Distributions would otherwise be distributed, transferred, paid and delivered to Pledgor, for application in accordance with this Agreement. If, following the occurrence of an Event of Default, Pledgor receives any Distributions, Pledgor shall accept the same as Lender’s agent and hold the same in trust on behalf of and for the benefit of Lender and shall promptly deliver the same forthwith to Lender for application in accordance herewith, together with appropriate forms of assignment, UCC financing statements, and other appropriate instruments, if necessary, indicating the security interests of Lender in and to such Distribution. Pledgor authorizes and directs Lender to apply any Distributions received by Lender in the manner herein described.
7.    The occurrence of an “Event of Default”, as such term is defined in the Credit Agreement, shall constitute an “Event of Default” under this Agreement.
8.    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, in its sole discretion, in addition to any and all other rights it may have under the Credit Agreement, this Agreement, any other Loan Document, the UCC, and otherwise at law or in equity, (a) to apply any cash that it received and retained as additional Collateral pursuant to the provisions of this Agreement, to the payment of the Obligations; (b) to credit bid and purchase (as determined by Lender in its sole discretion but in all cases subject to applicable law) all or any portion of the Collateral; and (c) to sell, assign and deliver at one or more times, all or any part of the Collateral at public or private sale, for cash, on credit or for future delivery, with or without advertisement of the time, place or terms of sale and in connection therewith to grant options and to use the services of a broker, all of the foregoing as Lender may elect in its sole discretion but in all cases subject to applicable law, except that, if the sale be a private sale, ten (10) days’ written notice shall be given to Pledgor of the date, time and place of any sale and the terms of the sale, which notice Pledgor agrees is reasonable, all other demands, advertisements and notices being hereby waived. Any sale shall be free of any and all equity or right of redemption, which Pledgor hereby waives and releases. At any sale, Lender, or its designee, may purchase the Collateral being sold, including pursuant to a credit bid and purchase or similar offset of any amounts due and owing to Lender by Pledgor, in each case if and to the extent so permitted by applicable law. Lender shall not be obligated to make any sale of all or any part of the Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given. Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time, and Lender may adjourn such sale (private or public) by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. If any of the Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of such failure, Lender may resell such Collateral. In no event shall Pledgor be credited with any part of the proceeds of sale of any Collateral until cash payment thereof has actually been received by Lender. Any sale conducted upon the foregoing terms or by any other method of sale (if conducted in conformity with practices of any lenders disposing of similar securities or otherwise in accordance with the UCC) shall be deemed commercially reasonable. Pledgor agrees that Lender shall have the right to continue to retain the Collateral until such time as Lender, in its reasonable judgment, believes that an advantageous price can be obtained for the Collateral and Lender shall not be liable to Pledgor for any loss in the value of the Collateral by reason of any such retention of the Collateral by Lender. Lender shall have all the rights and remedies of a secured party under the UCC, as if such rights and remedies were fully set forth herein, and any rights and remedies of a secured party under any version of the UCC in effect in any applicable jurisdiction in which such rights or remedies are sought to be enforced. To the full extent permitted by law, Pledgor waives all rights under applicable law inconsistent with the rights granted Lender in this Section 8. In addition to the remedies set forth in the foregoing, Lender shall have the right, in its sole discretion, in addition to any and all other rights it may have under the Credit Agreement, this Agreement, any other Loan Document, the UCC, and otherwise at law or in equity, to sell, assign and deliver at one or more times, all or any part of the Collateral at public or private sale, in each case pursuant to the terms set forth in the Security Agreement or any other Loan Document.
9.    In addition to the remedies set forth herein, following the occurrence of an Event of Default, Lender may succeed, or designate one or more nominees(s) to succeed, to all right, title and interest of Pledgor (including any Voting Rights with respect to the Equity Interests) as a member, shareholder or partner of Issuer, as applicable, relating to the Equity Interests acquired. Pledgor hereby irrevocably authorizes Issuer upon the occurrence of an Event of Default (a) to deem and treat Lender or its nominee in all respects as a member, shareholder or partner, as applicable (and not merely an assignee of a member, shareholder or partner, as applicable), of Issuer entitled to exercise all the rights, powers and privileges (including the right to vote on or take any action with respect to any and all membership, shareholder or partnership matters, as applicable, pursuant to the Formation Agreement), to receive all Distributions, to be credited with the capital account and to have all other rights, powers and privileges appertaining to such membership, shareholder or partnership interests, as applicable, to which Pledgor would have been entitled had Pledgor’s membership, shareholder or partnership interests, as applicable, not been transferred to Lender or such nominee; (b) to execute amendments to the Formation Agreement admitting Lender or such nominee as a member, shareholder or partner, as applicable, in place of Pledgor; and (c) to issue the membership, shareholder or partnership certificate(s), as applicable, in the name of Lender or its nominee, with respect to each of the Equity Interests represented by a Certificate or Certificates.
10.    Pledgor agrees that Lender and its officers, agents and attorneys shall incur no liability to Pledgor or Issuer in the event that Lender (a) transfers the Collateral in accordance with the provisions of this Agreement and in compliance with applicable law, including the UCC or (b) refuses to effect any transfer of the Collateral attempted to be made by Pledgor without any consent or approval of Lender required by the terms hereof, and Pledgor hereby agrees to indemnify Lender against, and to hold Lender harmless from, any and all expenses, liabilities and damages incurred or sustained by reason of its acts or omissions, as aforesaid, in each case except if and to the extent that Lender’s acts or omissions constitute gross negligence or willful misconduct.
11.    Effective upon the occurrence of an Event of Default, Pledgor hereby appoints Lender as Pledgor’s attorney in fact coupled with an interest for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that Lender may deem necessary or advisable to accomplish the purposes hereof.
12.    The remedies provided herein in favor of Lender shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of Lender existing at law or in equity.
13.    In exercising its remedies hereunder, Lender may be unable to sell the Equity Interests publicly without registering them under the Securities Laws, which would likely be an expensive and time consuming undertaking and, in fact, one that might be impossible to accomplish even if Lender were willing to invest the necessary time and money. Even though Lender may be able to register the Equity Interests under the Securities Laws, it may nonetheless regard such registration as too expensive or too time consuming (such determination to be made in Lender’s sole discretion). If Lender sells the Equity
Interests without registration, Lender may be required to sell them only in private sales to a restricted group of offerees and purchasers who fulfill certain suitability standards and who will be obliged to agree, among other things, to acquire the Equity Interests for their own account for investment and not with a view to distributing or reselling them. Pledgor acknowledges that such a private sale may result in less favorable prices and other terms than a public sale. Pledgor agrees that a private sale, even under these restrictive conditions, will not be considered commercially unreasonable solely by virtue of the fact that Lender has not registered or sought to register the Equity Interests under the Securities Laws, even if Pledgor or Issuer agrees to pay all costs of the registration process.
14.    Pledgor is aware that Section 9-610 of the UCC states that Lender is able to purchase the Equity Interests if they are sold at a public sale. Pledgor is also aware that SEC staff personnel have, over a period of years, issued various No Action Letters that describe procedures which, in the view of the SEC staff, permit a foreclosure sale of securities to occur in a manner that is public for purposes of Part 6 of Article 9 of the UCC, yet not public for purposes of Section 4(a)(2) of the Securities Act. Pledgor is also aware that Lender may wish to purchase the Equity Interests that are sold at a foreclosure sale, and Pledgor believes that such purchases would be appropriate in circumstances in which the Equity Interests are sold in conformity with the principles set forth in the No Action Letters. Pledgor specifically agrees that a foreclosure sale conducted in conformity with the principles set forth in the No Action Letters (a) shall be considered to be a “public” sale for purposes of Section 9-610 of the UCC; (b) will not be considered commercially unreasonable solely by virtue of the fact that Lender has not registered or sought to register the Equity Interests under the Securities Laws, even if Pledgor agrees or Issuer agrees to pay all costs of the registration process; and (c) will not be considered commercially unreasonable solely by virtue that Lender purchases the Equity Interests at such a sale.
15.    Pledgor agrees that Lender shall have no general duty or obligation to make any effort to obtain or pay any particular price for any Equity Interests sold by Lender pursuant to this Agreement (including sales made to Lender). Lender may, in its discretion, among other things, accept the first offer received, or decide to approach or not to approach any potential purchasers.
16.    Pledgor shall use all reasonable efforts to do or cause to be done all such other acts and things (except that Pledgor shall not be obligated to register any Equity Interests under the Securities Laws) as may be reasonably necessary to make any sale or sales of Equity Interests valid and binding and in compliance with applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at Pledgor’s expense.
17.    Pledgor shall, jointly and severally, indemnify, reimburse and hold harmless all Indemnitees from and against any and all losses, claims, liabilities, damages, and related expenses, of any kind or nature, (including the reasonable and documented out-of-pocket fees relating to the cost of investigating and defending any of the foregoing) imposed on, incurred by or asserted against such Indemnitee in any way related to or arising from or alleged to arise from this Agreement or the Collateral, except any such losses, claims, liabilities, damages, and related expenses which result from (i) the gross negligence or willful misconduct of the Indemnitee as determined by a final nonappealable decision of a court of competent jurisdiction or (ii) a claim brought by Pledgor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Pledgor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This indemnification provision is in addition to, and not in limitation of, any other indemnification provision in any other Loan Document.
18.    In no event shall Lender be liable to Pledgor for any matter or thing in connection with this Agreement other than to account for monies actually received by Lender in accordance with the terms hereof and any state of facts determined by a final nonappealable judgment of a court of competent jurisdiction to be caused by Lender’s gross negligence or willful misconduct in connection therewith. Lender shall not be liable for failure to collect or realize upon the Obligations or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing nor be under any obligation to take any action whatsoever with regard thereto. In accordance with the terms and conditions of the Formation Agreement and the Credit Agreement, any part or all of the Collateral held by Lender may, without notice, be transferred into the name of Lender or its nominee, and Lender or its nominee may thereafter, without notice, exercise all Voting Rights and other rights in respect of the Collateral, including the exercise of any and all rights of conversion, exchange, subscription or any other rights, privileges or options in respect of the Collateral, as if it were the absolute owner thereof, all without liability except to account for property actually received by Lender or its nominee; provided, however, that Lender or its nominee shall have no duty to exercise any of the foregoing actions, or any liability for failure to do so or for delay in so doing. Lender shall not be liable for the consequence of any Voting Rights cast or given by Lender in accordance with this Agreement, except for any such liability resulting solely from Lender’s gross negligence or willful misconduct (as determined by a final nonappealable judgment of a court of competent jurisdiction). Except as otherwise expressly set forth in this Agreement, and except to the extent caused by Lender’s gross negligence or willful misconduct (as determined by a final nonappealable judgment of a court of competent jurisdiction), Lender shall have no liability to Pledgor with respect to the receipt and application by Lender of Distributions, the holding by Lender of any Collateral pursuant to and in accordance with this Agreement and the other Loan Documents, or Lender’s taking, or failure to take, any action (including the obtaining of insurance) with respect to any Collateral.
19.    Lender shall have no duty as to the collection or protection of the Collateral or any income thereon or as to the preservation of any rights pertaining thereto, beyond the safe custody of any Collateral actually in its possession.
20.    No delay on the part of Lender in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof.
21.    Except as prohibited by statute, the respective parties hereto shall, and hereby do, waive trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Agreement, the Collateral or the relationship created hereby, and with respect to any matter for which a jury trial cannot be waived, Pledgor agrees not to assert any such claim as a counterclaim in, or move to consolidate the same with, any action or proceeding.
22.    All notices, requests, demands, directions and other communications provided for herein shall be in writing and shall be delivered or mailed in the manner specified in the Credit Agreement addressed to the Lender at the address specified in the Credit Agreement, and to Pledgor at the address designed for “Loan Parties” set forth in the Credit Agreement.
23.    All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms, and all Obligations (other than contingent indemnification obligations so long as no claim or demand for indemnification then exists or has then been made) have been paid in full and satisfied.
24.    Solely with respect to Article 8 Matters, Pledgor hereby irrevocably grants and appoints Lender, from the date of this Agreement until the termination of this Agreement in accordance with its terms, as Pledgor’s true and lawful proxy, for and in Pledgor’s name, place and stead, to vote the Equity Interests, whether directly or indirectly, beneficially or of record, now owned or hereafter acquired, with respect to such Article 8 Matters. The proxy granted and appointed in this Section 24 shall include the right to sign Pledgor’s name (as a member, shareholder or partner of Issuer, as applicable) to any consent, certificate or other document relating to an Article 8 Matter and the Equity Interests that applicable law may permit or require to cause the Equity Interests to be voted in accordance with the preceding sentence. Pledgor hereby represents and warrants that there are no other proxies and powers of attorney with respect to an Article 8 Matter and the Equity Interests that Pledgor has granted or appointed. Pledgor will not give a subsequent proxy or power of attorney or enter into any other voting agreement with respect to the Equity Interests with respect to any Article 8 Matter, and any attempt to do so with respect to an Article 8 Matter shall be void and of no effect. The proxies and powers granted by Pledgor pursuant to this Agreement are coupled with an interest and are given to secure the performance of the Pledgor’s Obligations, including the performance and observance of all of Pledgor’s obligations now or hereafter existing under this Agreement.
25.    This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Obligations (other than contingent indemnification obligations so long as no claim or demand for indemnification then exists or has then been made) and all other amounts payable under this Agreement and any other Loan Document; (b) be binding upon and inure to the benefit of Pledgor and Pledgor’s successors and assigns; and (c) inure to the benefit of, be enforceable by, and be binding upon Lender and Lender’s heirs, executors, legal representatives, and successors and permitted assigns. Except as otherwise provided in the Credit Agreement, the Lender may assign or transfer this Agreement and any or all rights or obligations hereunder in connection with an assignment of its interest under (and in accordance with the terms of) the Credit Agreement without the consent of Pledgor and without prior notice to any successor. Pledgor shall not assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the Lender or as expressly provided in the Credit Agreement.
26.    Nothing herein shall be deemed (a) to be a waiver of any right that Lender may have under the Bankruptcy Code or the bankruptcy laws of any state to file a claim for the then outstanding amount of the Loan or to require that all of the Collateral shall continue to secure all of the Obligations; (b) to impair the validity of the Loan, the other Loan Documents or any other document or instrument delivered to Lender in connection therewith; or (c) to impair the right of Lender to commence an action to foreclose any Lien or security interest in connection with the exercise of its remedies hereunder. Nothing herein shall be deemed (i) to be a waiver of any right that Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the indebtedness of the Loan and other amounts due under this Agreement or the other Loan Documents or to require that all of the Collateral shall continue to secure the Obligations or (ii) to impair Lender’s rights to credit bid, under Section 363(k) of the Bankruptcy Code or otherwise, which rights are fully preserved.
27.    Pledgor shall from time to time, at its expense, promptly execute and deliver (or cause to be executed and delivered) all further instruments and agreements, and take all further actions, that may be reasonably necessary or appropriate, or that Lender may reasonably request, in order to perfect or protect any collateral assignment, pledge or security interest granted or purported to be granted hereby or to enable Lender to exercise or enforce its rights and remedies hereunder.
28.    All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, and singular or plural, as the identity of the Person or Persons may require. The term “Pledgor” shall mean “Pledgors” if more than one person is Pledgor, and in such event, the obligations of Pledgor shall be joint and several.
29.    Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, upon payment and performance in full of Pledgor’s Obligations (other than contingent indemnification obligations so long as no claim or demand for indemnification then exists or has then been made), all of Lender’s security interests in and rights to the Collateral shall terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination, Lender shall, at Pledgor’s expense, authenticate and deliver to Pledgor such documents as Pledgor may reasonably request to evidence such termination. Subject to the preceding sentence, this Agreement may not be terminated, nor may any of its provisions be changed or waived, except by a writing signed by the party against whom such termination, change or waiver is sought to be applied.
30.    This Agreement shall be interpreted without the benefit of any presumption against the party causing this Agreement to be drafted. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
31.
(rr)    This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the Laws of the State of New York (excluding the laws applicable to conflicts or choice of Law).
(ss)    Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to the Collateral against Pledgor or its properties in the courts of any jurisdiction.
(tt)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(uu)    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 22. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
(vv)
(i)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS
REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(ii)    In the event any such action or proceeding is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in clause (i) above is determined or held to be ineffective or unenforceable, the parties agree that all actions or proceedings shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Los Angeles County, California. Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding. In the event any actions or proceedings are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by Law notwithstanding that all actions or proceedings are otherwise subject to resolution by judicial reference.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Pledgor has executed this Agreement on the day and year first above written.
PLEDGOR:
IPASS, INC.
By:
Name:
Title:

Schedule 1
Exhibit A
Exhibit B

Exhibit H
Form of Security Agreement
(see attached)

Exhibit I
Conduct of Business Provisions
(see attached)

[***]

Exhibit J
SPV Joinder
(see attached)

JOINDER TO CREDIT AGREEMENT
This JOINDER TO CREDIT AGREEMENT (this “Agreement”) is dated as of this [●] day of [●], 2018, from iPass IP LLC, a Delaware limited liability company (the “New Borrower”) to Fortress Credit Corp., a Delaware corporation (“Lender”).
WITNESSETH THAT:
WHEREAS, iPass Inc., a Delaware limited liability company (the “Existing Borrower”) has entered into that certain Credit Agreement dated as of June 14, 2018 (as the same may from time to time be amended, restated, supplemented or otherwise modified, including, without limitation, joinders thereto which add additional parties thereunder, being hereinafter referred to as the “Credit Agreement”), by and between the Lender and the Borrowers party thereto from time to time, whereby the Lender has agreed to provide certain credit facilities and financial accommodations to the Borrowers thereunder;
WHEREAS, it is a condition to the continuing extension of Loans and other financial accommodations by the Lender under the Credit Agreement that the New Borrower be joined as a party to the Credit Agreement; and
WHEREAS, it is to the direct economic benefit of the New Borrower to execute and deliver this Agreement and be joined as a party to the Credit Agreement.
NOW, THEREFORE, FOR VALUE RECEIVED, and in consideration of advances made or to be made, or credit accommodations given or to be given, to the New Borrower and the Existing Borrower by the Lender from time to time, the New Borrower hereby agrees as follows:
1.    The New Borrower acknowledges and agrees that it is a “Loan Party” and a “Borrower” under the Credit Agreement effective upon the date of such New Borrower’s execution of this Agreement. All references in the Credit Agreement to the term “Borrower,” “Borrowers,” “Loan Party” or “Loan Parties” shall be deemed to include the New Borrower. Without limiting the generality of the foregoing, the New Borrower hereby repeats and reaffirms all covenants, agreements, representations and warranties of Borrowers contained in the Credit Agreement and the other Loan Documents, to the extent applicable to the New Borrower as if the New Borrower was party to the Credit Agreement as of the Closing Date.
2.    The New Borrower hereby acknowledges and agrees that it is jointly and severally liable for the all the Obligations under the Credit Agreement to the same extent and with the same force and effect as if such New Borrower was the Existing Borrower under the Credit Agreement and had executed the same as the Existing Borrower. Except as specifically modified hereby, all of the terms and conditions of the Credit Agreement shall remain unchanged and in full force and effect.
3.    The New Borrower agrees to execute and deliver such further instruments and documents and do such further acts as the Lender may deem reasonably necessary or proper to carry out more effectively the purposes of this Agreement.
4.    Attached hereto as Annex I are supplements to the Disclosure Schedule, setting forth the relevant information with respect to the New Borrower.
5.    No reference to this Agreement need be made in the Credit Agreement or in any other Loan Document or other document or instrument making reference to the same, any reference to Loan Documents in any of such to be deemed a reference to the Credit Agreement, or other Loan Documents, as applicable, as supplemented hereby.
6.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of law, except Section 5-1401 of the New York General Obligations Law. The New Borrower hereby irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document, and the New Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in the County of New York may be made by certified or registered mail, return receipt requested, or overnight mail with a reputable national carrier, directed to the New Borrower at the address indicated above, and service so made shall be complete five (5) days after the same shall have been so mailed (one day in the case of an overnight mail service).
7.    This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed in the name and on behalf of the undersigned.
IPASS IP LLC

By:
Name:
Title:

Acknowledged and accepted as of the year and date first written above: FORTRESS CREDIT CORP. By: ________________________ Name: ________________________ Title: ________________________

Annex I

Supplements to the Disclosure Schedule

[(See attached.)]

183137821 v1

ACTIVE/95315289.12